Exhibit 2.1

PURCHASE AND SALE AGREEMENT by and among THE SELLERS AND THE PRINCIPALS IDENTIFIED HEREIN and GROUP 1 AUTOMOTIVE, INC. Dated as of July 30, 2026

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ARTICLE I DEFINITIONS; CONSTRUCTION    1
ARTICLE II OPERATIONS PURCHASE AND SALE; OPERATIONS PURCHASE PRICE    2
Section 2.01    Sale and Purchase    2
Section 2.02    Excluded Assets    4
Section 2.03    Payment Terms    4
Section 2.04    Closing Memorandum; Post-Closing True-up    5
Section 2.05    Operations Prorations    5
Section 2.06    Deposit    5
ARTICLE III REAL ESTATE PURCHASE AND SALE; REAL ESTATE PURCHASE PRICE    6
Section 3.01    Agreement to Sell and Convey    6
Section 3.02    Real Estate Purchase Price    6
Section 3.03    Investigation Rights    7
Section 3.04    Entry    8
Section 3.05    “AS IS, WHERE IS”    9
Section 3.06    Seller Leases    10
ARTICLE IV TITLE REQUIREMENTS, SURVEY AND PERMITTED EXCEPTIONS    10
Section 4.01    Title    10
Section 4.02    Survey    10
Section 4.03    Cure of Title and Survey Defects    10
Section 4.04    Permitted Exceptions    12
Section 4.05    Real Estate Prorations    12
Section 4.06    Termination of Related Party Leases    13
ARTICLE V ASSUMPTION OF CERTAIN LIABILITIES    13
Section 5.01    Assumed Liabilities; Assumed Contracts    13
Section 5.02    Excluded Liabilities    13
Section 5.03    Required Consent Contracts    14
ARTICLE VI CLOSING; CLOSING DELIVERIES    14
Section 6.01    Closing Time and Contemplated Transactions    14
Section 6.02    Sellers’ Closing Deliveries    14
Section 6.03    Buyer’s Closing Deliveries    16
Section 6.04    Closing Costs    17
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF THE SELLERS    18
Section 7.01    Organization and Good Standing    18
Section 7.02    Authority    18
Section 7.03    No Conflict    18
Section 7.04    Financial Statements    19
Section 7.05    No Undisclosed Liabilities    19
Section 7.06    Permits and Licenses    19
Section 7.07    Notices from Manufacturer    20

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Section 7.08    Legal Matters    20
Section 7.09    Employees    20
Section 7.10    Employee Benefit Matters    21
Section 7.11    Dealership Property    22
Section 7.12    Reserved.    23
Section 7.13    Environmental Matters    23
Section 7.14    Intellectual Property    24
Section 7.15    Contracts, etc.    26
Section 7.16    Taxes    27
Section 7.17    Fixed Assets and Inventories    28
Section 7.18    Insurance    28
Section 7.19    Absence of Certain Business Practices    28
Section 7.20    Compliance with Laws    29
Section 7.21    Affiliate Transactions    29
Section 7.22    Product Liabilities and Warranties    29
Section 7.23    Title to and Sufficiency of the Operating Assets    29
Section 7.24    No Brokers or Finders    29
Section 7.25    Lease to Third Parties    30
Section 7.26    Timing of Representations and Warranties    30
Section 7.27    No Other Representations and Warranties    30
ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF THE BUYER    30
Section 8.01    Organization and Good Standing    30
Section 8.02    Due Authorization    30
Section 8.03    No Brokers or Finders    30
Section 8.04    No Conflict    30
Section 8.05    Manufacturer Consent    31
Section 8.06    Financial Capacity    31
Section 8.07    Investigation    31
Section 8.08    Timing of Representations and Warranties    31
ARTICLE IX BUYER’S CONDITIONS PRECEDENT    31
Section 9.01    Representations, Warranties and Performance    31
Section 9.02    Due Diligence    32
Section 9.03    Proceedings; Approvals    32
Section 9.04    No Material Adverse Change    32
Section 9.05    Voluntary Relinquishment of License    32
Section 9.06    Governmental Approval    32
Section 9.07    New and Used Vehicle Titles    32
Section 9.08    Third Party Leases; Gwinnett Parking Lease    32
Section 9.09    Closing Consents    33
Section 9.10    Closing Deliverables    33
Section 9.11    Leases to Third Parties    33

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ARTICLE X SELLERS’ CONDITIONS PRECEDENT    33
Section 10.01    Representations, Warranties and Performance    33
Section 10.02    Payment    34
Section 10.03    HSR Approval    34
Section 10.04    Closing Deliverables    34
ARTICLE XI FURTHER COVENANTS    34
Section 11.01    Information Prior to Closing    34
Section 11.02    Financing Matters    34
Section 11.03    Operation of Business    39
Section 11.04    Expenses    39
Section 11.05    Further Actions; Antitrust Approvals; Termination of Employees; Assurances; WARN    39
Section 11.06    Exclusivity    44
Section 11.07    Confidentiality    44
Section 11.08    Approvals and Consents; Permits    45
Section 11.09    Non-Competition; Non-Solicitation    45
Section 11.10    Due Bills; Assumed Purchase Orders    46
Section 11.11    Removal of Abandoned Vehicles    46
Section 11.12    Relinquishment of License    46
Section 11.13    Run out of Books; Post Closing Seller Computer Access    46
Section 11.14    Access to Records    47
Section 11.15    Accounts Receivable Cooperation    47
Section 11.16    Tax Matters    48
Section 11.17    Gramm-Leach-Bliley Act    49
Section 11.18    F&I Product Terminations    50
Section 11.19    Network & DMS Extractions    50
Section 11.20    Porsche Service Center    51
Section 11.21    Email Addresses    51
ARTICLE XII RISK OF LOSS    51
Section 12.01    The Sellers to Bear Risk    51
Section 12.02    Risk of Loss by Condemnation    52
ARTICLE XIII INDEMNIFICATION    53
Section 13.01    Sellers’ Indemnification    53
Section 13.02    Buyer’s Indemnification    53
Section 13.03    Third Party Claims    53
Section 13.04    Survivability    55
Section 13.05    Limitations on Indemnification    55
Section 13.06    Reserved.    56
Section 13.07    Exclusive Remedy    56
Section 13.08    Disbursement of Indemnity Escrow Amount    56
Section 13.09    Recovery    56

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ARTICLE XIV TERMINATION    57
Section 14.01    Grounds for Termination    57
Section 14.02    Effect of Termination    57
ARTICLE XV MISCELLANEOUS    58
Section 15.01    Survival    58
Section 15.02    Entire Agreement; Amendment; Third Party Beneficiaries    58
Section 15.03    Assignment; Time is of the Essence    59
Section 15.04    Notices    59
Section 15.05    Execution in Counterparts    60
Section 15.06    Provisions Several    60
Section 15.07    Enforcement    60
Section 15.08    Prevailing Party    60
Section 15.09    Dispute Resolution    61
Section 15.10    Governing Law; Consent to Jurisdiction and Venue    61
Section 15.11    JURY WAIVER    61
Section 15.12    Sellers’ Representative    61
Section 15.13    Sellers’ Post-Closing Reorganization    62
Section 15.14    No Recourse Against Nonparty Affiliates    63

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) dated July 30, 2026 (the “Signing Date”), is entered into by and among Group 1 Automotive, Inc., a Delaware corporation, the Management Company, the Dealership Companies, the Real Estate Companies and the Collision Center Company (as all such terms are defined in Appendix 1), and solely for the purposes set forth in Sections 11.06, 11.07 and 11.09, and Article XIII, Peter R. Hennessy, an individual resident of the State of Georgia (“Principal 1”), Mark W. Hennessy, an individual resident of the State of Georgia (“Principal 2”) and Stephen R. Hennessy, an individual resident of the State of Georgia (“Principal 3”).  The Management Company, the Dealership Companies, the Real Estate Companies, and the Collision Center Company are each a “Seller” and collectively, the “Sellers”.
RECITALS
A.The Dealership Companies, the Collision Center Company and the Management Company are engaged in the operation of the Business, including the operation of the Dealerships and the Collision Center at their respective locations, and the related business operations thereon.
B.The Real Estate Companies own certain of the real property and improvements on which the Dealerships operate or plan to operate in the future.
C.The Principals own, directly or indirectly, the controlling majority of the Sellers and will benefit from the transactions contemplated in this Agreement, and as an inducement to the Buyer to enter into this Agreement, the Principals join in for the specific purposes set forth herein.
D.The Sellers desire to sell, and the Buyer desires to purchase, all of the Operating Assets (as defined below) and the Real Estate Properties (as defined below), upon the terms and subject to the conditions set forth in this Agreement.
E.The Sellers desire to lease to the Buyer, and the Buyer desires to lease from the Sellers, the Seller Leased Properties (as defined below), upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENTS
In consideration of the foregoing premises and the representations, warranties, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, upon the terms and subject to the conditions set forth herein, the parties hereto hereby agree, intending to be legally bound, as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
The rules of construction set forth on the attached Appendix 1 shall apply, and, unless otherwise defined in this Agreement, capitalized terms have the meanings provided to them on that Appendix.

ARTICLE II
OPERATIONS PURCHASE AND SALE; OPERATIONS PURCHASE PRICE
Section 2.01Sale and Purchase. On the Closing Date, the Dealership Companies, the Collision Center Company and the Management Company shall sell and deliver to the Buyer, and the Buyer will purchase and acquire from the Dealership Companies, Tuxedo Real Estate Partners, LLC, the Collision Center Company and the Management Company, free and clear of all Liens, all of the assets (excluding the Excluded Assets), relating to or associated with the operation of the Dealerships, the Collision Center and the Business (collectively, the “Operating Assets”). The purchase price for the Operating Assets is the aggregate of the Values of: (i) the Blue Sky, (ii) the Fixed Assets, (iii) the New Vehicles, (iv) the Other Vehicles, (v) Work-in-Process, (vi) the OEM Parts and Accessories, (vii) the Other Parts and Accessories, (viii) the Miscellaneous Supplies, and (ix) the Service Loaners, all subject to the prorations and adjustments set forth in this Agreement (collectively, the “Operations Purchase Price”). The Operating Assets shall include:
(a)Blue Sky; Intangibles. All Blue Sky, the Value of which equals $1,080,000,000 “Blue Sky” means all rights in and to all of the Operating Assets and not otherwise described in subsections (b) through (i) below, including the following: (i) all franchise value and goodwill of the Dealership Companies, the Collision Center, the Management Company and the Business; (ii) the rights of the Sellers in and to all Assumed Purchase Orders, transferrable Contracts which pertain to those other Operating Assets or the Business, including those Contracts set forth on Schedule 2.01(a)(ii); (iii) and those Contracts for lease of any Service Loaners not owned by the applicable Dealership Company; (iv) to the extent assignable, all Permits that are used, required or necessary for the ownership of the other Operating Assets or operation of the Business, including those set forth on Schedule 2.01(a)(iv); (v) the Intellectual Property owned, used or licensed by or purported to be owned, used or licensed by a Dealership Company and all right, title and interest that any Seller has in or to any Intellectual Property used or held for use in the Business, including those set forth on Schedule 2.01(a)(v) (all of the foregoing, the “Purchased IP”); (vi) the telephone numbers, facsimile numbers, and email addresses used or held for use in the Business and rights to listings of same, including those set forth on Schedule 2.01(a)(vi); (vii) all Intangible Rights, other than those related to the Excluded Assets and Excluded Liabilities; (viii) all Books and Records, subject to Sellers’ right to retain copies; (ix) all customer lists, prospective customer lists, service files, shop repair orders, lists of new vehicle orders of the Dealerships, CRM Data to the extent not part of the Books and Records, and similar data, whether in electronic, computer, paper or other form, including all “deal jackets,” subject to Applicable Law; and (x) the rights and benefits with respect to the restrictive covenants in Section 11.08. Schedules 2.01(a)(iv) and 2.01(a)(vi) will be provided to Buyer within fifteen (15) Business Days after the Signing Date.
(b)Fixed Assets. All Fixed Assets (i) identified on Schedule 2.01(b) attached hereto or (ii) acquired on or after July 1, 2026, provided, that any Fixed Assets acquired after the Signing Date that were not ordered prior to the Signing Date and cost in excess of $75,000.00 are subject to reasonable approval in advance by the Buyer. The Value of the Fixed Assets will be equal to the net book value of such Fixed Assets as identified on the respective Dealership Company’s or the Collision Center Company’s, as the case may be, books, maintained in accordance with such Dealership Company’s or the Collision Center Company’s, as the case may be, historical accounting practices consistently applied, as of the month-end immediately prior to the Closing Date.

(c)New Vehicles. New Vehicles, with the Value of each such New Vehicle being equal to the respective Manufacturer’s invoice price (without finance or interest costs) for such New Vehicle, (i) reduced by any discounts, credits, rebates, holdbacks, and other dealer incentives or inventory based rebates, assistance or incentives actually received or confirmed to be due and owing to such Dealership Company with respect to such New Vehicle (including those on dealer trades, with any dealer trade inventory being priced as if such Dealership Company was the original recipient of such New Vehicle from the respective Manufacturer and would be entitled to such incentives for such vehicle) (collectively, the “Incentives”), and further reduced by any floorplan credits or assistance, or advertising rebates or credits, attributable to such New Vehicle, (ii) if such New Vehicle has not been prepared for sale, reduced by the amount allowed by the respective Manufacturer for dealer preparation, and further reduced by the cost of any missing or removed parts and accessories and the estimated cost to repair any allowable unreported damages, (iii) increased by all reasonable additions (but excluding all soft adds, undercoating, rust-proofing, nitrogen, paint sealant, scotch guarding, non-Manufacturer alarms, theft protection or GPS devices, and the labor related to the foregoing described dealer adds) made in the ordinary course of business consistent with industry practices, including all dealer packs and vehicle preparation, with all such additions at such Dealership Company’s actual true cost; provided, however, that Pinnacle program monies related to General Motors shall be excluded from any adjustments. The Value of a Demo shall be reduced by $0.60 for each mile (or portion thereof) in excess of 500 miles on that Demo’s odometer. Notwithstanding anything to the contrary herein, the Buyer shall only be obligated to purchase three (3) Demos from each Dealership, and no more than thirty (30) Demos in the aggregate across all Dealerships. The Buyer and Sellers shall mutually agree on the Demos Buyer selects to purchase, and any excess Demo inventory at a Dealership shall be treated as Other Vehicles for purposes of this Agreement. The Value of any Demo purchased by the Buyer shall be the Value calculated in accordance with this Section 2.01(c). New Vehicles shall include all vehicles that are in-transit or subject to a “stop sale,” but would otherwise be defined as a New Vehicle.
(d)Used; Company Vehicles. Other Vehicles (including used and non-inventory company owned vehicles that are not Service Loaners), with the Value of each such Other Vehicle being equal to the value of such Other Vehicle mutually agreed to by the parties, and if no agreement is reached then such vehicle shall be treated as an Excluded Asset.
(e)WIP. Work-in-Process, with the Value of Work-in-Process being equal to the respective Dealership Company’s or the Collision Center Company’s, as the case may be, actual cost of parts and labor therefor, as evidenced by reasonable documentation.
(f)OEM Parts. OEM Parts and Accessories, with the Value of OEM Parts and Accessories being equal to the current factory replacement cost actually reflected in the most recent parts catalogue for each respective Manufacturer, less any Incentives received or to be received by the applicable Dealership Company with respect to such OEM Parts and Accessories. The Sellers will also use commercially reasonable efforts to transfer to the Buyer all of the Sellers’ parts return privileges and other assignable warranties from suppliers, if any, related to the Business. The Buyer shall not be obligated to purchase from each Dealership more than one year’s supply of any part or accessory in that Dealership’s OEM Parts and Accessories’ inventory, which one year’s supply shall be determined based on a trailing twelve-month historical sales volume of the same.  Notwithstanding anything to the contrary herein, OEM Parts and Accessories that would not otherwise qualify under this provision because there is more than a one year’s supply but are (i) returnable by Buyer pursuant to a Manufacturer's return program, (ii) required by the Manufacturer or (iii) were ordered in excess quantities to address expected or advised market shortages, even if the supply is in excess of a typical one year’s supply, shall be purchased by the Buyer at the Value of OEM Parts and Accessories set forth above. Buyer shall purchase any OEM Parts and Accessories that do not fall within the above description of OEM Parts and Accessories (and are not used, damaged or opened) (“Additional OEM Parts and Accessories”) at a price equal to twenty-five percent (25%) of the current price of such Additional OEM Parts and Accessories.
(g)Non-OEM Parts. Other Parts and Accessories, with the Value of Other Parts and Accessories being equal to the applicable Dealership Company’s or the Collision Center Company’s, as the case may be, net actual cost of such item (as established by invoice), less Incentives received or to be received by such Dealership Company with respect to the Other Parts and Accessories. Buyer shall purchase any Other Parts and Accessories that do not fall within the above description of Other Parts and Accessories (and are not used, damaged or opened) (“Additional Other Parts and Accessories”) at a price equal to twenty-five percent (25%) of the current price of such Additional Other Parts and Accessories.
(h)Supplies. Miscellaneous Supplies with the Value of each such Miscellaneous Supplies being equal to the applicable Dealership Company’s net actual cost of such item (as established by invoice); provided, however, that such Miscellaneous Supplies shall have been used by the applicable Dealership or the Collision Center in the twelve (12) month period prior to Closing.
(i)Service Loaners. The owned Service Loaners with the Value of such owned Service Loaner being the value of such Service Loaner mutually agreed to by the parties, and if no agreement is reached then such vehicle shall be treated as an Excluded Asset.
The “Value” of those Operating Assets identified in Sections 2.01(b)-(i) will be determined based on a physical inventory of such Operating Assets. The inventory will be jointly conducted and mutually agreed upon by the Buyer and the Sellers’ Representative; provided, however, that with respect to the determination of the Value of OEM Parts and Accessories, Additional OEM Parts and Accessories, Other Parts and Accessories, Additional Parts and Accessories, and Miscellaneous Supplies, the Buyer and Sellers’ Representative shall engage an inventory service mutually selected by the Buyer and the Sellers’ Representative. The cost of such service will be equally shared by the Buyer, on the one hand, and the Dealership Companies and the Collision Center Company, on the other hand. Notwithstanding anything to the contrary contained herein, the Buyer is not obligated to purchase any vehicle from a Dealership Company or the Collision Center Company that is (i) not physically accounted for by the Buyer or the Person conducting the inventory during the physical inventory, or (ii) missing its applicable MSO or certificate of title as of the Closing Date and, in each case, each such vehicle shall be deemed to be an Excluded Asset; provided, however, that until the Post-Closing Memorandum is deemed final under Section 2.04, the Sellers may elect to continue efforts to locate the missing vehicle, or applicable MSO or certificate of title, and if found, the vehicle shall be purchased by the Buyer at its respective Value.
Section 2.02Excluded Assets. The Buyer is not buying the following assets (the “Excluded Assets”): (a) all cash on hand or cash equivalents, and all other funds or investments whatsoever, including all bank accounts, investment accounts, savings accounts, and marketable securities; (b) all accounts receivable from customers of a Dealership Company representing amounts receivable for goods shipped, products sold and delivered, or services rendered to customers of such Dealership Company prior to the Closing Date (collectively, “Accounts Receivable”); (c) any vehicles in a Dealership Company’s inventory that have previously sustained any frame damage or any damage above the amount permitted in the definition of New Vehicles; (d) those assets for which the Buyer and the Sellers were not able to reach an agreeable price pursuant to Section 2.01; (e) the corporate seals, organizational documents, minute books, stock books and ledgers, Employee personnel records for non-Transferred Employees, Employee medical records, and other records related to the corporate organization of the Sellers; (f) the Returns of any Seller or their Affiliates and all records (including accounting records)

related to Taxes paid or payable by any Seller or their Affiliates thereof; (g) any Tax deposits, refunds, prepayments, credits, offsets or other Tax assets of any Seller, including any Taxes with respect to the Business, the Real Estate Properties or the Operating Assets for all taxable periods (or portions thereof) ending on or prior to the Closing Date; (h) all rights to insurance policies, insurance proceeds and refunds to the extent relating to Excluded Assets, Excluded Liabilities or pre-Closing occurrences; (i) all privileged materials, attorney-client communications and work product of the Sellers; (j) all claims, refunds, credits, causes of action and rights of recovery of the Sellers to the extent relating to Excluded Assets, Excluded Liabilities or pre-Closing periods; (k) the Hennessy IP; and (l) those items set forth on Schedule 2.02.
Section 2.03Payment Terms. The Operations Purchase Price, less the Deposit, shall be paid at the Closing by Buyer by wire transfer to the account designated by the Sellers’ Representative consistent with the terms of this Agreement, including the funding of the Indemnity Escrow Amount. Notwithstanding anything to the contrary herein, the amount of the Operations Purchase Price payable on the Closing shall be adjusted, and the Buyer shall receive a credit against such purchase price, for (a) the amount of the Sellers’ buyout for the early termination of the DMS arrangement with Reynolds & Reynolds, which amount will in no event exceed $5,000,000, and (b) the aggregate value of the Restricted Stock Grants made by the Buyer, which amount will in no event exceed $2,000,000. At Closing $80,000,000 of the Purchase Price (the “Indemnity Escrow Amount”) shall be deposited by the Buyer into a separate interest-bearing account (the “Indemnity Escrow Account”) which shall be governed by the Indemnity Escrow Agreement.
Section 2.04Closing Memorandum; Post-Closing True-up. Each party shall memorialize the Operations Purchase Price and other allocations on a Seller-by-Seller basis, described in a spreadsheet for each Dealership detailing inventories, values, debits and credits executed and delivered by the parties upon Closing (each a “Closing Memorandum”).  The parties agree that the Closing Memorandum will be agreed upon on the day prior to the Closing Date for purposes of Closing and the Operations Purchase Price paid shall be the “Estimated Operations Purchase Price.”  Further, within ninety (90) days after the Closing Date, the parties shall make an adjustment to the Purchase Price to reflect any adjustments, additions, and deletions necessary (to the extent reasonably documented) to properly reflect the categorization and/or amount of the Operating Assets in accordance with this Agreement, including the Value for any missing vehicles, or vehicles missing its applicable MSO or certificate.  Any and all adjustments to the Closing Memorandum and adjustments to the Estimated Operations Purchase Price shall be confirmed in writing in the Post-Closing Memorandum, which shall be mutually agreed to and executed by Buyer and the Sellers’ Representative. In the event the Estimated Operations Purchase Price is adjusted, the appropriate party shall effect a wire transfer of immediately available funds to the other party for the appropriate amount within five (5) days after the determination of the adjustment.
Section 2.05Operations Prorations. The following prorations relating to the Operating Assets and Assumed Liabilities will be made as of the Effective Time, with the Sellers being liable to the extent such items relate to any time period up to the Effective Time and the Buyer being liable to the extent such items relate to periods from and subsequent to the Effective Time: (a) any rents, (b) prepaid items, and (c) pre-payments under the Assumed Contracts.  If the actual expense of any item is not known on the Closing Date, the proration shall be made based on the Sellers’ Representative’s good faith estimate using the most recent available invoices, statements or other records and shall be trued up within ninety (90) days after the Closing Date upon receipt of reasonably supporting documentation.
Section 2.06Deposit. Within five (5) Business Days of the execution of this Agreement, the Buyer shall deliver to the Title Company the amount of $10,000,000 (the “Deposit”) to be held in an interest-bearing account; provided, however, that the period for Buyer to deposit the Deposit shall be extended until the escrow account is opened, if the Sellers fail to provide the Title Company with information necessary to open the escrow account. If the Contemplated Transactions shall be consummated, the Deposit (and any accrued interest) shall be applied to the Buyer’s Operations Purchase Price obligations at the Closing, and if this Agreement shall be terminated and the Contemplated Transactions abandoned, in whole or in part, then the Deposit (and any accrued interest) shall be applied as set forth in Article XIV. The parties agree to execute and deliver the Escrow Agreement requested by the Escrow Agent for the performance of the obligations described in this Section 2.06.
In addition to the Deposit, the Buyer shall pay to the Sellers’ Representative the sum of $100.00 as independent contract consideration for the Sellers’ execution and delivery of this Agreement and all provisions of the Agreement, including the Buyer’s right to terminate this Agreement during the Investigation Period (defined below). This independent contract consideration is in addition to and independent of any other consideration or payment provided in this Agreement and is non-refundable to the Buyer.
ARTICLE III
REAL ESTATE PURCHASE AND SALE; REAL ESTATE PURCHASE PRICE
Section 3.01Agreement to Sell and Convey. The Real Estate Companies agree to sell and convey to the Buyer, and the Buyer agrees to purchase from the Real Estate Companies, the parcels of land lying and being situated in such locations as are more particularly described on Exhibit A-1 attached hereto, together with the following (if not otherwise an Operating Asset):
(a)All and singular the rights and appurtenances pertaining thereto including but not limited to any right, title and interest of the Real Estate Companies in and to adjacent streets, roads, alleys, appurtenances, easements, rights-of-way and air, mineral and development rights to the extent that such right, title and interest exist;
(b)All Improvements related thereto;
(c)Any and all development rights, entitlements and other intangible rights and interests owned by the Real Estate Companies and in any way related to, benefiting, or used and/or to be used in connection with the real property described on Exhibit A-1;
(d)All personal property owned by the Real Estate Companies and used in the operation of the Improvements and located thereon to the extent that any exist including, but not limited to, all heating, cooling and air conditioning equipment, burglar alarms, signage and lighting systems;
(e)All Permits, plans, consents, rights-of-way and approvals that benefit or are related to the real property described on Exhibit A-1, including, but not limited to, all riparian and littoral rights, all prepaid impact and other fees, all sewer and water rights/commitments, zoning applications and other land use and/or development rights/commitments; and
(f)Such other rights, interests and properties as may be specified in this Agreement to be sold, transferred, assigned or conveyed by the Real Estate Companies to the Buyer.
The parcels of land described on Exhibit A-1, together with the Improvements, rights, interests and other properties described above, are collectively the “Dealership Properties.”
The Sellers agree to assign all of the tenant’s or subtenant’s leasehold interest in and to the Third Party Leases, as applicable, obtained from third parties that are not an Affiliate of the Sellers identified in Exhibit A-2 and convey to Buyer any Improvements thereon. The term “Material Third Party Leases” means those certain leases identified as such on Exhibit A-2. Additionally, the Sellers agree to assign the leases, licenses, subleases, and occupancy agreements with third parties that are not an Affiliate of the Sellers covering all or any portion of the Real Estate Properties as set forth on Exhibit A-3 attached hereto (collectively, the “Leases to Third Parties”), and any guaranties, security deposits, or other funds, if any, deposited, payable, or owed by the tenants, occupants, or other third parties that are not an Affiliate of the Sellers under the Leases to Third Parties as set forth on Exhibit A-3.
Section 3.02Real Estate Purchase Price. The purchase price for the Dealership Properties (the “Real Estate Purchase Price”) shall be a total of $130,400,000.00. Subject to adjustment as set forth in this Agreement, the Real Estate Purchase Price to be paid by the Buyer to the Real Estate Companies at the Closing, shall be payable at the Closing by wire transfer to the account designated by the Sellers’ Representative, subject to prorations and adjustments as hereinafter set forth. Further, Schedule 3.02 attached hereto sets forth an allocation of the Real Estate Purchase Price to each Specific Property.
Section 3.03Investigation Rights. Subject to the terms of the Material Third Party Leases as it relates to the investigation of the premises subject thereto and the other provisions relating to Phase II Investigations, the Buyer shall have such time until 11:59 p.m. local time on September 4, 2026 (such period, the “Investigation Period”) to complete any noninvasive tests and studies at the Sellers’ Properties and the sites leased pursuant to the Material Third Party Leases (the “Material Third Party Lease Sites”), including without limitation, Phase I Environmental Site Assessments, compliance assessments, other noninvasive engineering or environmental studies, soil tests, property condition reports, surveys, or zoning reports (collectively the “Noninvasive Studies”) and any Phase II environmental assessment or other supplemental investigations (“Phase II Investigation” and together with the Noninvasive Studies, the “Tests and Studies”), which the Buyer, in its reasonable discretion, deems necessary or appropriate. The Buyer shall be responsible for the costs and expenses with respect to all Tests and Studies. The consultant the Buyer utilizes for any Test and Studies shall be Trammco Environmental Solutions or another nationally recognized firm with reasonable experience in automotive retail investigations (“Environmental Consultant”). The Buyer shall be permitted to conduct such Phase II Investigation for Sellers’ Properties as recommended by the Environmental Consultant, subject to the approval by the Sellers’ Representative which approval shall not be unreasonably withheld or delayed. If Phase II Investigations are conducted, the Buyer shall not disclose the results of any Phase II Investigation to Sellers unless upon specific written request. The Buyer shall be responsible for the costs and expenses of all Tests and Studies. If the Sellers’ Representative does not approve a Phase II Investigation, within its reasonable discretion, or a landlord of the Material Third Party Leases will not permit such a Phase II Investigation on the premises subject to such lease, then the Buyer may terminate this Agreement at any time thereafter.
(a)If the Noninvasive Studies or Phase II Investigations reveal environmental conditions at the Real Estate Properties which (i) violate Environmental Law, (ii) impair the Buyer’s ability to obtain bona fide prospective purchaser status (as defined by Environmental Laws) including the ability to meet its continuing obligations under CERCLA, (iii) require Remediation, or (iv) materially impact the operation of business on such site (“Unsatisfactory Environmental Condition”), then Buyer shall cause the Environmental Consultant to also provide an estimated cost (“Buyer’s Cost Estimate”) to address and where required complete the Remediation of the Unsatisfactory Environmental Condition to the minimum standard required by applicable Environmental Laws and approved by the relevant governmental authority having jurisdiction over the Remediation where such approval is required, consistent with continued commercial use of the Real Estate Property for its current use as of the Effective Date or as necessary, in the Buyer’s reasonable judgment, to protect its status as a bona fide prospective purchaser (as that concept is defined and provided for under Environmental Law) (collectively, the “Remediation Standard”). The work and Remediation necessary to cure the Unsatisfactory Environmental Condition to the Remediation Standard is the “Remediation Work.” The Sellers’ Representative may accept and agree to the Remediation Work, in the exercise of its reasonable discretion, by providing notice to the Buyer of such acceptance and agreement within five (5) Business Days after receiving the Remediation Work and Buyer’s Cost Estimate for the same. If Sellers’ Representative has accepted and agreed to the Remediation Work, and the Sellers’ Representative desires to evaluate the cost estimate, the applicable Seller shall also obtain an estimate (“Seller’s Cost Estimate”) for the Remediation Work from a qualified independent environmental consultant that is a nationally recognized firm. If the Buyer’s Cost Estimate and Seller’s Cost Estimate are ten percent (10%) or less apart, the applicable Seller and Buyer agree that the estimates will be averaged, and the resulting sum shall become the “Environmental Cost to Cure.” If the two estimates are more than ten percent (10%) apart, each of the environmental consultants shall then select a third independent environmental consultant who shall independently prepare his or her own estimate of the Remediation Work without having referenced or discussed the estimates derived by Buyer’s and Seller’s environmental consultants. The third environmental consultant shall independently render his or her estimate, but the third consultant’s estimate can be no higher or lower than the first two estimates. The third environmental consultant’s estimate shall become the “Environmental Cost to Cure.” The applicable Seller and Buyer shall each pay the cost of the initial estimate obtained by such party and pay 50% of the costs of the third environmental consultant. The applicable Seller shall deposit an amount equal to 125% of the Environmental Cost to Cure with Escrow Agent pursuant to mutually agreeable terms for such escrow and completion of the Remediation Work (the “Holdback Escrow Agreement”) provided, however, that (i) the Holdback Escrow Agreement shall provide for prompt release to the applicable Seller of any unused amounts after completion of the Remediation Work by regulatory closure, (ii) the establishment of such escrow shall not be a basis to delay Closing once the Environmental Cost to Cure has been determined or deemed determined pursuant to this Section 3.03(a) and escrow funded, and (iii) Sellers have no obligation to complete any portion of the Remediation Work prior to the Closing Date. Absent Fraud or material breaches of the environmental representations and warranties in Section 7.13, the escrow established by this Section 3.03(a) shall be the exclusive funding by the applicable Seller for environmental remediation or maintenance activities, and except as set forth herein, Seller’s obligation to fund the environmental remediation or maintenance, with respect to a particular Unsatisfactory Environmental Condition, shall not exceed the amount held in the Holdback Escrow Agreement. Notwithstanding anything to the contrary in this Agreement, the items (a)1.d, (a)2., (b)2. and (d) identified on Schedule 7.13 are Unsatisfactory Environmental Conditions for the purposes of this Section 3.03.
(b)Solely with respect to the Sellers’ Properties, if the Buyer receives notice from the Environmental Consultant that an Unsatisfactory Environmental Condition will (i) require Remediation Work that will materially impact or disrupt the operations of the business on such site, (ii) materially diminish the value of applicable Real Estate Property, (iii) materially impact the ability to finance, or (iv) materially impact the ability to market the site because of land use restrictions or other negative covenants that would be part of the Remediation, then the Buyer may terminate this Agreement at any time after receipt of such notice from the Environmental Consultant. If the Sellers’ Representative, in the exercise of its reasonable discretion, does not accept and agree to the Remediation Work with respect to an Unsatisfactory Environmental Condition, then the Buyer may terminate this Agreement at any time after Sellers’ Representative’s notice of such. The Sellers’ Representative shall have a period of five (5) Business Days to give notice to the Buyer of its acceptance and agreement to or declination of Remediation Work presented to the Sellers’ Representative, and if acceptance and agreement is not provided by written notice from Sellers’ Representative to the Buyer in that timeframe, then it shall be treated as if Sellers’ Representative has decided to not accept and agree to the applicable Remediation Work.

(c)After the expiration of the Investigation Period, the Buyer may not terminate this Agreement or delay Closing based on environmental matters except as provided in this Section 3.03 and except for (x) a material breach of an express representation set forth in Section 7.13, or (y) the failure to establish the escrow contemplated by Section 3.03(a) with respect to the Remediation Work, if any.
(d)Any Remediation Work will be undertaken and managed by Buyer through the Environmental Consultant (and its contractors).  Sellers will cooperate with Buyer in the performance of any Remediation Work, including providing prompt and reasonable access to the applicable property, personnel and information that is within a Seller’s possession or control, and by also executing and delivering any documents that are required by Applicable Law to be executed by a Seller or otherwise reasonably requested with respect to Remediation Work.
Section 3.04Entry. Subject to the terms of the Material Third Party Leases with respect to the entry on to the premises subject thereto, the Buyer and its agents, contractors or employees shall have the right, subject to providing the Sellers’ Representative with at least twenty-four (24) hours advance notice, to enter upon the Material Third Party Lease Sites and Sellers’ Properties for the purpose of performing its Tests and Studies and other due diligence, provided that Buyer shall restore the Material Third Party Lease Sites and Sellers’ Properties to the physical condition existing immediately before such entrance upon the Material Third Party Lease Sites and Sellers’ Properties. Any entry upon the Material Third Party Lease Sites and Sellers’ Properties for the purpose of conducting Tests and Studies and other due diligence shall be conducted in such a manner as to minimize disruptions to industry standard operations and shall be coordinated with Sellers’ Representative so that the Sellers’ Representative shall be given the opportunity to attend. If Sellers’ Representative desires to attend, then the parties shall coordinate the timing of the entry with Sellers’ Representative and if not, then the Tests and Studies and other diligence may occur without his attendance, but the timing of such Tests and Studies must still be coordinated with Sellers’ Representative. If coordinating the timing of the entry to allow Sellers’ Representatives to attend results in a material delay in completing the Tests and Studies, then the due diligence period will be extended for the length of the delay to accommodate completion of Tests and Studies. If, and to the extent that any Tests and Studies performed by the Buyer requires or results in any damage to or alteration of the Real Estate Properties, Buyer will, at its own expense, restore such portion of the Real Estate Properties so damaged or altered. The Buyer will indemnify, defend, and hold the Sellers harmless from any loss, injury, liability, damage or expense, including reasonable attorneys’ and consultants’ fees and costs, to the extent caused by the Buyer as a result of (a) any act or omission of the Buyer or its agents or representatives during the performance of any Tests and Studies conducted pursuant to this Agreement, or (b) the failure of the Buyer to restore the Real Estate Properties in accordance with this Section 3.04; provided, however, that the Buyer will not be required to indemnify the Sellers if and to the extent that any such loss, injury, liability, damage or expense was caused solely by the negligence or misconduct of the Sellers, their employees or their agents. For the avoidance of doubt, the Buyer shall not be liable to the Sellers merely for discovering a pre-existing environmental condition, but the Buyer shall remain responsible for any Release, exacerbation, migration, damage, lien, loss, or increase in remediation cost caused by the Buyer’s or its consultants’ Tests and Studies, including any invasive investigation. The Buyer and any third party consultant of the Buyer shall maintain commercial general liability (occurrence) insurance in an amount of not less than $1,000,000.00 covering any incident arising in connection with the presence of the Buyer or any of its employees, agents, contractors or representatives at or on the Real Estate Properties and the performance of any Tests and Studies thereon, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to the Sellers), naming the Sellers as an additional insured thereunder, verifying the existence of such coverage to the Sellers prior to entry in or on the Real Estate Properties.  The Buyer shall promptly pay when due any third-party costs associated with its Tests and Studies, and shall not permit any liens to be placed on any

Real Estate Properties as a result of said Tests and Studies, and such obligation shall survive the Closing or earlier termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, (i) all access to the real estate and improvements leased pursuant to the Third Party Leases are subject to the terms of such Third Party Leases and any approvals of the applicable landlord thereof, if any, and (ii) Buyer is only permitted to conduct Tests and Studies at the premises of the Material Third Party Leases (and not all Third Party Leases) that are part of the Real Estate Properties. As used herein where applicable, “Sellers’ Representative” shall also include any of his designees and/or advisors, including but not limited to, any environmental consultant hired by the Sellers.
Section 3.05“AS IS, WHERE IS”. The Buyer agrees that, except for the express representations or warranties expressly provided for in this Agreement and any documents exchanged at the Closing, (i) the Real Estate Properties will be purchased or assigned, as applicable, by the Buyer in its “AS IS, WHERE IS” condition, and (ii) the Buyer will have decided to purchase the Dealership Properties and accept assignment of the Third Party Leases and the Leases to Third Parties solely on the basis of its own independent investigation. The Buyer hereby acknowledges and agrees that Sellers have not made, do not make, and have not authorized anyone else to make any representations and/or warranty pertaining to the Real Estate Properties except for those representations and warranties set forth in Article VII herein and the documents delivered by Sellers to the Buyer at Closing. SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE VII HEREIN AND THE DOCUMENTS DELIVERED BY SELLERS TO BUYER AT CLOSING, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE IN CONNECTION WITH THE REAL ESTATE PROPERTIES.
Section 3.06Seller Leases. The applicable Seller agrees to lease to Buyer certain real property located at 3040 Piedmont Road NE, Atlanta, GA 30305, pursuant to the terms set forth in the form attached hereto as Exhibit B (“JLR Buckhead”) and 5849 Peachtree Road, Atlanta, GA 30341, pursuant to the terms set forth in the form attached hereto as Exhibit C (“Hennessy Collision Center”) at Closing (such lease agreements including the Ford Parking Lease and the Gwinnett Parking Lease described in this Section 3.06 shall be referred to collectively as the “Seller Leases”) (JLR Buckhead, Hennessy Collision Center, the premises subject to the Ford Parking Lease and the premises subject to the Gwinnett Parking Lease are collectively referred to as “Seller Leased Properties”). Additionally, Buyer shall be responsible for the manufacturer required facility upgrades to JLR Buckhead and enter into the applicable contracts, at Seller’s cost and expense, which upgrades have been approved by Buyer and Seller and are more specifically described in that certain Land Rover Performance Agreement – Land Rover Buckhead, dated February 6, 2026, as maybe amended or assigned (“JLR Buckhead Construction”). The costs and expenses associated with the JLR Buckhead Construction will be approved by Buyer and shall be recouped as provided for in the JLR Buckhead Seller Lease. Further, the Sellers shall cause the respective Real Estate Company to lease to Buyer (i) that certain parcel that is currently used for parking at the Ford dealership on a month-to-month basis (“Ford Parking Lease”) and (ii) that certain 2.421 acres, more or less, parcel that is currently used for parking at Lexus of Gwinnett (“Gwinnett Parking Lease”), each on terms and conditions to be agreed upon by the parties prior to the Closing; provided that the Gwinnett Parking Lease shall include a term of at least twenty (20) years (with multiple renewal options), and such lease will also contain an option to purchase the premises (subject to any existing right of first refusal) for the then fair market value. The parties covenant and agree that once the Gwinnett Parking Lease has been agreed to in form, Buyer may require the respective landlord in the Gwinnett Parking Lease to enter into that lease prior to Closing, with an effective lease commencement date being tied to the Closing Date.

ARTICLE IV
TITLE REQUIREMENTS, SURVEY AND PERMITTED EXCEPTIONS
Section 4.01Title. Prior to the Signing Date, the Buyer has caused First American Title Insurance Company, a national title insurance company (“Title Company”), to provide the parties an owner(s) or leasehold, as applicable, title insurance commitment or commitments issued by the Title Company setting forth the status of title to each of the Material Third Party Lease Sites and the Sellers’ Property and showing all encumbrances and other matters affecting such Material Third Party Lease Sites and the Sellers’ Property (collectively, the “Title Commitments”).
Section 4.02Survey. Within five (5) days following the Signing Date, subject to the terms of the Material Third Party Leases, the Buyer may, at the Buyer’s cost, order an ALTA survey of each Material Third Party Lease Sites and the Sellers’ Property (collectively, the “Survey”). Each Survey shall incorporate the final legal description as approved by the Sellers’ Representative, the Buyer and the Title Company (or, in the alternative, certify that the legal description shown on each Survey is “one and the same” as the final approved legal description in the applicable Title Commitment) and shall depict and reference all matters shown as Schedule B exceptions in the Title Commitment for each parcel of the Material Third Party Lease Sites and the Sellers’ Property. Further, each such Survey, at the Buyer’s cost, shall be certified to the Buyer, Seller and the Title Company and such other parties as the Buyer may direct.
Section 4.03Cure of Title and Survey Defects.
(a)At Closing, with respect to the Material Third Party Lease Sites and the Sellers’ Property, the Sellers shall cause the Title Company to issue the Buyer an ALTA (or other form standard for similar transactions in the state where a Real Estate Property is located) standard coverage owner’s (or leasehold owner’s) form title policy or title policies (collectively, in the singular, the “Title Policy”), in the allocated amount of the Real Estate Purchase Price as set forth on Schedule 3.02 for the Dealership Properties and another mutually agreed upon amount for the leasehold policies, insuring that fee simple title (or leasehold estate, as applicable) to the Material Third Party Lease Sites and the Sellers’ Property is vested in the Buyer subject only to the Permitted Exceptions (as defined herein), provided, however, that the Title Policy shall impose no additional liability on the applicable Seller except as provided in this Agreement. Buyer may obtain such endorsements (or amendments) to such Title Policy as the Buyer may reasonably require at Buyer’s sole cost and expense. The cost of the Title Policy will split between Buyer and Sellers.
(b)If the Title Commitment or any Survey reveals any defect or matter, including, without limitation, any Permitted Exception, that would (1) materially and adversely affect the transferability or insurability of title to any Material Third Party Lease Site or Sellers’ Property, or (2) materially and adversely affect the operations of the respective Business on any Material Third Party Lease Site or Sellers’ Property, (each of subsection (1) and (2), a “Material Title/Survey Objection” and collectively, the “Material Title/Survey Objections”), or (3) materially and adversely affect the ability to finance any Material Third Party Lease Site or Sellers’ Property (each a “Lender Title/Survey Objection” and collectively, the Material Title/Survey Objections with subsection (3) herein are referred to as the “Total Objections” and individually a “Total Objection”), the Buyer shall notify the Sellers’ Representative in writing of each Total Objection within thirty (30) days after receipt of the last Survey specifying each such Total Objection for the affected Material Third Party Lease Site or Sellers’ Property (“Buyer’s Notice”). The applicable Seller shall use their commercially reasonable efforts to satisfy and cure all Material Title/Survey Objections to the Buyer’s satisfaction in its reasonable discretion. The applicable Seller shall have the right, but not obligation, to use their commercially reasonable efforts to satisfy and cure any Lender Title/Survey Objection. The applicable Seller shall have twenty (20) Business Days from the date of the Buyer’s Notice (the “Cure Period”) to cure said Material Title/Survey

Objections (which cure may consist of providing reasonable assurance of cure on or prior to Closing) or provide written notice to Buyer of any Lender Title/Survey Objection that Seller elects to cure or not to cure within the Cure Period. Buyer acknowledges and agrees that Sellers will be deemed to have cured a Material Title/Survey Objection if the Sellers cure the same through payment of funds provided that such funds are liquidated in amount and paid by the applicable Seller at or prior to Closing or credited against the Purchase Price at Closing. If, after using their commercially reasonable efforts, the Sellers are unable to cure any Material Title/Survey Objection to the Buyer’s reasonable satisfaction during the Cure Period or Sellers are unable or unwilling to cure a Lender Title/Survey Objection, the Buyer may elect, within ten (10) Business Days after the expiration of the Cure Period, to either (I) accept title to the affected Material Third Party Lease Site or Sellers’ Property subject to the Total Objection raised by the Buyer which remains uncured, and in event such Total Objection shall be deemed to be waived for all purposes as to such affected Material Third Party Lease Site or Sellers’ Property and shall be deemed to be a Permitted Exception (as defined herein) hereunder, or (II) terminate this Agreement by written notice to Sellers.
(c)The Sellers shall satisfy and cure all Mandatory Title Cure Matters at or prior to Closing to the Buyer’s and Title Company’s satisfaction in their reasonable discretion.
(d)If, after the Signing Date and prior to Closing, the Title Company issues any supplemental or updated Title Commitments or if Buyer updates any Survey prior to Closing, the Buyer shall have five (5) Business Days from receipt of the supplemental or updated Title Commitments or updated Survey to provide written notice (“Supplemental Buyer’s Notice”) to Sellers’ Representative of any Material Title/Survey Objection that appears in any updated Title Commitment or Survey (“Supplemental Material Title/Survey Objection”). The Sellers shall have the right, but not the obligation, to use their commercially reasonable efforts to satisfy and cure all Supplemental Material Title/Survey Objections to the Buyer’s reasonable satisfaction, and shall have ten Business Days from the date of the Supplemental Buyer’s Notice (the “Supplemental Cure Period”) to cure any such Supplemental Material Title/Survey Objections to the Buyer’s reasonable satisfaction. If Sellers are unable or unwilling to cure any Supplemental Material Title/Survey Objection to the Buyer’s reasonable satisfaction during the Supplemental Cure Period, the Buyer shall have the remedies set forth under Section 4.03(b)(I) or Section 4.03(b)(II) above.
(e)If requested by Buyer and at Buyer’s sole cost and expense, a legal description taken from a current and accurate survey of any Dealership Property to be obtained by Buyer at Buyer’s expense from a registered land surveyor may be attached to a quit-claim deed of the Dealership Property from the applicable Seller and such Seller agrees to execute said quit-claim deed(s) at Closing; provided that the Survey is certified to such Seller and such Survey includes a note stating that the legal description on the Survey describes the same portion of the affected Dealership Property.
Section 4.04Permitted Exceptions. The leasehold interest in the Material Third Party Leases or the leasehold or fee interest in the Sellers’ Property shall be conveyed to the Buyer by the Real Estate Companies free and clear of all Liens, other than the following exceptions (collectively, the “Permitted Exceptions”):
(a)Ad valorem taxes and assessments for the year of Closing (subject to proration) and subsequent years, provided the same are not then due and payable;
(b)Zoning ordinances;

(c)Any easements and restrictions actually or deemed waived by the Buyer pursuant to Section 4.03;
(d)Any state of facts that an accurate survey of the Sellers’ Property would disclose and not objected to by Buyer as a Material Title/Survey Objection;
(e)All presently existing and future assessments and water and sewer charges that are not due and payable as of the Closing, subject to any apportionments as provided for in this Agreement;
(f)Any lien or encumbrance arising out of or through the acts or omissions of Buyer or a landlord of a Material Third Party Lease; and
(g)Any requirements or exceptions disclosed in the Title Commitments which Buyer does not object to as Material Title/Survey Objection and are not Mandatory Title Cure Matters.
Section 4.05Real Estate Prorations.
(a)Property Taxes. City, state, county and local ad valorem Taxes for the calendar year during which the Closing occurs (“Property Taxes”) shall be prorated between the Real Estate Companies and the Buyer as of the Effective Time based on the ad valorem tax bill for the Real Estate Properties for such year, and such prorations shall reduce or increase the Real Estate Purchase Price, as the case may be. The proration for Property Taxes, if not known on the Closing Date, shall be based upon the prior year’s Property Taxes but shall be adjusted between the parties when the tax statements for the year during which the Closing occurs are available. The obligations of the parties hereunder shall survive the Closing. Notwithstanding anything stated to the contrary herein, the Property Taxes for the Third Party Leases shall be paid pursuant to the terms of such Third Party Leases after being prorated as provided in this Agreement if Property Taxes are paid by the applicable Real Estate Company under such Third Party Lease.
(b)Special Assessments. Certified, confirmed or ratified special assessment Liens as of the Effective Time are to be paid by the Real Estate Companies, except to the extent paid by a landlord under a Third Party Lease.
(c)Utility Charges. Sanitary sewer taxes, utility charges and any other operating expenses associated with the operation of the Real Estate Properties, if any, as of the Effective Time shall be prorated between the Real Estate Companies and the Buyer as of the Effective Time, and such prorations shall reduce or increase the Real Estate Purchase Price, as the case may be. Any and all utility deposits previously paid by the Real Estate Companies with respect to the Real Estate Properties shall either be returned to the Real Estate Companies by the appropriate utility company, or, at the Buyer’s option, the Real Estate Companies shall receive a credit for such deposits on the Closing Date and the deposits shall be assigned to the Buyer with the consent and concurrence of the appropriate utility company. Notwithstanding anything stated to the contrary herein, the utility charges for the Third Party Leases shall be paid pursuant to the terms of the Third Party Leases after being prorated as provided in this Agreement if such utility charges are paid by the applicable Real Estate Company under such Third Party Lease.
Section 4.06Termination of Related Party Leases. At or prior to the Closing, the Sellers shall terminate, or cause to be terminated, all Related Party Leases effective as of or prior to the Closing.

ARTICLE V
ASSUMPTION OF CERTAIN LIABILITIES
Section 5.01Assumed Liabilities; Assumed Contracts. The Buyer agrees to assume at Closing, only the following (collectively, the “Assumed Liabilities”): (a) those obligations and liabilities accruing and incurred from and after the Effective Time under those Contracts set forth on Schedule 2.01(a)(ii), as may be supplemented, (the “Assumed Contracts”); and (b) those obligations accruing and incurred from and after the Effective Time with respect to the Work-in-Process, Due Bills and Assumed Purchase Orders set forth on Schedule 5.01(b). The Assumed Liabilities are subject to all rights of defense, offset, protest or contest against the third party with respect to performance. The Assumed Liabilities, as of the Closing Date, shall be the responsibility of and shall be discharged by the Buyer. The Sellers may propose additional Contracts to be included on Schedule 2.01(a)(ii) after the Signing Date. The Sellers shall present to Buyer an updated Schedule 2.01(a)(ii) which would include any additional Contracts to be assumed by Buyer and Buyer on a bi-weekly basis (if needed), and the Buyer will have five (5) Business Days to review proposed updated Schedule with the additional Contracts to notify the Sellers whether those additional contracts will be assumed by Buyer and made part of the Assumed Contracts. If the Buyer does not agree to assume certain additional contracts, those will be removed from the Schedule. Schedule 2.01(a)(ii) shall be finalized no later than ten (10) days prior to Closing. Schedule 5.01(b) shall be provided by Sellers to Buyer fifteen (15) days prior to Closing and such schedule shall be updated at Closing.
Section 5.02Excluded Liabilities. Except for the Assumed Liabilities, the Buyer assumes no Liability of any kind whatsoever of any Person who at any time may have been in possession of the Operating Assets, the Dealerships or the Real Estate Properties (together with every other Liability of the Sellers not constituting an Assumed Liability), including any Liability arising out of or related to (a) the ownership, lease, or use of the Real Estate Properties or the operation of the Business prior to the Closing Date, (b) the employment of employees or non-employee workers, including termination of the same, prior to the Closing Date, (c) any Benefit Plans (subject to the reimbursement obligations set forth in Section 11.05(j)), and (d) a Seller’s compliance or non-compliance with any Applicable Laws (all such Liabilities, including those in (a), (b), (c) and (d) are collectively the “Excluded Liabilities”). For the avoidance of doubt, the Excluded Liabilities include all Liabilities for Taxes of any Seller or any of their Affiliates for all Tax periods. The Excluded Liabilities shall be the responsibility of, and shall be paid, performed and discharged, by the Sellers.
Section 5.03Required Consent Contracts.
(a)Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or otherwise sell, convey or transfer any Assumed Contract or Third Party Lease (or any claim, right or benefit arising thereunder or resulting therefrom) prior to receiving the requisite consent or approval of a third Person, if an attempted assignment, sale, conveyance or transfer thereof, without the consent or approval of such third party, would constitute a breach thereof, or other contravention thereunder, be ineffective with respect to any party thereto or in any way adversely affect the rights of Sellers or Buyer thereunder; provided, however, that, if any such Assumed Contract or Third Party Lease may be so assigned, sold, conveyed or transferred without having any of the foregoing consequences, such Assumed Contract or Third Party Lease shall be so assigned, sold, conveyed and transferred. With respect to any Assumed Contract or Third Party Lease as to which the consent or approval of a third Person is necessary (a “Required Consent Contract”), promptly after the Signing Date, and for a period of twelve (12) months from and after the Closing, the Sellers and the Buyer will use their respective commercially reasonable efforts to obtain the required consent or approval of such third Person for the assignment, sale, conveyance or transfer of any such Required Consent Contract to the Buyer. Each party shall bear its own costs and expenses related to obtaining any required consent or approval under a Required Consent Contract hereunder; provided, however, that, except as otherwise expressly provided by this Agreement, none of the Sellers, the Buyer nor any of their respective Affiliates shall be required to expend any money, commence any Proceeding or offer or grant any financial accommodation to obtain any such consent or approval.
(b)If a requisite consent or approval with respect to any Required Consent Contract is not obtained prior to the Closing, to the extent permitted by Applicable Law and the terms of any Required Consent Contract not assigned pursuant to Section 2.01, the parties shall (and shall cause their Affiliates to) cooperate reasonably to implement a mutually agreeable arrangement under which the Buyer would receive the benefits, and perform and discharge the obligations, of a Seller in respect of such Required Consent Contract and under which a Seller would enforce for the benefit of the Buyer any and all rights of a Seller in respect of such Required Consent Contract. Once the required consent or approval with respect to a Required Consent Contract is obtained, such Required Consent Contract will be deemed to have been automatically assigned to the Buyer on the terms set forth in this Agreement as of the Closing, for no additional consideration.
ARTICLE VI
CLOSING; CLOSING DELIVERIES
Section 6.01Closing Time and Contemplated Transactions. The closing of the Contemplated Transactions (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures on the date that is 10 Business Days after all of the conditions in Articles IX and X that the parties contemplate being satisfied prior to Closing have been satisfied or waived, or on such other date as mutually agreed to by the Sellers’ Representative and the Buyer (the “Closing Date”). Notwithstanding the foregoing, the Closing shall be deemed to have occurred as of 12:01 a.m. on the day of the Closing Date (the “Effective Time”).
Section 6.02Sellers’ Closing Deliveries. At the Closing or at the time otherwise provided below, the Sellers shall do the following:
(a)Deliver to the Buyer such bills of sale and other transfer instruments effectively vesting the Buyer with good and marketable title to the Operating Assets, Improvements, and to any and all personal property included in the Real Estate Properties, both free and clear of all Liens (except Permitted Exceptions), in such form and of such content agreed to by the parties;
(b)Execute and deliver to the Buyer certificates of the Sellers confirming (i) the accuracy of the representations and warranties, (ii) the performance of Sellers’ covenants, and (iii) the occurrence of all actions necessary to authorize the Contemplated Transactions;
(c)Execute, acknowledge and deliver to the Buyer (i) limited warranty deeds conveying title to the Dealership Properties to the Buyer subject only to the Permitted Exceptions, which limited warranty deeds shall be in statutory form for recording and (ii) quit-claim deeds, to the extent requested by Buyer and as provided for in Section 4.03(e);
(d)Furnish and deliver to the Buyer, subject to allocation of cost by this Agreement, an owner’s title insurance policy or “marked up” Title Commitment issued by the Title Company insuring fee simple title or leasehold interest, as applicable, to the Material Third Party Lease Sites and the Sellers’ Properties to the Buyer in a face amount no less than the allocated Real Estate Purchase Price for the Dealership Properties and other mutually agreeable amount for the leasehold policies, containing no exceptions other than the Permitted Exceptions and other exceptions, if any, which the Buyer may, in its reasonable discretion, consent to in writing, and in a form and content satisfactory to the Buyer;

(e)Execute and deliver to the Buyer and the Title Company a mechanic’s lien and possession affidavit in sufficient form and substance to permit the Title Company to remove the mechanic’s lien exception and parties-in-possession exception from each title policy;
(f)Execute and deliver to the Title Company an affidavit (with warranty and indemnity required to insure the gap at Closing) that there have been no changes in the condition of title from that shown in the Title Commitment delivered to the Buyer and containing any statements needed for the Title Company to delete all standard exceptions in the title insurance policy to be delivered to Buyer;
(g)Furnish all available keys or key fobs to any door or lock on the Real Estate Properties (or other real property used by the Business) and all vehicles being purchased hereunder;
(h)Execute and deliver instruments satisfactory to the Title Company reflecting the proper power, good standing and authorization for the sale of the Dealership Properties from the Real Estate Companies to the Buyer hereunder, together with all copies of its organizational documents as may be requested or required by the Title Company;
(i)Execute and deliver to the Buyer and the Title Company a FIRPTA affidavit in a form and substance acceptable to both the Buyer and the Title Company;
(j)Deliver to the Buyer a duly executed W-9 for each of the Management Company, the Collision Center Company, the Dealership Companies and the Real Estate Companies;
(k)Deliver to the Buyer a tax clearance certificate from the Georgia Department of Revenue, dated no later than twenty (20) days prior to the Closing Date, with respect to each of the Management Company, the Collision Center Company, the Dealership Companies and the Real Estate Companies;
(l)Deliver to the Buyer an interim use letter (the “Interim Use Letter”), to the extent permitted by Applicable Law, in a form mutually agreed upon by the parties, if requested by the Buyer, under which the Dealership Companies will permit the Buyer to continue to use such of the Dealership Company’s dealer license, dealer number, or other license and permits requested by Buyer, following the Closing for the interim period stated in the Interim Use Letter;
(m)A Limited Power of Attorney, duly executed by the Dealership Companies, granting the Buyer, and its managers, members, officers, and/or agents, full power and authority to execute and assign any bills of sale, Manufacturer’s statements of origin (“MSO”), motor vehicle titles and/or any associated documentation required for the transfer of title to all New Vehicles, and Other Vehicles purchased by the Buyer hereunder;
(n)A payoff, termination and discharge letter (or commitment or other evidence by the lenders to deliver the same), in form and substance reasonably satisfactory to the Buyer and provided to the Buyer prior to the Closing Date, from each holder of any Indebtedness that creates a Lien on any Operating Assets, as of immediately prior to the Closing, and such other payoff letters, Lien releases, and/or UCC-3 termination statements (or commitments by the lenders to deliver the same), in form and acceptable to the Buyer and its lenders, to evidence the release and discharge (or commitment to release and discharge) of all Liens, if any, on the Operating Assets;

(o)For each Third Party Lease, an assignment and assumption agreement, which form shall be mutually agreeable by the applicable Seller and Buyer;
(p)For each Lease to Third Parties, an assignment and assumption, which form shall be mutually agreeable by the applicable Seller and Buyer;
(q)Broker’s affidavit executed by the applicable Seller, if required by the Title Company;
(r)Consents and estoppels, as applicable, as provided for in this Agreement for all Third Party Leases or as otherwise provided for in Sections 9.08 and 9.11;
(s)Execute and deliver the Seller Leases;
(t)Broker’s lien waiver executed by Seller’s broker, if required by the Title Company;
(u)Execute and deliver the Trademark License Agreement;
(v)Execute and deliver the Indemnity Escrow Agreement;
(w)Execute and deliver the Holdback Escrow Agreement, if applicable; and
(x)Execute and deliver such other documents and instruments as the Buyer or the Title Company may reasonably request to further evidence the Contemplated Transactions.
Section 6.03Buyer’s Closing Deliveries. At the Closing, the Buyer shall deliver to the Sellers’ Representative the following:
(a)The Estimated Operations Purchase Price less the Deposit and less the Indemnity Escrow Amount (“Estimated Operations Purchase Price Closing Payment”) (to the account designated by the Sellers’ Representative) payable in accordance with the terms of Section 2.03;
(b)The Real Estate Purchase Price (to the account(s) designated by the Sellers’ Representative) payable in accordance with the terms of Section 3.02;
(c)Execute and deliver to the Sellers a certificate of the Buyer confirming (i) the accuracy of the representations and warranties made by the Buyer, (ii) the performance of the Buyer’s covenants, and (iii) the occurrence of all actions of the Buyer necessary to authorize the Contemplated Transactions.
(d)An assumption agreement mutually agreeable to the parties to evidence the assumption of the Assumed Liabilities by the Buyer;
(e)Instructions causing the Escrow Agent to (i) release the Deposit to an account designated by the Sellers’ Representative and (ii) deposit the Indemnity Escrow Amount into the Indemnity Escrow Account;
(f)For each Third Party Lease, an assignment and assumption agreement, which form shall be mutually agreeable by the applicable Seller and Buyer;

(g)For each Lease to Third Parties, an assignment and assumption, which form shall be mutually agreeable by the applicable Seller and Buyer;
(h)Broker’s affidavit executed by Buyer, if required by the Title Company;
(i)Execute and deliver the Seller Leases;
(j)Execute and deliver the Indemnity Escrow Agreement;
(k)Execute and deliver the Holdback Escrow Agreement, if applicable; and
(l)Such other documents and instruments as the Sellers shall reasonably request to further evidence the Contemplated Transactions.
Section 6.04Closing Costs.
(a)The Sellers shall pay the following costs and expenses in connection with the Closing:
(i)(1) all documentary stamps or other transfer Taxes in connection with the conveyance of the Dealership Properties; (2) any costs of operating the Real Estate Properties which have accrued prior to the Closing Date; (3) prorations payable by the Sellers; and (4) one-half (1/2) of the premium fees payable for the Title Policy;
(ii)one-half (1/2) of the costs and expenses of any OEM Parts and Accessories, Additional OEM Parts and Accessories, Other Parts and Accessories, Additional Other Parts and Accessories and Miscellaneous Supplies third party inventory;
(iii)one-half (1/2) of all sales and use Taxes and other transfer Taxes with respect to the purchase and sale of the Operating Assets; and
(iv)one-half (1/2) of the filing fees applicable under the HSR Act.
(b)The Buyer shall pay the following costs and expenses in connection with the Closing:
(i)(1) one-half (1/2) of the premium for the Title Policy, and all of the search fees, payable for the Title Commitments; (2) recording fees in connection with the limited warranty deeds, (3) all of the Survey costs; and (4) prorations payable by the Buyer;
(ii)one-half (1/2) of the costs and expenses of any OEM Parts and Accessories, Additional OEM Parts and Accessories, Other Parts and Accessories, Additional Other Parts and Accessories and Miscellaneous Supplies third party inventory;
(iii)one-half (1/2) of all sales and use Taxes and other transfer Taxes with respect to the purchase and sale of the Operating Assets; and
(iv)one-half (1/2) of the filing fees applicable under the HSR Act.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers, jointly and severally, represent and warrant to the Buyer as follows:
Section 7.01Organization and Good Standing. Each Company is a limited liability company or corporation, as applicable. The Companies are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and are in good standing in all other jurisdictions where the conduct of their business requires them to be qualified, except where such failure would not reasonably be expected to be material to the Business. Each Company has full power and authority to own its properties and to carry on its business as presently conducted. The ownership of each Company is as set forth on Schedule 7.01, and the Principals own, free and clear of all Liens, restrictions or claims of any kind, in the respective combinations set forth therein and are the majority record and beneficial owners of all of the capital stock or other equity interests of any type in each Company. Further, there are no outstanding securities of any Company convertible into shares of stock or other equity interests in such Company.
Section 7.02Authority. Each Principal is a natural person and has full capacity and authority to execute and deliver this Agreement, to perform such Principal’s obligations hereunder. The execution, delivery and performance of this Agreement and the Purchase Documents, and the consummation of the Contemplated Transactions, have been duly authorized and approved by all necessary corporate or other actions of each Company. This Agreement and the Purchase Documents have been duly executed and delivered by each of the Sellers, to the extent applicable, and are legal, valid and binding obligations of each of the Sellers, to the extent applicable, enforceable against each of them in accordance with their terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or (b) by general equitable principles.
Section 7.03No Conflict. Except for the respective Manufacturer’s consent: (a) the Sellers are not required to obtain the Consent of any Person as a condition to the performance of this Agreement or the Purchase Documents; and (b) the execution, delivery and performance of this Agreement and the Purchase Documents by the Sellers and the consummation of the Contemplated Transactions do not and will not (with or without notice or lapse of time): (i) conflict with, violate, result in the termination of, or constitute a default under, or give to any other Person any right of termination, payment, acceleration, vesting, cancellation or modification of or under, or accelerate the performance required by or maturity of (1) any Applicable Law (except for filings and approvals under the HSR Act), (2) the organizational documents of a Company, or (3) any Contracts, or (ii) result in the creation or imposition of any Lien or other restrictions in or with respect to or otherwise adversely affecting, the Real Estate Properties, the Operating Assets or the Business.
Section 7.04Financial Statements. The Sellers have delivered to the Buyer: (a) each of the Dealership Company’s financial statements for the respective Dealership, which are maintained in accordance with the applicable Manufacturer’s requirements for such Dealership and have been reviewed by the Sellers’ independent auditor in accordance with the applicable review standards and procedures for interim financial statements under the guidelines of the American Institute of Certified Public Accountants (“AICPA”) for the calendar years 2024 and 2025, together with all notes and schedules thereto; and (b) each of the Dealership Company’s unaudited financial statements for the calendar years 2023-2025 and the year-to-date periods ended May 31, 2026 and June 30, 2026 (items in (a) and (b), and those provided pursuant to Section 11.01, are collectively, the “Financial Statements”). The Financial Statements fairly present in all material respects, the financial condition and results of operations, changes in the equity and cash flows of the Business as at the respective dates of and for the periods referred to in such Financial Statements. The Financial Statements prepared by each of the Dealership Company’s independent accountants are prepared in accordance with such Dealership Company’s historically utilized accounting principles. There are no special or nonrecurring items of income or expense, in excess of $5,000 individually, or $25,000 in the aggregate, during the periods covered by the Financial Statements prepared by any Dealership Company or its independent accountants and the balance sheets included in the Financial Statements do not reflect any write up or revaluation increasing the book value of any assets. The Sellers maintain, or cause to be maintained, a system of internal accounting controls reasonably sufficient to (i) comply with all material legal and accounting requirements applicable to the Business and (ii) provide reasonable assurance, in light of the size, operations, and industry of the Business, that (1) Contemplated Transactions are executed in accordance with management’s general or specific authorizations, (2) Contemplated Transactions are recorded as necessary to permit accurate preparation of financial statements in conformity with the historical practices of the Business and to maintain reasonable asset accountability, (3) access to assets is permitted only in accordance with management’s general or specific authorization, and (4) reasonable reconciliations are being prepared on a consistent basis. Since January 1, 2023, the Business has not experienced or effected any material change in any internal control over financial reporting, including with respect to any accounting principle, procedure, or practice followed by the Business or in the method of applying any such principle, procedure or practice, except as required by Applicable Law. The Business has not identified or been made aware of (A) any significant deficiency or material weakness in the operation of the internal accounting controls utilized by any Company, (B) any Fraud that involves management or any other current or former employee, consultant, representative, contractor or manager of any Company who has a role in the preparation of financial statements or the internal accounting controls utilized by any Company, or (C) any claim or allegation regarding any of the foregoing.
Section 7.05No Undisclosed Liabilities. The Business has no Liability except for Liabilities reflected or reserved against in the Financial Statements dated as of December 31, 2025, and the current liabilities incurred in the ordinary course of business consistent with the past practices of the Sellers since the date of the most recently provided Financial Statements. Except as set forth on Schedule 7.05, no Company has any Indebtedness or has received any loans, grants or other forms of relief pursuant to the CARES Act, including without limitation any loan pursuant to the Paycheck Protection Program established under the CARES Act and administered by the SBA.
Section 7.06Permits and Licenses. Each Dealership Company holds the Permits set forth on Schedule 7.06 and those constitute all of the material Permits required to own and operate the Business. For purposes of this Section 7.06, any and all Permits that are dealer licensing or related to obtaining, maintaining and operating under a dealer license are material Permits. The Permits are valid and the Dealership Companies are not in default, nor have any of the Sellers received any written notice of any claim of default, or other claim or Proceeding, or threatened Proceeding, with respect to, or relating in any way to any of the Permits, and to Sellers’ Knowledge, no basis for any claim or Proceeding exists with respect to the Permits.
Section 7.07Notices from Manufacturer. Except as set forth on Schedule 7.07, or with respect to any notice for which the matter set forth there in has been resolved or is no longer pending, in the last three years, none of the Sellers have received any written notification from any Manufacturer to the effect that it (a) wishes to move or close the respective Dealership or otherwise change or terminate its relationship with the respective Dealer, (b) has taken action with respect to the award of a new franchise in the surrounding area, it being understood that “surrounding area” as used in this Section 7.07 means the area comprising a 50 mile radius around the respective Dealership, (c) has protested any action by a Dealer, (d) has designated the respective Dealership as having any “delete point status” or similar status, (e) is considering or pursuing adding an open point in Roswell, Marietta, Duluth, Woodstock or Atlanta, Georgia, or (f) intends to conduct any market studies or analyses that target any strategic plans of such Manufacturer relating to or affecting such Manufacturer’s market representation in Roswell, Marietta, Duluth, Woodstock or Atlanta, Georgia, or surrounding area. The Sellers are not in default under their dealer agreements with the Manufacturers, including, except as described on Schedule 7.07, any material non-compliance with any and all facility guides and image programs currently in effect. The Sellers have provided to the Buyer true and complete copies of any documentation currently in effect, including letters, notices, correspondence, market studies, analyses, reports or proposals (whether in written, electronic or other form) received by Sellers from a Manufacturer that relates to any strategic plans of a Manufacturer relating to a Manufacturer’s market representation in Roswell, Marietta, Duluth, Woodstock or Atlanta, Georgia, or the surrounding area, including by way of example and not limitation, matters relating to the award of a new franchise for a dealership (or relocation of an existing dealership) that could impact any Dealership, sales efficiency, customer satisfaction, sales incentives, distribution, marketing, warranty work and reimbursement policies, facilities (including image requirements).
Section 7.08Legal Matters. Except as set forth on Schedule 7.08, there are not any Proceedings pending or threatened in writing against or affecting any Seller, the Business or the Operating Assets that would reasonably be expected to be material to the Business. There are no Orders which bind or affect any Seller, the Business, or the Operating Assets. The Sellers have no Knowledge of any facts which might result in any Proceeding or Order with respect to any such matters in this Section 7.08. No Seller is subject to any settlement, conciliation or similar agreement under which any such Seller is, or will be, subject to any Liability to a Governmental Authority or any other Person after the Closing Date.
Section 7.09Employees. No Real Estate Companies have any employees. The Dealership Companies have paid all wages, salary and bonuses due to the employees of the Dealership Companies (each an “Employee” and collectively, the “Employees”) through the end of the most recent pay period on or before the Signing Date, and will have paid all such wages, salary and bonuses through the Closing Date in accordance with the Dealership Companies policies (including any accrued bonuses, vacation and sick leave obligations). No Employee is a member of or represented by any labor union or other collective bargaining representative in connection with his or her employment. No Dealership Company has been asked to negotiate, and no Dealership Company has negotiated, any collective bargaining agreement or other contract with a union, work council or labor organization. There is not now, and there has not been prior to the Signing Date, any actual or threatened labor dispute, strike or work stoppage which affects or may affect the Business or which may interfere with the continued operation of the Dealership. To Sellers’ Knowledge and except as set forth on Schedule 7.09, no executive or key Employee or group of Employees has any plans to terminate his, her or their employment with or by any Dealership Company as a result of the Contemplated Transactions or otherwise. The Sellers represent for themselves and their Affiliates that they have taken no action which would interfere with any employment by the Buyer of any Employee.
Section 7.10Employee Benefit Matters.
(a)Schedule 7.10(a) contains a true and complete list of all material Benefit Plans.
(b)All the Benefit Plans, and their related trusts and insurance contracts, comply in all material respects with, and have been funded, administered and maintained in all respects in material compliance with, their terms, all Applicable Laws and Contracts of the Dealership Companies. Each Benefit Plan that is intended to comply with the requirements of Code Section 401(a) has received a favorable determination letter from the IRS on which it may currently rely to the effect that such Benefit Plan is qualified and the related trusts are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code (or such Benefit Plan is on a prototype or volume submitter form and the sponsor of such form has been issued an opinion or advisory letter from the IRS), and no circumstance exists that is reasonably likely to materially and adversely affect such qualified or Tax-exempt status. No Dealership Company, nor any administrator or fiduciary of any such Benefit Plan (or agent of any of the foregoing), has engaged in any transactions or acted or failed to act in any manner that may subject the Operating Assets (or any assets of any Benefit Plan or any other entity) to any direct or indirect liability

(by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA and/or the Code. There are no audits, inquiries or Proceedings pending or threatened by the Internal Revenue Service, Department of Labor, or other Governmental Authority with respect to any Benefit Plan that would reasonably be expected to result in material Liability to Buyer.
(c)The Dealership Companies have made available to Buyer, with respect to each Benefit Plan, true, correct and complete copies, as applicable, of: (i) the current Benefit Plan document, amendments thereto and any related trust agreements, as applicable; (ii) a summary of the material terms of any unwritten Benefit Plans; (iii) the most recent Internal Revenue Service determination, advisory or opinion letter for any qualified employee pension benefit plan; and (iv) the most recent summary plan description and any summaries of material modifications thereto.
(d)Except as set forth on Schedule 7.10(d), none of the Dealership Companies, or any members of the controlled group of companies subject to Sections 414(b), (c), or (m) of the Code that includes any Dealership Company (the “Controlled Group”) sponsors, maintains, participates in, contributes to or is required to contribute to, or has ever sponsored, maintained, participated in or contributed to, or has any Liability (including any potential withdrawal liability) with respect to (i) any multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”), or (ii) a plan subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, in each case that would result in Liability of Buyer after the Closing.
(e)Each Dealership Company has at all times complied, and currently complies, in all material respects with the applicable requirements for their welfare benefit plans set forth in the Code, ERISA, and applicable state statutes, including, without limitation, (1) COBRA, and (2) any applicable state statutes mandating health insurance continuation coverage for small employers, which are hereinafter referred to as “State Mini-COBRA.” Other than the continuation coverage requirements of COBRA or State Mini-Cobra, no Dealership Company has Liability for benefits (including, without limitation, death or medical benefits) to any current or former Employees or their dependents following termination of employment or retirement under any Benefit Plan.
(f)Except as set forth on Schedule 7.10(f), neither the execution, delivery and performance of this Agreement and the Purchase Documents, nor the consummation of the Contemplated Transactions (alone or together with any other event, which, standing alone, would not by itself trigger such entitlement or acceleration) (i) will result in any increase in the amount of any compensation, or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee (or former employee of any Dealership Company) or any dependent or beneficiary of any Employee (or former employee of any Dealership Company); (ii) give rise to any rights of any Employee, or any dependent or beneficiary of any Employee under any Benefit Plan or (iii) obligate any Dealership Company to pay any separation, severance, termination or similar benefit to any Employee. Upon the consummation of the Contemplated Transactions, the Buyer will not incur, be subject to or be required to recognize any Liability relating or with respect to or arising out of any Benefit Plan.
(g)No amount that could be received under (whether in cash or property or the vesting of property) as a result of any of the Contemplated Transactions by any Employee, officer or director of the Dealership Companies or any of their Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G‐1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

Section 7.11Dealership Property.
(a)Except to the extent a Dealership Company is also a Real Estate Company, the Dealership Companies do not own any real property. The Real Estate Companies own fee simple title to the Sellers’ Property, which, at the time of the Closing, will be free and clear of all Liens of every kind and character, except for the Permitted Exceptions. The Sellers’ Property, and the real estate and Improvements that are the subject of the Third Party Leases, Leases to Third Parties and the Seller Leases constitute all of the interests in real property used or held for use in connection with, necessary for the conduct of, or otherwise material to a Company, the Business or the Dealership (collectively, each an individual “Real Estate Property” or collectively “Real Estate Properties”)).
(b)Except as set forth on Schedule 7.11(b-1), to Seller’s Knowledge, the Sellers have all necessary easements, rights-of-way, permits and similar authorizations for the use of the Real Estate Properties in the conduct of the Business as presently conducted (the “Easements”). No Seller, nor to Sellers’ Knowledge any other party thereto, has received written notice of any default of any provision of any Easement or any covenant, restriction or other agreement encumbering any Real Estate Property which remains uncured. Sellers have not received written notice of any violation of applicable zoning legal requirements for use, of the Real Estate Properties for the various purposes for which they are presently being used. There are no Proceedings, or to the Sellers’ Knowledge any proposed or threatened Proceedings, to change such zoning classification or land use plan or the conditions applicable thereto at the Sellers’ Property, and the Sellers shall not apply for or acquiesce in any such change.
(c)Except as set forth on Schedule 7.11(c), to Seller’s Knowledge, no structural, mechanical, electrical, plumbing, roofing or other major systems of the Improvements or leasehold improvements are in need of material repair or replacement. The Sellers have received no written notice from any insurance company or Governmental Authority of any defect or inadequacy in connection with the Real Estate Properties’ structure or systems. Except as set forth on Schedule 7.11(c), the Sellers have not received any written notice of, and the Sellers have no Knowledge of, existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain or condemnation proceeding that would result in the taking of all or any part of any facility or would prevent or hinder the continued use of any facility as heretofore used in the conduct of the Business.
(d)To the Sellers’ Knowledge, Seller has not received any written notice of any change in any Applicable Laws or by any Proceedings which would prevent, limit, impede or render more costly to the Buyer’s use of the Real Estate Properties as an automobile dealership and related business operations. To Seller’s Knowledge, Seller has not received any written notice from any insurance company which has issued a policy with respect to any portion of the Real Estate Properties or by any board of fire underwriters (or any other body exercising similar functions) requesting the performance of any repairs, alterations or other work which has not been complied with.
(e)Except as set forth on Schedule 7.11(e-1), there are no unrecorded leases, options to purchase or lease, or rights of first refusal to purchase or lease affecting title to any of the Sellers’ Property except for the Third Party Leases, Leases to Third Parties, or those certain leases, licenses, subleases and occupancy agreements with Sellers as set forth on Schedule 7.11(e-2) for which Seller shall execute and deliver a termination effective as of the Closing (collectively, the “Related Party Leases”). Except for the Third Party Leases, Leases to Third Parties, Assumed Contracts and Related Party Leases, there are no other written or oral leases affecting the Dealership Properties. Except for the Third Party Leases, Leases to Third Parties, and Related Party Leases, there are no rights of occupancy relating to the Sellers’ Property, or that any person has any right of possession or occupancy in any part of the Sellers’ Property. The Related Party Leases shall be terminated effective by or before the Closing.

Notwithstanding anything herein to the contrary, (i) the terms of this Section 7.11 will not be deemed to create any representations or warranties about title to the Third Party Leases or Leases to Third Parties, and (ii) the terms “rights of occupancy,” “occupancy agreements,” “right of possession or occupancy,” “right to use or occupy,” or other similar phrases in this Agreement will not be construed to mean rights of easement holders.
(f)Except as set forth on Schedule 7.11(f), the Real Estate Properties are in material compliance with the respective, current Manufacturer facility requirements, facility guides and image programs, if applicable.
(g)For each Third Party Lease, except as set forth on Schedule 7.11(g-1), (i) each Seller party thereto has a legal, valid, binding, and enforceable leasehold interest in the applicable Third Party Lease (ii) to the Knowledge of the applicable Seller, there is no uncured default beyond applicable notice and cure periods under any Third Party Lease by any Seller party thereto or any other party thereto, nor has any Seller party thereto received or delivered written notice of any claim of such default which remains uncured, (iii) no security deposit or portion thereof deposited with respect to any Third Party Lease has been applied in respect of a breach or default thereunder by any Seller party thereto which has not been redeposited in full, (iv) no Seller party thereto owes, or will owe as of the Closing Date, any brokerage commissions or finder’s fees with respect to any Third Party Lease, (v) no Seller party thereto has and will not have as of the Closing Date, subleased, licensed, or otherwise granted any person the right to use or occupy the Real Estate Properties subject to the Third Party Lease or any portion thereof, and (vi) no Seller party thereto has and will not have as of the Closing Date, collaterally assigned or granted any other security interest in any Third Party Lease or any interest therein. Sellers have provided to the Buyer true and correct copies of all Third Party Leases and any amendments or assignments thereto, which are identified on Exhibit A-2.
(h)For each Seller Lease, the applicable Seller possesses insurable fee simple title to the Seller Leased Property, which will be at the time of Closing free and clear of Liens, except Permitted Exceptions.
Section 7.12Reserved.
Section 7.13Environmental Matters. Except as set forth on Schedule 7.13:
(a)The Sellers and their Affiliates, and to the Knowledge of the Sellers all of their predecessors, have complied with and are currently in material compliance with all Environmental Laws pertaining to any properties and assets of each Company, including the Operating Assets and the Real Estate Properties, or to the use or ownership thereof, or to any property presently or previously used in connection with the Business or the Dealerships. Sellers have not received written notice of any violation of any Environmental Law during the prior five (5) years, and to the Sellers’ Knowledge no violation or an Environmental Law is currently being alleged or threatened, relating to the Real Estate Properties or to any other assets of a Company, including the Operating Assets and the Excluded Assets, or to the use or ownership thereof, or to any property presently or previously used in connection with the Business or the Dealerships which remains uncured, and to Sellers’ Knowledge there is no basis for a claim of any such violation. To Sellers’ Knowledge, no condition exists at, on or under the Real Estate Properties that, with the passage of time or the giving of notice, would constitute a material Hazardous Condition or give rise to material Liability under any Environmental Law.
(b)No Company, the Operating Assets, the Real Estate Properties, the Excluded Assets, nor any property presently used in connection with the Business is currently subject to any material Lien or material Liability arising out of (i) environmental conditions on, under, or about any property presently or previously used in connection with the Business, including the air, soil, surface water, or groundwater conditions at the Real Estate Properties, or (ii) the past or present use, handling, treatment, generation, storage, disposal, Release or threatened Release of any Hazardous Materials on any property presently or previously used in connection with the Business.
(c)None of any Company, Operating Asset, Excluded Asset, or Real Estate Property is subject to any outstanding order from, or contractual or other obligation with, any third party in respect of which the Sellers or the Buyer may be required to incur costs arising from the Release or threatened Release of Hazardous Materials.
(d)To Sellers’ Knowledge except as set forth on Schedule 7.13(d), (i) the Real Estate Properties have never been used as a landfill or a garbage dump (ii) there are no underground storage tanks (herein referred to as “USTs”) that are not in compliance with all Environmental Laws at any of the Real Estate Properties, (iii) no USTs have been abandoned at or removed from any of the Real Estate Properties, (iv) there are no polychlorinated biphenyls (“PCBs”) or friable or damaged asbestos at the Real Estate Properties, (iv) there are no above ground tanks that are not in compliance with all Environmental Laws, (v) the Sellers have not removed or abandoned any USTs at the Real Estate Properties, (vi) the Sellers have not removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from the Real Estate Properties, and (vii) no PCBs or damaged or friable asbestos are present at any of the Real Estate Properties.
(e)Sellers have provided the Buyer all records, reports, permits, correspondence, orders, agreements or other documents in their custody or control relating to environmental investigations, issues, requirements or related matters associated with the Real Estate Properties.
Section 7.14Intellectual Property
(a)Schedule 7.14(a) sets forth a complete and accurate list of all Purchased IP which is: (i) subject to a registration (including an application for registration, issuance or grant, including domain name and social media account registrations), including for each to the extent applicable, the date of registration or application and name of registration body where the registration or application was made, the registration or application number, title, and owner(s), and (ii) is a Trademark but is not subject to a registration. All renewal, registration and maintenance filings and fees in respect of the material Purchased IP listed in Schedule 7.14(a) (“Purchased Registered IP”) that are due (if applicable) have been made or paid to obtain, maintain, perfect, preserve and renew such Purchased Registered IP, as applicable. To Sellers’ Knowledge, there are no facts, circumstances or information that would, or would reasonably be expected to, render any Purchased Registered IP invalid or unenforceable and there is no information, material, fact, or circumstance that would render any of the Purchased Registered IP invalid or unenforceable. None of the Purchased IP is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or to the Sellers’ Knowledge threatened Proceeding.
(b)A Seller exclusively owns and possesses all right, title and interest in and to all Purchased IP, free and clear of all Liens, and the Dealership Companies have valid, enforceable, and sufficient rights pursuant to an Assumed Contract or other agreement to all other Intellectual Property used in or necessary for the operation of the Business (the “Licensed IP”, together with the Purchased IP, the “Business IP”). The Business IP constitutes all of the Intellectual Property necessary and sufficient to enable the Dealership Companies to conduct the Business as currently conducted. The Purchased IP is fully transferable, alienable, exploitable, and licensable by the Dealership Companies, in each case without payment of or compensation due to any Person. No Seller is subject to any outstanding or potential order in any jurisdiction that restricts in any manner the use, transfer, licensing, or exploitation of any Business IP. To Sellers’ Knowledge, none of the Purchased IP is the subject of any Proceeding except for ex-parte, pre-grant prosecution activities for pending applications before the applicable Governmental Authority.
(c)Schedule 7.14(c) sets forth a list of: (A) all Contracts pursuant to which a Seller has granted to any other Person a license, covenant not to sue, immunity from suit, or other similar right under any Purchased IP (“Out-License”) and (B) all third parties who to Sellers’ Knowledge are using any Purchased IP not pursuant to an Out-License, along with a high-level description of each such third party’s usage of the relevant Purchased IP.
(d)To Sellers’ Knowledge, neither the Dealership Companies nor the operation of the Business as was conducted or is currently conducted, have been in the last three years or is currently, infringing, misappropriating or violating, the Intellectual Property of any Person nor does or will the operation of the Business constitute unfair competition or deceptive or unfair trade practice. To Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Purchased IP. No Proceeding against a Person with respect to the alleged infringement, misappropriation or other violation of any Purchased IP is pending or is threatened and no Seller has made any written claim with respect to the alleged infringement, misappropriation or other violation of any Purchased IP against any Person in the last three (3) years. There is no Proceeding pending or threatened in writing against any Seller, and no Seller has received any claim or notice from any Person (i) challenging the ownership, enforceability, exploitation, use, or the validity or effectiveness of any Purchased IP; (ii) alleging that any Dealership Company, or the operation of the Business has infringed, misappropriated or violated, or infringes, misappropriates, or violates, the Intellectual Property of any Person, or (iii) alleging that any Dealership Company, or the operation of the Business, requires the use of, or a license or covenant to, any Intellectual Property owned or controlled by any other Person, and there is no basis for any of the foregoing allegations.
(e)Except for the Business IP owned by the Manufacturers, neither the execution, delivery, or performance of this Agreement or any other ancillary document, nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, impairment of, or change to any right of the Dealership Companies to use, license, or otherwise exploit any Business IP or of Buyer or its Affiliates to use, license or otherwise exploit any Intellectual Property owned by or licensed to Buyer or its Affiliates, (ii) the release, disclosure, or delivery of any Business IP, or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Business IP or, or any Intellectual Property owned by or licensed to Buyer or its Affiliates.
(f)Each Seller, as applicable, has at all times taken commercially reasonable steps to maintain the confidentiality of all Trade Secrets included within the Business IP and to protect the Trade Secrets of others provided to them in connection with the Business under obligations of confidentiality or non-disclosure.
(g)All information systems used by the Dealership Companies are sufficient for the conduct of its Business as currently conducted. The Dealership Companies use commercially reasonable means to protect the security and integrity of all information systems used by the Dealership Companies. The Dealership Companies have obtained and possess valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that they own or lease or that they have otherwise provided to their employees for their use in connection with the Business.

(h)All current and former managers, members, officers, employees, consultants, contractors and agents of each Dealership Company, and any other Person who participated in the creation or contributed to the conception or development of Purchased IP, have assigned to the appropriate Seller, all of such Person’s right, title and interest in and to such Intellectual Property. No Person other than Sellers owns or claims any rights in (nor has any of them made application for) any Purchased IP.
(i)Except as set forth on Schedule 7.14(i), to Seller’s Knowledge, no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of (i) any Personal Information or Company Data held by the Dealership Companies, or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that processes Personal Information or Company Data related to the Business and owned or maintained by the Dealership Companies, their subcontractors or vendors, or any other Persons on their behalf (a “Security Breach”) and the Sellers have no reason to reasonably suspect a Security Breach has occurred. The Sellers have during the past three (3) years used commercially reasonable controls, technologies, processes, and practices to detect, identify and remediate Security Breaches.
(j)The Dealership Companies materially follow their posted Privacy Policies regarding the Processing of Personal Information in connection with the operation of the Business. The Dealership Companies have at all times made all required disclosures to, and obtained any required consents from, users, customers, employees, contractors, Governmental Authorities and other applicable Persons as required by applicable Privacy Laws.
(k)The Dealership Companies have at all times maintained in place in connection with the Business commercially reasonable security measures, controls, technologies, policies and safeguards sufficient to comply with applicable Privacy Laws and Contracts and requires the same of all vendors that Process Personal Information and Company Data on its behalf. The Dealership Companies (including its subcontractors) maintain disaster recovery and business continuity plans, procedures and facilities in connection with the Business that are commercially reasonable.
(l)Neither the Sellers nor the Dealership Companies have received any communications from or, to Sellers’ Knowledge, been the subject of any investigation by, the Federal Trade Commission, a data protection authority, or any other Governmental Authority regarding its acquisition, use, disclosure or other processing of any Personal Information in connection with the Business.
(m)The Dealership Companies are in material compliance with all applicable requirements contained in the Payment Card Industry Data Security Standards, their data privacy policies and terms of use relating to “cardholder data” (as such term is defined in the Payment Card Industry Data Security Standards) with respect to all (if any) such cardholder data that it has (or still may) Processed, stored or transmitted. The Dealership Companies have engaged in the appropriate Payment Card Industry Data Security Standards audit activities. No Seller or Dealership Company has received written notice that it is in non-compliance with any Payment Card Industry Data Security Standards.
Section 7.15Contracts, etc..
(a)Except as set forth in Schedule 7.15 none of the Third Party Leases, Leases to Third Parties or Contracts set forth on Schedule 2.01(a)(ii) is of the following types:

(i)other than the Third Party Leases and Leases to Third Parties, is a lease or sublease of real property, or any Contract relating to the purchase or sale of any real property;
(ii)is a lease or sublease of personal property (including any equipment, furniture, fixtures or other items of personal property) that provides for future payments by a Seller of more than $15,000 per annum;
(iii)except for the agreements between, respectively, each Seller and the applicable Manufacturer, is a Contract granting any Person a right of first refusal, right of first offer or similar right with respect to any of the Operating Assets;
(iv)is a Contract which contains an agreement by any Seller party thereto not to compete with the counterparty thereto;
(v)is a joint venture arrangement;
(vi)is a Contract requiring a Seller to deal exclusively with any Person;
(vii)is a Contract between any Seller and any Affiliate of Seller; or
(viii)is a Contract that is not covered by the other clauses of this Section 7.15(a) that (A) is material to the operation of the Business or the absence of which would have a material impact on the operation of the Business, or (B) is not terminable on not more than 90 days’ notice and without payment of any penalty by, or other material consequence to, a Seller.
(b)Each Seller and, to the Knowledge of Sellers, each other party thereto, has performed the obligations required to be performed by it to date and is not in default or alleged to be in default in any material respect under any and all Contracts which are set forth on Schedule 2.01(a)(ii), and, to the Knowledge of Sellers, there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute such a default. A copy of each Contract set forth on Schedule 2.01(a)(ii) (other than those Contracts that are terminable by a Dealership Company with no more than 30 days’ notice for any reason without fee, penalty or other liability) have been furnished to the Buyer and represents the true and complete copy of each such document it purports to represent and reflects all amendments, supplements and other modifications thereto made through the Signing Date. To the Knowledge of Sellers’ the Contracts set forth on Schedule 2.01(a)(ii) are valid, in full force and effect and each is enforceable against the other parties thereon in accordance with their respective terms.
(c)As of fifteen (15) days prior to Closing, Schedule 5.01(b) sets forth an accurate list of all Work-in-Process, Due Bills and Assumed Purchase Orders.
Section 7.16Taxes.
(a)Except as set forth on Schedule 7.16(a), (i) all income and other material Returns required to be filed with respect to the Business, the Real Estate Properties or the Operating Assets, on or prior to the Closing Date, have (or by the Closing Date will have) been filed, (ii) all such Returns are true and correct in all material respects, (iii) all income and other material Taxes (whether or not reflected on such Returns) with respect to a Company relating to the Business, the Real Estate Properties or the Operating Assets or chargeable as a Lien upon the Real Estate Properties or the Operating Assets, claimed to be due by any Governmental Authority, or that may become due have been paid or have been properly reserved for in the Financial Statements and will be paid when due, and (iv) each Company has duly and timely withheld all income and other material Taxes required to be withheld by such Company with respect to the Business, the Real Estate Properties or the Operating Assets, and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Governmental Authority.
(b)Except as set forth on Schedule 7.16(b), (i) no agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to the Business, the Real Estate Properties or the Operating Assets has been filed or entered into with any Governmental Authority and (ii) the time for filing any Return with respect to the Business, the Real Estate Properties or the Operating Assets has not been extended to a date later than the Signing Date.
(c)Except as set forth on Schedule 7.16(c), no Taxes with respect to the Business, the Real Estate Properties or the Operating Assets are currently under audit by any Governmental Authority. Except as set forth on Schedule 7.16(c), no Governmental Authority is now asserting in writing or, to Seller’s Knowledge, threatening to assert against the Business, the Real Estate Properties or the Operating Assets any deficiency or claim for Taxes or any adjustment to Taxes that has not been settled or otherwise resolved.
(d)No Seller (i) is a party to or bound by or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement, and (ii) is, or has been a member of any group filing any Return or paying any Taxes on a consolidated, combined or unitary basis.
Section 7.17Fixed Assets and Inventories. The Fixed Assets of the Dealership Companies and Tuxedo Real Estate Partners, LLC are, and will be on the Closing Date, in operating condition sufficient for the conduct of the business of the Dealership Companies in substantially the manner currently conducted, ordinary wear and tear excepted. Any material damage to a Dealership Company’s inventory or Fixed Assets, even if repaired, will be set forth on Schedule 7.17 attached hereto at the Closing. Damage to vehicle inventory is deemed material if the cost to repair is reportable to the customer (if applicable) and damage to a Fixed Asset is deemed material if the damage renders the item inoperable. To Seller’s Knowledge the odometer on each of the automobiles included in a Dealership Company’s inventory on the Closing Date will represent the actual mileage that such automobile has been driven unless otherwise disclosed on the odometer disclosure statement accompanying such automobile.
Section 7.18Insurance. The Sellers have delivered to the Buyer complete and correct copies of all insurance policies maintained (at present or any time during the past three years) by or on behalf of a Company or relating to the Business, the Operating Assets or the Real Estate Properties, together with all riders and amendments thereto and a description of all insurance claims made by a Company during the five years preceding the Signing Date. All policies of insurance to which a Company is a party, or an insured or a beneficiary, are valid, outstanding, enforceable and in full force and effect. All premiums due under a Company’s insurance policies have been timely paid in full, and each Company has complied in all respects with the terms and provisions of such policies applicable to it. No notice of termination or premium increase has been received under any of the policies.
Section 7.19Absence of Certain Business Practices. None of the Sellers, nor to Sellers’ Knowledge, no officer, employee or agent of any of the Sellers, has, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder a Company or the Business (or assist any of the Sellers in connection with any actual proposed transaction relating to the Business) (a) which subjected or might reasonably be expected to subject any of the Sellers to any damage or penalty in any Proceeding, (b) which if not given in the past, might have had an adverse effect (financial or otherwise) upon the Business, the Real Estate Properties or the Operating Assets, (c) which if not continued in the future would have an adverse effect (financial or otherwise) upon the Business, the Real Estate Properties or the Operating Assets or might reasonably be expected to subject any of the Sellers to suit or penalty in any Proceeding, (d) for any of the purposes described in Section 162(c) of the Code or (e) for the purpose of establishing or maintaining any concealed fund or concealed bank account. Except as set forth on Schedule 7.19, a Company has not conducted transactions as part of the Business pursuant to which it has recourse obligations (limited or otherwise) with respect to consumer financing. Schedule 7.19 lists the discount, incentive or rewards programs provided by the Business, whether or not any Dealership Company will fully perform thereunder prior to the Closing.
Section 7.20Compliance with Laws. Except as set forth on Schedule 7.20, the Sellers have materially complied during the three (3) years prior to the Signing Date, and are currently in compliance with, in all material respects, all Applicable Law (excluding Environmental Law, which is addressed in Section 7.13) applicable to the Business (as conducted currently), the Operating Assets and the Real Estate Properties, and no Seller has received any written notice alleging any failure to comply which would reasonably likely (with or without notice or lapse of time) (a) constitute or result in a violation by a Seller of, or a failure on the part of a Seller to comply with, any Applicable Law or (b) give rise to any obligation on the part of a Seller to undertake, or to bear all or any portion of the costs of, any remedial action.
Section 7.21Affiliate Transactions. Except as set forth on Schedule 7.21, no Seller has conducted business, or otherwise entered into a transaction in connection with the Business, with any of its Affiliates, any officer, director, equity holder or employee of a Company or any Affiliate thereof, or any relative of a Principal, in which any of the foregoing has a significant economic interest or which is a Contract set forth on Schedule 2.01(a)(ii). Each Contract or transaction set forth on Schedule 7.21, has been conducted on terms and conditions that are comparable to those that would be obtained in arm’s length dealings with unrelated third parties.
Section 7.22Product Liabilities and Warranties.
(a)Except as set forth on Schedule 7.22, within the last ten years, Sellers have not given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by a Dealership.
(b)Except as set forth on Schedule 7.22, Sellers do not conduct business with respect to insurance operations or service contracts that require a license with a Governmental Authority.
(c)Except as set forth on Schedule 7.22 (and in the amounts detailed on Schedule 7.22), within the last ten years, the Sellers have not participated in, do not currently participate in, and have no Liability for customer marketing or added value plans such as “tires for life,” “batteries for life,” “lifetime oil changes,” customer coupon programs, customer gift certificates, extended service warranties, insurance related products, or similar customer programs.
Section 7.23Title to and Sufficiency of the Operating Assets. The Dealership Companies and Tuxedo Real Estate Partners, LLC possesses, or will possess as of the Closing Date, good and marketable title to the Operating Assets, which will be at the time of Closing free and clear of all Liens. The Operating Assets constitute: (a) all of the non-real property assets necessary for the operation of the Business in the manner presently operated by the Sellers, (b) to the Knowledge of Sellers, all of the non-real property assets required by the Manufacturers to operate the Dealerships and (c) all of the non-real property assets used by the Sellers in connection with the Business other than the Excluded Assets.
Section 7.24No Brokers or Finders. Except for the engagement of Kerrigan Advisors II, Inc., none of the Sellers have incurred (nor will incur) any Liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the Contemplated Transactions. The Buyer will have no obligation or Liability to Kerrigan Advisors, Inc. with respect to the Contemplated Transactions and any fees, commission or compensation that such Person may be entitled.
Section 7.25Lease to Third Parties. Each Lease to Third Parties (i) is a legal, valid and binding obligation of the applicable Seller(s) and the other parties thereto, and (ii) to the Knowledge of the applicable Seller, is in full force and effect in accordance with its terms. To the Knowledge of the applicable Seller, there is no uncured default under any Lease to Third Parties by the applicable Seller(s) or any other party thereto, nor has the applicable Seller(s) received or delivered written notice of any claim of such default under any Lease to Third Parties. Additionally, to the Knowledge of the applicable Seller, no event has occurred (with or without notice, the lapse of time or both) that would constitute a breach thereof by Seller or any counterparty thereto with respect to any Lease to Third Party. Seller has provided true and correct copies of all Leases to Third Parties, and any amendments or assignments thereto.
Section 7.26Timing of Representations and Warranties. The representations, warranties and agreements of the Sellers set forth in this Agreement and the Purchase Documents are made as of the Signing Date and shall be true, correct, complete and accurate on and as of the Closing Date.
Section 7.27No Other Representations and Warranties. Except for the representations and warranties contained in this Article VII (including the related portions of the Disclosure Schedules), no Seller has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers, including any representation or warranty as to the accuracy or completeness of any information regarding the Dealerships and the Operating Assets furnished or made available to Buyer and its Representatives (including any information, documents or material delivered to Buyer or made available to Buyer in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Dealerships, or any representation or warranty arising from statute or otherwise in law.
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Sellers that:
Section 8.01Organization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has full power and authority to own its properties and to carry on its business as presently conducted.
Section 8.02Due Authorization. The execution, delivery and performance of this Agreement and the Purchase Documents, and the consummation of the Contemplated Transactions, have been duly authorized by all necessary actions of the Buyer. This Agreement and the Purchase Documents have been duly executed by the Buyer and are legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, or (b) by general equitable principles.
Section 8.03No Brokers or Finders. The Buyer has not incurred and will not incur any Liability to any broker, finder or agent for any fees, commissions or similar compensation with respect to the Contemplated Transactions.
Section 8.04No Conflict. The execution, delivery and performance of this Agreement and the Purchase Documents by the Buyer and the consummation of the Contemplated Transactions do not and will not (with or without notice or lapse of time) conflict with, violate, result in the termination of, or constitute a default under, or give to any other Person any right of termination, payment, acceleration, vesting, cancellation or modification of or under, or accelerate the performance required by or maturity of, (a) any Applicable Law (except for filings and approvals under the HSR Act), (b) the organizational documents of the Buyer, or (c) any Contracts to which it is a party.

Section 8.05Manufacturer Consent. As of the Signing Date, except as set forth on Schedule 8.05, the Buyer has no reason to believe that (i) it will not receive Consent from any of the Manufacturers or (ii) that there is any reason that any of the Manufacturers will delay providing their Consent.
Section 8.06Financial Capacity. The Buyer has, and shall have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by it hereunder on and after such Closing Date.
Section 8.07Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Business, the Operating Assets and the Real Estate Properties, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in Article VII of this Agreement (including related portions of the Schedules); and (b) neither the Sellers nor any other person has made any representation or warranty as to the Sellers, the Business, the Operating Assets, the Real Estate Properties or this Agreement, except as expressly set forth in Article VII of this Agreement (including the related portions of the Schedules). Notwithstanding the above, nothing in this Section 8.07 will limit or otherwise affect any of the parties’ obligations with respect to covenants contained in the Agreement.
Section 8.08Timing of Representations and Warranties. The representations, warranties and agreements of the Buyer set forth in this Agreement and the Purchase Documents are made as of the Signing Date and shall be true, correct, complete and accurate on and as of the Closing Date.
ARTICLE IX
BUYER’S CONDITIONS PRECEDENT
The obligations of the Buyer under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which the Buyer may waive in writing.
Section 9.01Representations, Warranties and Performance. Other than the Fundamental Representations, the representations and warranties of the Sellers shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Change or other similar qualifier) or in all material respects (in the case of any representation or warranty not qualified by materiality, Material Adverse Change or other similar qualifier) on and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations or warranties are expressly made as of another date, in which case as of such other date as if made on such other date). The Fundamental Representations shall be true and correct in all respects on and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations or warranties are expressly made as of another date, in which case as of such other date as if made on such other date). The Sellers shall have materially performed and complied with all of their covenants and agreements which are required to be performed or complied with on or prior to the Closing Date.
Section 9.02Due Diligence. The Investigation Period shall have expired and the Material Title/Survey Objection and Mandatory Title Cure Matters shall have been resolved. Further, the Environmental Cost to Cure any remediation work shall have been determined and the Holdback Escrow Agreement’s escrow shall have been funded by the applicable Seller.
Section 9.03Proceedings; Approvals.
(a)There shall be no Proceedings or Orders pending or, to Seller’s Knowledge, threatened that affect or possibly could affect the rights of the Buyer to own the Operating Assets and the Real Estate Properties or operate the Business.

(b)The Buyer shall have obtained the Consent, in a form and of a content reasonably satisfactory to the Buyer, of the Manufacturers to enter into a dealer agreement for all of the Dealerships with the Buyer, which approval does not impose upon the Buyer or any Affiliate commitments that would (i) require the relocation of the Dealerships or (ii) exceed $15,000,000 in the aggregate, including any changes to the Dealerships, material action or changes with respect to any Manufacturer’s facilities, space or image guidelines, or other items that are not consistent with industry norm or items that are material in nature; provided, that the pending construction projects at JLR Buckhead and LR North Atlanta shall be disregarded for determining if this provision has been satisfied. All other Consents required to be obtained to consummate the Contemplated Transactions shall have been received by the Buyer, each in a form and of a content satisfactory to the Buyer in its sole discretion.
(c)All applicable time periods under the HSR Act shall have expired or terminated and no Proceeding relating to the HSR Act shall have been instituted and remain pending before any Governmental Authority to restrain, enjoin, prohibit, prevent or otherwise challenge the Contemplated Transactions.
Section 9.04No Material Adverse Change. Between the Signing Date and the Closing Date there shall not have been a Material Adverse Change.
Section 9.05Voluntary Relinquishment of License. The Dealership Companies, if requested by the Buyer, shall have voluntarily relinquished (or made arrangements to relinquish) its motor vehicle dealer license from the appropriate Governmental Authority as to the Business when and as required by the State of Georgia and shall inform Buyer as to when the licenses will be relinquished.
Section 9.06Governmental Approval. The Buyer shall have received all Permits, and other authorizations, consents or approvals of all Governmental Authorities, in connection with Contemplated Transactions necessary or appropriate for the Buyer to consummate the same, including, without limitation all dealer licenses required by the applicable Governmental Authorities; provided, however, that Buyer may not rely on the failure of this condition if such failure results from Buyer’s breach of this Agreement or failure to timely submit complete applications and supporting materials, unless the failure to timely submit was due to a Seller not providing the Buyer the information or access necessary to make such timely submission.
Section 9.07New and Used Vehicle Titles. MSOs for each New Vehicle shall be duly endorsed by the respective Dealership Company and delivered to the Buyer. Any MSOs not in possession relating to vehicles-in-transit or recently received vehicles, will upon receipt be promptly assigned over to the Buyer. The Dealership Companies shall duly assign and deliver to the Buyer titles to each Other Vehicle.
Section 9.08Third Party Leases; Gwinnett Parking Lease.
(a)For each Third Party Lease, Sellers shall obtain a consent, if required by the applicable Third Party Lease, from the landlord thereunder and any landlord under a master lease to the Third Party Lease, if applicable, in form and substance reasonably satisfactory to the Buyer, to the assignment of applicable Seller’s leasehold interest in such Third Party Lease to the Buyer. For each of the Material Third Party Leases, Sellers shall have used commercially reasonable efforts to obtain (A) an estoppel certificate from the landlord thereunder and any landlord under a master lease to the Third Party Lease, if applicable, in form and substance reasonably satisfactory to the Buyer, which estoppel certificate shall confirm all material terms, including, without limitation, the term, any renewals, rent, security deposit, options to purchase or rights of first refusal, and that there is no event of default thereunder beyond applicable notice and cure periods, and such estoppel certificate shall certify to the Buyer that a true and correct copy of the Material Third Party Lease is affixed thereto, (B) confirmation from the landlord that any option to purchase or right of first refusal in the Third Party Lease is valid and assigned to the Buyer, and (C) if applicable, a subordination, non-disturbance and attornment agreement from the holder of any lien affecting the fee simple title described in any Material Third Party Lease, all in form and substance acceptable to the Buyer.
(b)For the Gwinnett Parking Lease, Gwinnett Parking, LLC shall have negotiated in good faith towards the parties reaching mutually agreed upon terms for such lease, and if so agreed upon, and if Buyer has requested, Gwinnett Parking, LLC shall have executed and delivered the Gwinnett Parking Lease to Buyer.
Section 9.09Closing Consents. Sellers shall have received and delivered to the Buyer each of the Consents set forth on Schedule 9.09, in each case, in form and substance reasonably acceptable to Buyer (the “Closing Consents”); provided that Sellers shall not be required to pay any money, grant any concession, commence any Proceeding or incur any Liability to obtain any Closing Consent unless expressly provided elsewhere in this Agreement.
Section 9.10Closing Deliverables. Sellers shall have delivered all agreements and other instruments required to be delivered by Sellers under Section 6.02.
Section 9.11Leases to Third Parties. For each of the Leases to Third Parties, Sellers shall have used commercially reasonable efforts to obtain (A) an estoppel certified from the tenant, subtenant, or other third party thereunder in form and substance reasonably satisfactory to the Buyer, which estoppel certificate shall confirm all material terms, including, without limitation, the term, any renewals, rent, security deposit, payment obligations, and that there is no event of default thereunder, and such estoppel certificate shall certify to the Buyer that a true and correct copy of the Lease to Third Parties is affixed thereto, and (B) if applicable based on the terms of the Leases to Third Parties, written consent from the tenant or other party to the assignment, all in a form and substance reasonably acceptable to the Buyer.
ARTICLE X
SELLERS’ CONDITIONS PRECEDENT
The obligations of the Sellers under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which the Sellers may waive in writing.
Section 10.01Representations, Warranties and Performance. The representations and warranties of the Buyer shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Change or other similar qualifier) or in all material respects (in the case of any representation or warranty not qualified by materiality, Material Adverse Change or other similar qualifier) on and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations or warranties are expressly made as of another date, in which case as of such other date as if made on such other date). The Buyer shall have performed and complied with all of its covenants and agreements which are required to be performed or complied with on or prior to the Closing Date.
Section 10.02Payment. Buyer shall have paid (i) the Estimated Operations Purchase Price Closing Payment, and (ii) the Real Estate Purchase Price to Escrow Agent to distribute to the respective Seller via wire transfer.
Section 10.03HSR Approval. All applicable time periods under the HSR Act shall have expired or terminated and no action or Proceeding relating to the HSR Act shall have been instituted and remain pending before any Governmental Authority to restrain, enjoin, prohibit, prevent or otherwise challenge the transactions contemplated by this Agreement.
Section 10.04Closing Deliverables. Buyer shall have delivered all agreements and other instruments required to be delivered by Buyer under Section 6.03.

ARTICLE XI
FURTHER COVENANTS
Section 11.01Information Prior to Closing. From the Signing Date to the Closing Date, the Sellers will provide the Buyer and its Representatives reasonable access to, and permit such Persons to review, the Operating Assets, the Real Estate Properties, and shall provide such other information to the Buyer and its Representatives as shall have been reasonably requested by them, in each case during normal business hours, upon reasonable prior notice, subject to Applicable Law, and in a manner that does not unreasonably interfere with the Business. The Dealership Companies shall also make their senior management available to the Buyer and its Representatives for discussions at mutually agreeable times. Buyer will have reasonable access to the Real Estate Properties and personnel records of the Dealership Companies for the purpose of preparing for and conducting employment interviews with the Employees, subject to Applicable Law and Sellers’ reasonable human resources protocols. Further, the Buyer shall be entitled to conduct interviews with the Employees prior to the Closing Date only upon reasonable notice to, and in coordination with, the Sellers’ Representative. The Sellers shall provide the Buyer with copies of all monthly financial statements and other periodic reports provided to the Manufacturers at the same time that such statements and reports are provided to the Manufacturers. The Sellers shall promptly notify the Buyer in writing of any fact, condition, event or occurrence of which Sellers have Knowledge that could reasonably be expected to result in the failure of any of the conditions contained in Article IX to be satisfied. Notwithstanding anything to the contrary, no access to the Operating Assets, the Real Estate Properties, or employees shall be exercised by Buyer without prior written permission from the Sellers’ Representative as to the time, location, participants and scope.
Section 11.02Financing Matters.
(a)The Sellers acknowledge that the Buyer intends to obtain Debt Financing to finance a portion of the Operations Purchase Price, the Real Estate Purchase Price and the other amounts required to be paid by the Buyer to consummate the Contemplated Transactions. For the avoidance of doubt, the Buyer’s obligation to pay the Operations Purchase Price, the Real Estate Purchase Price and all other amounts required hereunder is not contingent upon the Buyer's receipt of proceeds from any Debt Financing or Alternative Financing.
(b)The Buyer shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate Debt Financing sufficient, when taken together with cash, available lines of credit or other sources of immediately available funds available to it, to pay the Operations Purchase Price, the Real Estate Purchase Price and the other amounts required to be paid by the Buyer to consummate the Contemplated Transactions as promptly as practicable after the date hereof, but in any event on or before the Closing, including, to the extent the debt financing contemplated by the Debt Commitment Letter is necessary to finance such amounts, using commercially reasonable efforts to comply with the terms and conditions of, and maintain in effect, the Debt Commitment Letter; negotiate, enter into and deliver definitive agreements with respect to the debt financing contemplated by the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter; and satisfy (or obtain waivers of) on a timely basis all conditions applicable to such debt financing in such definitive agreements to the extent within the control of the Buyer. The Buyer shall use its commercially reasonable efforts to enforce its rights under the Debt Commitment Letter against the Financing Sources in the event of any breach or failure to fund thereunder.
(c)Without the prior written consent of the Sellers, the Buyer shall not permit any amendment, restatement, supplement or other modification to be made to, or any waiver of any provision or remedy under, or terminate or replace, the Debt Commitment Letter if such amendment, restatement, supplement, modification, waiver, termination or replacement would, or could reasonably be expected to, (i) materially delay, impede or prevent the Closing or the availability or funding of Debt Financing in an amount sufficient, when taken together with cash, available lines of credit or other sources of immediately available funds available to it, to pay the Operations Purchase Price, the Real Estate Purchase Price and the other amounts required to be paid by the Buyer to consummate the Contemplated Transactions, (ii) expand the conditions contained in the Debt Commitment Letter or create any new or additional condition to the debt financing thereunder in either case in a manner that could be reasonably likely to prevent, delay or impair in any material respect the ability of the Buyer to consummate the Contemplated Transactions, (iii) reduce the net cash proceeds of the debt financing contemplated by the Debt Commitment Letter, including as a result of any increase in the aggregate amount of fees to be paid or original issue discount of such debt financing (unless alternative financing in such amount has been obtained or financing commitments in such amount have been obtained in either case that do not contain new or additional conditions or otherwise expand, amend or modify any of the terms or conditions from the terms and conditions under the Debt Commitment Letter in any manner that would be reasonably likely to (1) prevent, delay or impair in any material respect the ability of the Buyer to consummate the Contemplated Transactions or (2) adversely impact in any material respect the ability of the Buyer to enforce its rights against the other parties to such alternative financing or financing commitments), (iv) change the date for termination and/or expiration of the Debt Commitment Letter to an earlier date, or (v) adversely impact the ability of the Buyer to enforce its rights against other parties to the Debt Commitment Letter. For the avoidance of doubt, the Buyer may modify, supplement or amend the Debt Commitment Letter to add lead arrangers, bookrunners, syndication agents, documentation agents or entities in similar roles; provided that such modifications, supplements or amendments do not result in any reduction in the net cash proceeds available to the Buyer to fund the Contemplated Transactions or any expansion or addition of conditions to funding. The Buyer shall promptly (and in any event within three (3) Business Days) provide the Sellers written notice of any material amendment, restatement, supplement, modification, waiver, termination or replacement relating to the Debt Commitment Letter.
(d)In the event that all or any portion of the debt financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Commitment Letter for any reason, other than as a result of the replacement thereof with alternate financing or financing commitments in compliance with Section 11.02(c), the Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain, as promptly as practicable following the occurrence of such event, substitute financing on terms and conditions that are not less favorable to the Buyer than the terms and conditions set forth in the Debt Commitment Letter (as applicable, including fees and “market flex” provisions) relating to the debt financing to be replaced and that could not reasonably be expected to (x) prevent, delay or impair in any material respect the consummation of the Contemplated Transactions, (y) impose any additional obligation on, or reduce any right of, the Sellers or their Affiliates, or (z) contain conditions to funding that are more restrictive or expansive in any material respect than those contained in the Debt Commitment Letter as of the date hereof, from the same or alternative sources in an amount sufficient that when taken together with cash, available lines of credit or other sources of immediately available funds available to it would be sufficient to consummate the Contemplated Transactions and the other transactions contemplated by this Agreement (the “Alternative Financing”) (and shall, promptly upon the execution and delivery thereof, provide to the Sellers true and complete copies of the commitment letters and definitive documents related to the Alternative Financing (in the case of a fee letter, as customarily redacted for a transaction of this nature)). All references to the term “Debt Commitment Letter” shall include any commitment letter or similar document for the Alternative Financing.

(e)The Buyer shall give the Sellers prompt written notice upon obtaining knowledge thereof (and in any event within three (3) Business Days): (i) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to such breach or default) under the Debt Commitment Letter by any party thereto, (ii) of the receipt of any written notice from any party to the Debt Commitment Letter with respect to any actual or threatened breach, default, withdrawal, termination or repudiation of any provisions of the Debt Commitment Letter by such party, (iii) of any material dispute or disagreement between or among any parties to the Debt Commitment Letter and (iv) if for any reason the Buyer believes in good faith that it will not be able to timely obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter. Promptly following any reasonable written request by the Sellers therefor, the Buyer shall provide the Sellers any information reasonably requested by the Sellers in writing relating to any circumstance referred to in the immediately preceding sentence subject to any applicable confidentiality requirements set forth in the Debt Commitment Letter or otherwise; provided that, the Buyer shall use commercially reasonable efforts to obtain any consent or waiver necessary to permit disclosure of such information to the Sellers and, if such consent or waiver cannot be obtained, shall provide the Sellers with a summary of such information in reasonable detail to the extent permitted. The Buyer shall keep the Sellers informed on a reasonably current basis of the status of its efforts to arrange any Debt Financing (or substitute financing obtained in accordance with Section 11.02(d) and provide to the Sellers, promptly upon request, copies of all definitive documentation relating to any Debt Financing (or substitute financing obtained in accordance with Section 11.02(d)).
(f)Prior to the Closing Date, the Sellers shall use commercially reasonable efforts to provide, and to cause their respective controlled Affiliates and their respective Representatives to provide, at the Buyer’s sole cost and expense, the Buyer such cooperation as may be reasonably requested by the Buyer with respect to the arrangement of the Debt Financing and is customarily required for financings of the type and size contemplated by the applicable Debt Financing; provided that such requested cooperation does not unreasonably interfere with the Business or the other businesses and operations of the Sellers (or the operations of their respective Affiliates or their or their respective Affiliates’ applicable Representatives) or cause competitive harm thereto and that any information requested by the Buyer is reasonably available to the Sellers (including reasonably available to the Sellers via any of their respective controlled Affiliates or their respective Representatives), and provided further that such requests are timely made (and in any event made in writing with at least three (3) Business Days’ advance notice (or such shorter period as may be agreed by the Sellers in their reasonable discretion)) so as to not delay the Closing beyond the date that it would otherwise occur. Such cooperation may include, upon the Buyer’s written request, using commercially reasonable efforts to: (a) provide historical financial information and other similar information prepared in the ordinary course of business relating to the Operating Assets and the Real Estate Properties and all updates thereto made in the ordinary course of business and provide reasonable assistance to the Buyer in each case in connection with and to the extent customarily required for the Buyer’s preparation of (i) a description of the Operating Assets and the Real Estate Properties and “Management’s Discussion and Analysis” with respect to the Operating Assets and the Real Estate Properties, (ii) pro forma financial information to be included in any marketing materials to be used in connection with the Debt Financing (it being agreed that in no event shall the Sellers or their respective Representatives be required to provide any projections or other pro forma or other forward-looking financial information, or assistance relating to (x) the proposed aggregate amount of Debt Financing or other financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such Debt Financing or other financing, (y) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing or (z) any financial information related to the

Buyer or any of its Affiliates or any adjustments that are not directly related to the acquisition of the Operating Assets and the Real Estate Properties by the Buyer) and (iii) any other relevant section of any offering memoranda, offering prospectuses, bank information memoranda, marketing materials, rating agency presentations and similar documents, and identify any information contained therein that would constitute material, non-public information with respect to the Sellers, their Affiliates or their respective securities or the Operating Assets and the Real Estate Properties for purposes of foreign, United States federal or state securities laws, in each case to the extent necessary in connection with the Debt Financing; (b) participate in no more than four (4) due diligence sessions and two (2) road shows or ratings agency presentations in connection with the Debt Financing (with all of the foregoing to be virtual at the Sellers’ or such persons’ reasonable request) including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and representatives (including, for the avoidance of doubt, accountants) of the Sellers, on the one hand, and the Financing Sources in connection with the Debt Financing, on the other hand, for purposes thereof, and permit prospective lenders and/or underwriters involved in the Debt Financing to conduct customary due diligence, in each case with respect to the cooperation provided pursuant to this clause (f), during normal business hours and with reasonable prior notice and subject to customary confidentiality arrangements; (c) reasonably cooperate in satisfying the conditions precedent to the Debt Financing to the extent such conditions require the cooperation of the Sellers, their respective Representatives; (d) requesting that auditors and accounting firms of the applicable members of Sellers provide reasonable assistance as and to the extent requested by the Buyer, including by requesting the provision of customary accountants’ comfort letters and consents to the extent required, customary or reasonably appropriate in connection with the Debt Financing; (e) providing reasonable assistance in the review of disclosure schedules related to the Debt Financing for completeness and accuracy; (f) furnish at least eight (8) Business Days prior to the Closing Date all documentation and other information required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001, in each case to the extent reasonably requested by the Buyer in writing at least ten (10) Business Days prior to the Closing Date; and (g) reasonably facilitate the Buyer’s preparation of the documentation necessary to pledge and mortgage any Operating Assets and the Real Estate Properties that will be collateral under the Debt Financing, including to reasonably assist the Buyer in its preparation of disclosure schedules relating to the Operating Assets and the Real Estate Properties in connection with Debt Financing; provided that, in no event shall any member of the Sellers be required to execute, deliver or file any mortgage, deed of trust, security agreement, UCC financing statement or similar instrument or document prior to the Closing. Notwithstanding anything in this Section 11.02 or otherwise in this Agreement to the contrary, neither the Sellers nor any of their Affiliates or their respective Representatives shall be required (i) to cause any of their respective boards of directors or managers (or equivalent bodies) to adopt any resolution, grant any approval or authorization or otherwise take any corporate or similar action in each case for the purpose of approving the Debt Financing (other than those of any Seller that only take effect immediately prior to the Closing and that terminate with no Liability to any member of the Sellers or any of its Affiliates or their respective Representatives upon termination of this Agreement); (ii) to pay any commitment or other fee or reimburse any expense in respect of or in connection with the Debt Financing or incur any actual or potential liability or give any indemnities (other than, in the case of any such fees or expenses, those of any Seller that only take effect upon the Closing and that terminate with no Liability to the Sellers or any of its Affiliates or their respective Representatives upon termination of this Agreement); (iii) to deliver or obtain legal opinions of internal or external counsel in connection with the Debt Financing; (iv) to have any member of the Sellers or any of its Affiliates or any of their respective Representatives (other than any Seller to the extent the same only take effect upon the Closing and that terminate with no Liability to the Sellers or any of its Affiliates or their respective Representatives upon termination of this Agreement) enter into, execute, deliver or perform, or amend or modify, any agreement, certificate, document or instrument, including any financing agreement, with respect to the Debt Financing; (v) to cause any of their officers, directors, employees or other Representatives to take any action that could result in any actual or personal Liability with respect to any matters relating to the Debt Financing; (vi) to take any action that will (x) conflict with or violate the organizational documents of any member of the Sellers or any of their Affiliates or any Law or order, (y) cause any representation or warranty in this Agreement to be breached or become inaccurate, cause any breach of any covenant in this Agreement, or cause any condition to the Closing set forth in Article IX to not be satisfied or (z) result in the contravention of, or that could reasonably be expected to result in a material violation or breach of, or a material default under, any Contract to which any member of the Sellers or any of its Affiliates is a party or bound; (vii) to provide access to or disclose information constituting attorney work product or where the Sellers determine that such access or disclosure could jeopardize the attorney-client privilege or contravene any Applicable Law or order; or (viii) waive or amend any terms of this Agreement or any Purchase Documents. No member of the Sellers or any of its Affiliates or Representatives shall be required to make any representation or warranty in connection with the Debt Financing or the marketing efforts with respect thereto, except to the extent of any representation or warranty made by any member of the Sellers pursuant to this Agreement, the accuracy of which is a condition to the closing of any Debt Financing. All non-public or other confidential information provided by or on behalf of the Sellers, their respective Affiliates or their respective Representatives pursuant to this Section 11.02, to the extent identified as such by the Sellers, shall be kept confidential in accordance with, and shall be subject to the terms of, Section 11.07.
(g)The Buyer shall indemnify, defend, and hold harmless the Buyer’s Indemnitees from and against any and all Damages suffered or incurred (directly or indirectly) by them in connection with the arrangement or consummation of the Debt Financing, any action taken by them pursuant to this Section 11.02 or in connection with the arrangement of the Debt Financing or any information utilized in connection therewith, in each case, except to the extent suffered or incurred as a result of (i) the fraud, bad faith, gross negligence or willful misconduct of any Buyer’s Indemnitee or (ii) information provided by any Buyer’s Indemnitee that is materially inaccurate. The Buyer shall promptly, upon request by any Seller, reimburse the Buyer’s Indemnitees for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by them in connection with this Section 11.02, except for any Audit expenses which are addressed below.
(h)During the Information Period, the Buyer will be required to file certain historical financial statements of the Sellers in accordance with the requirements of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (“SEC”), and may include certain information with respect to the Sellers in offering documentation, including in each case the Required Financial Statements and certain pro forma financial statements. In accordance with the foregoing, the Sellers shall deliver to the Buyer the Required Financial Statements as promptly as practicable following a request from Buyer, but in no event later than 30 days following the request from Buyer. As promptly as practicable following the reasonable request of the Buyer, the Seller shall deliver, or shall cause its Representatives to deliver, any and all financial data, work papers, ledgers and other relevant information regarding the Business necessary to permit the Buyer and its Representatives to prepare any financial information or statements for inclusion in any filing or offering documentation, including the Required Financial Statements and any pro forma financial statements required under Regulation S-X. In addition, the Seller shall, and shall cause its Representatives, affiliates, employees and consultants to, use commercially reasonable efforts to (A) cooperate with the Buyer and its Representatives (i) in the preparation of the Required Financial Statements and any pro forma financial statements required under Regulation S-X, (ii) in connection with responding to any comments from the SEC concerning such Required Financial Statements or pro forma financial statements, and (iii) in connection with the preparation of any SEC filings or offering documentation, as necessary, and (B) provide customary consents and comfort letters as Buyer may reasonably request in connection with such filing or offering documentation; provided, however, the obligations of the Sellers under this Section 11.02(h) shall terminate on the date on which Buyer files with the SEC its Annual Report on Form 10-K for the fiscal year following the year in which the Closing occurs (the “Information Period”). Buyer shall be solely responsible for any cost or expense associated with this Section 11.02(h); provided, that, the costs to have the Audit with respect to the Required Financial Statements shall be shared equally between Buyer and the Sellers. The Buyer shall indemnify, defend, and hold harmless the Buyer’s Indemnitees from and against any and all Damages suffered or incurred (directly or indirectly) by them in connection with their obligations under this Section 11.02(h), except to the extent suffered or incurred as a result of (i) fraud, bad faith, gross negligence or willful misconduct of any Buyer’s Indemnitee or (ii) information provided by any Buyer’s Indemnitees that is materially inaccurate.
Section 11.03Operation of Business. The Sellers shall continue to operate the Business in the ordinary course consistent with past practices. The Sellers shall: (a) not knowingly take or permit any action or omit to take any action which would cause any of the representations and warranties of the Sellers to become untrue; (b) not enter into any material contract, agreement, or other arrangement (including inventory orders, dealer trades and other transactions affecting inventory level and mix) with any Person, other than Contracts in the ordinary course of business, and consistent with past practices and industry standards, and not amend, modify or terminate any of the Assumed Contracts, without prior consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Buyer does not respond within three (3) Business Days after written request; (c) maintain in full force and effect all insurance policies currently maintained by each Company; (d) keep the Operating Assets and Improvements in operating condition, wear and tear excepted, and perform all necessary repairs and maintenance thereto; (e) not undertake any multiple or wholesale dealer trades with others or its Affiliates (directly or indirectly) that are not on commercially reasonable terms and conditions consistent with past practices, except to dispose of vehicles not to be purchased by Buyer; (f) not take or omit to take any action that would interfere with the Buyer’s employment of any Employee; (g) not conduct a “going out of business,” “clearance sale,” “liquidation sale” or similar sale; and (h) not sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap, encumber (including by the granting of any covenants) or otherwise dispose of, or subject to any Lien, any Purchased IP. The Sellers agree to promptly inform the Buyer of the occurrence of any of the items set forth in this Section 11.03.
Section 11.04Expenses. Except as set forth in Section 6.04, and subject to Section 14.02, each party shall be responsible for and shall pay all of its respective expenses arising in connection with the negotiation and consummation of the Contemplated Transactions. This Section 11.04 will survive the Closing or termination of this Agreement.
Section 11.05Further Actions; Antitrust Approvals; Termination of Employees; Assurances; WARN.
(a)Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise expressly provided herein, each of the Parties agrees to use commercially reasonably efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper and advisable to consummate and make effective, as promptly as practicable, the Contemplated Transactions (including, the satisfaction, but not waiver, of the Closing conditions set forth in Article IX and Article X). Each of the Buyer and Sellers shall use commercially reasonable efforts to obtain Consents of all Governmental Authorities and other Persons necessary to consummate the Contemplated Transactions.
(b)In connection with, and without limiting anything contained in Section 11.05(a) to the contrary, the parties each shall (i) file as promptly as practicable (and in any event within ten (10) Business Days of the execution of this Agreement) with the Federal Trade Commission (“FTC”) and the

United States Department of Justice Antitrust Division (“Antitrust Division”) the notification and report form required under the HSR Act (the “HSR Filings”) with respect to the Contemplated Transactions and (ii) make, as promptly as practicable, all notifications and other filings required under any other applicable Antitrust Laws (such filings together with the HSR Filings, the “Antitrust Filings”). The Antitrust Filings shall be in substantial compliance with the requirements of Applicable Law.
(c)The Sellers and the Buyer shall promptly inform the other party upon receipt of any communication from the FTC, the Antitrust Division or any other Governmental Authority regarding the Contemplated Transactions. If any Seller or the Buyer (or any of their respective Affiliates or Representatives) receives a request for additional information or documentary material from any such Governmental Authority that is related to the Contemplated Transactions, then such Person will use commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. The Sellers and the Buyer agree not to participate, or to permit their Affiliates or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority in connection with the Contemplated Transactions (including in connection with the Antitrust Filings) unless such Person first consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate duly represented by its external counsel. The Sellers and the Buyer shall not, without the consent of the other party, enter into any understandings, undertakings or agreements (oral or written) which the Sellers or Buyer, as the case may be, proposes to make or enter into with the FTC, the Antitrust Division, or any other Governmental Authority in connection with the Contemplated Transactions (including in connection with the Antitrust Filings). In furtherance and not in limitation of the foregoing, each of the Sellers and the Buyer will, unless otherwise agreed in writing, use commercially reasonable efforts to resolve any objections that may be asserted with respect to the Contemplated Transactions under any Antitrust Law.
(d)Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 11.05, it is agreed that the Buyer shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances; provided, however, that the Buyer shall consult in advance with Sellers’ Representative and in good faith take the Sellers’ Representative’s views into account regarding the overall strategic direction of obtaining antitrust or competition clearance and consult with the Sellers’ Representative prior to taking any material substantive position in any written submission or, to the extent practicable, discussions with any Governmental Authority.
(e)Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to propose, negotiate, offer to commit or effect (or commit or effect), by consent decree, hold separate order or otherwise, the sale, divestiture, assignment or disposition of any assets or businesses, whether of Buyer and its Affiliates, or of the Sellers, or otherwise offer to take or commit to take any action which it is lawfully capable of taking, in each case, as may be required in order to obtain the requisite Consent of any Governmental Authority or to avoid the commencement of any Proceeding by any Governmental Authority to prohibit the Contemplated Transactions, in each case, on the basis of the Antitrust Laws, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining Order or other Order issued or imposed on the basis of the Antitrust Laws so as to enable the Closing to occur by or before the date that is 160 days after the Signing Date. The parties shall not, and shall not permit any of their respective Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or investment would reasonably be expected to (i) impose any delay in obtaining, or increase the risk of not obtaining, any Consent or Order of any Governmental Authority necessary to consummate the Contemplated Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Contemplated Transactions, or (iii) materially delay the consummation of the Contemplated Transactions.
(f)Neither Buyer nor any Seller shall extend any waiting period under any applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Contemplated Transactions, except with the prior written Consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).
(g)The Buyer shall timely notify Sellers’ Representative of each Employee whom the Buyer engages or employs and the effective date of such engagement of hiring and the Sellers shall take all action required by Applicable Law to, and shall, terminate the employment of the Transferred Employees (as defined below) as of the day prior to the first day of engagement or employment with the Buyer, as applicable, but not sooner than, the close of business on the Closing Date so as not to cause an “employment loss” for purposes of the WARN Act or similar Applicable Law.  The Sellers shall fully pay and satisfy all outstanding Liabilities of the Dealership Companies, the Management Company or the Collision Center Company, as the case may be, for wages and other compensation with respect to all Employees, including any accrued vacation and sick leave earned and payable by the Dealership Companies, the Management Company or the Collision Center Company, as the case may be,  to the Employees for periods on or prior to such termination.
(h)COBRA. The parties hereby agree that Buyer will provide the group health plan continuation coverage as required pursuant to COBRA, in accordance with Section 4980B of the Code and Sections 601-608 of ERISA (“COBRA Coverage”), to all “M&A qualified beneficiaries” (as such term is defined in the Treasury Regulations, 26 CFR § 54.4980B-9) with respect to the transactions contemplated herein, including all individuals anticipated to be eligible for COBRA benefits under an Employee Benefit Plan that is a “group health plan” (as defined pursuant to COBRA) during the time period beginning on the Closing Date and continuing for such period of time as required by applicable law, each of whom is identified on Schedule 11.05(h)(i) to the extent the individual has had a qualifying event prior to the date hereof, and Schedule 11.05(h)(i) includes the individual’s name, the individual’s relationship to the Sellers (e.g., employee, former employee, spouse or other dependent), the date of the qualifying event, the date the COBRA election notice was provided, and the coverage elected, if any. Schedule 11.05(h)(i) shall be updated prior to the Closing to add all “M&A qualified beneficiaries” with respect to the transactions contemplated herein who are individuals eligible for COBRA benefits under an Employee Benefit Plan that is a “group health plan” (as defined pursuant to COBRA) as of the day prior to the Closing, and remove all those no longer eligible for COBRA Continuation Coverage as of the Closing Date (the updated list of individuals, plus any employee who does not accept an offer of employment from Buyer with substantially the same or better compensation and benefits as such employee previously had with the applicable Dealership Company, plus any individual who becomes entitled to an offer of COBRA Continuation Coverage because Buyer does not offer employment to, or does not ultimately hire, any of the Sellers’ employees, shall be the “COBRA Indemnity Individuals”). Notwithstanding the foregoing, the Sellers shall be entitled to inform Buyer prior to Closing that it will provide for alternative arrangements for the COBRA Indemnity Individuals.
(i)Buyer will use commercially reasonable efforts to track claims experience for the COBRA Indemnity Individuals. Upon the Sellers’ request, the Buyer will provide claims reports for the COBRA Indemnity Individuals to the extent such reports can be obtained from the Buyer’s applicable insurance carrier or claims administrator without violating HIPAA or other applicable privacy laws.
(ii)The Sellers and Principals shall jointly and severally indemnify and hold harmless any Sellers’ Indemnitees for any out-of-pocket fees, costs, expenses, liabilities and other losses or monetary obligations incurred in connection with, arising out of or related to the provision of or entitlement to COBRA Coverage or benefits for the COBRA Indemnity Individuals, net of any premium payments made by the COBRA Indemnity Individuals (collectively, the “COBRA Losses”). For the avoidance of doubt, COBRA Losses, are measured only after the aggregate premiums paid by all the COBRA Indemnity Individuals are applied and shall not include any costs for which Sellers’ Indemnitees otherwise is entitled to reimbursement pursuant to any insurance policy. The Sellers shall not be required to make any payments for COBRA Losses until a Sellers’ Indemnitee provides the Sellers with a statement of COBRA Losses, which statement shall include a reasonably detailed accounting of the premiums paid and the medical costs incurred in respect of the applicable COBRA Indemnity Individual(s), provided that such detail shall be limited to avoid any violation of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and provided further that if additional information is required in order to validate any premiums or costs, the parties shall negotiate in good faith to work through a mutually agreeably third party to validate any premiums or costs in compliance with HIPAA.
(i)The Buyer agrees that it will offer employment, with such employment to be effective as of the Closing Date, to such a number of the Employees as is required by Sellers such that no notice is required under the WARN Act; provided, however, that the Sellers covenant and agree to not cause there to be an “employment loss” of any of the Employees in the 90 days prior to the Closing except for terminations due to performance. Buyer shall not bear any Liability which may accrue against Sellers or any of their Affiliates to the Sellers’ Employees, any unit of local government or otherwise under the WARN Act or any similar Applicable Law as the result of the Buyer’s failure to extend offers to Employees who do not pass the Buyer’s employee screening or drug testing, in which case Buyer shall still offer employment to a sufficient number of the Employees such that no notice is required under the WARN Act.
(j)Coverage for all Employees who are engaged or hired by the Buyer or its Affiliates effective as of the Closing Date (the “Transferred Employees”) and their respective dependents under the Benefit Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Sellers’ Welfare Plans”) shall continue through the end of the calendar month in which the Closing Date occurs. The plans sponsored by the Buyer or its Affiliates that are welfare benefit plans within the meaning of Section 3(1) of ERISA (the “Buyer’s Welfare Plans”) shall provide coverage and benefits for all Transferred Employees and their respective eligible spouses and dependents effective as of the first day of the calendar month following the Closing Date. The Buyer and its Affiliates and the Buyer’s Welfare Plans shall be liable for all claims of any Transferred Employees and their respective eligible spouses and dependents on or after the effective date of coverage under the Buyer’s Welfare Plans submitted pursuant to the terms of the Buyer’s Welfare Plans, to the extent such claims are incurred on or after the effective date of coverage and are otherwise eligible for coverage under the terms of the Buyer’s Welfare Plans. The Sellers shall retain responsibility and liability for all claims of the Transferred Employees incurred before the effective date of coverage under the Buyer’s Welfare Plans that are otherwise eligible for coverage or covered under the terms of the Sellers’ Welfare Plans. For purposes of this Section 11.05(j), a claim shall be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that the service was rendered or the supply was purchased (for purposes of health care programs). If Buyer requests Seller to maintain the Sellers’ Welfare Plans post-Closing, Buyer shall reimburse the Sellers for the premium costs associated with the Sellers’ Welfare Plans attributable to coverage provided to Transferred Employees after the Closing Date through the effective date of Buyer’s Welfare Plans.
(k)As soon as administratively practicable after the Closing, the Sellers and Buyer shall take all actions necessary to permit Transferred Employees to elect direct rollovers (described in Section 402(c) of the Code) of the Transferred Employees’ account balances (including any outstanding loans) under the Benefit Plans that are defined contribution plans qualified under Section 401(a) of the Code to a defined contribution plan or plans sponsored by the Buyer or its Affiliates and qualified under Section 401(a) of the Code.
(l)The Buyer shall permit the elections made by Transferred Employees for the plan year that contains the Closing Date under the applicable Benefit Plans that include flexible benefits programs (the “Sellers’ Flexible Account Plan”) to continue under one or more flexible benefits programs maintained by the Buyer for the benefit of the Transferred Employees (the “Buyer’s Flexible Account Plan”), which plan(s) shall be substantially comparable to the Sellers’ Flexible Account Plan. After the Closing Date, the Buyer shall be liable for reimbursement of all reimbursable medical and dependent care claims incurred by the Transferred Employees in the year in which the Closing occurs, to the extent that such claims are unpaid as of the Closing Date. Effective as of the Closing, the Seller shall transfer to the Buyer’s Flexible Account Plan all obligations and liabilities of the Sellers’ Flexible Account Plan attributable to the Transferred Employees and their dependents and beneficiaries determined immediately prior to the Closing, and the Buyer’s Flexible Account Plan shall credit each such Transferred Employee’s flexible spending account with the balance for such Transferred Employee’s account under the Sellers’ Flexible Account Plan as of immediately prior to the Closing. Each Transferred Employee eligible to participate in the Buyer’s Flexible Account Plan shall continue his or her election in effect under the Sellers’ Flexible Account Plan for the remainder of the calendar year in which the Closing occurs, and the Buyer’s Flexible Account Plan shall honor any claims incurred by a Transferred Employee during the calendar year that would otherwise be an eligible expense under the Sellers’ Flexible Account Plan, whether or not such expense was incurred before, on or after the Closing Date. As soon as practicable after the Closing, the Seller shall transfer to Buyer in cash an amount (if greater than US $0) equal to the total amount that Transferred Employees have contributed to the Sellers’ Flexible Account Plan through the Closing Date for the calendar year that includes the Closing less all amounts that have been paid from the Sellers’ Flexible Account Plan through the Closing Date for medical expense and dependent care claims incurred by the Transferred Employees in the calendar year that includes the Closing (such difference, the “Flex Plan Amount”). The Seller shall provide the Buyer with all information reasonably requested by the Buyer in order for the Buyer and the Buyer’s Flexible Account Plan to satisfy the obligations set forth in this Section 11.05(l).
(m)Buyer shall use commercially reasonable efforts to cause service rendered by each Transferred Employee to be credited for purposes of participation and vesting (but expressly excluding for purposes of benefit accruals under any defined benefit pension plan), as applicable, under all employee benefit plans, programs, policies and arrangements of Buyer and its Affiliates in which such Transferred Employee participates from and after the Closing Date, to the same extent as such service was taken into account under the Benefit Plans for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Buyer shall use commercially reasonable efforts to cause the Transferred Employees to (i) not be subject to any pre-existing condition limitation under Buyer’s Welfare Plan for any condition for which such Transferred Employee would have been entitled to coverage under any corresponding Sellers’ Welfare Plan in which such employee participated immediately prior to the Closing Date and (ii) be given credit under Buyers’ Welfare Plan for co-payments made and deductibles satisfied in the year of the Closing, prior to the Closing Date under the corresponding Sellers’ Welfare Plan.
(n)Except as expressly provided herein, nothing contained in this Section 11.05 shall (i) confer any rights, remedies or claims (including third-party beneficiary rights) upon any Employee or any other Person, (ii) be considered or deemed an establishment or amendment or termination of any Benefit Plan, any Buyer benefit plan or any other benefit or compensation plan, program, agreement, policy or arrangement, (iii) guarantee continued employment or service or any particular term or condition of employment or service for any Person or limit the ability of Buyer or any of its Affiliates to terminate the employment or service of any Person at any time and for any or no reason, or (iv) limit the ability of Buyer or any of its Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement after the applicable Closing.
Section 11.06Exclusivity. Until (i) the Closing or (ii) the termination of this Agreement in accordance with Section 14.01, the Sellers and the Principals shall not, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from (nor enter into any agreements with), discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from any Person (other than the Buyer and its Representatives) relating to any direct or indirect acquisition or purchase of a Company, the Operating Assets, the Real Estate Properties, the Excluded Assets, or the Business or any portion of a Company, the Operating Assets, the Real Estate Properties, the Excluded Assets, or the Business, whether through an asset sale, a stock sale, a merger, a consolidation, or any other form of transaction (a “Competing Transaction”). The Sellers shall promptly (and in any event within one Business Day) notify the Buyer of any contact, discussion, negotiation, request for information, proposal or inquiry relating to a Competing Transaction which is received by the Sellers, the Principals or their Representatives, the terms and conditions of such proposal, and the identity of the Person making such proposal. In the event of a breach of this Section 11.06, the Buyer shall be entitled to seek an injunction to prevent breaches of this provision and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.
Section 11.07Confidentiality.
(a)The Buyer, the Principals and the Sellers will maintain in confidence and will cause their managers, directors, officers, employees, agents and advisors to maintain in confidence (i) any written information obtained in confidence from any other party in connection with this Agreement or the Contemplated Transactions, or (ii) any information concerning the Contemplated Transactions; provided, however, that the Buyer and the Sellers may disclose the foregoing (w) to their respective managers, directors, officers, employees, agents and advisors as such may be necessary to effectuate the Contemplated Transactions, (x) in such a manner as may be reasonably necessary or appropriate to effect any filing or obtaining of any consent necessary to consummate the Contemplated Transactions, (y) as is necessary for the Buyer to secure financing for the Contemplated Transactions, or (z) as is necessary for any such party to enforce its rights under this Agreement; provided, further, that the obligation of confidentiality set forth in this Section 11.07(a) shall not apply to (k) information which at the time of disclosure is in the public domain, (l) information which after disclosure becomes generally available to the public by publication or otherwise through no fault of the Buyer, (m) information which was available to the Buyer on a non-confidential basis prior to its disclosure, (n) information independently developed by the Buyer without the use of such information, (o) information which is or was made available by the Sellers to a third party without similar restrictions, or (p) information which is required to be disclosed by an Order applicable to or binding on such party.

(b)Either party may furnish such information as is requested in connection with a subpoena, deposition, request for documents, civil investigation demand or similar process only after (i) promptly notifying the other party of the request, (ii) consulting with the other party on the advisability of taking steps to resist or narrow such request, and (iii) assisting the other party (at the other party’s expense) in seeking a protective Order or a then appropriate remedy. In the event that a protective Order or other remedy is not obtained, or the other party waives compliance, the party may disclose only that portion of the information which such party’s legal counsel advises that it is legally bound to disclose. Except as otherwise required by Applicable Law or the rules of any securities exchange, any public announcement or any similar publicity with respect to this Agreement or the Contemplated Transactions (including press releases) will be issued, if at all, at such time and in such manner as the Buyer and the Sellers jointly agree.
(c)From and after the Closing, the provisions of this Section 11.07 shall not apply to or restrict in any manner the Buyer’s use of such information.
Section 11.08Approvals and Consents; Permits. The Buyer and the Sellers shall coordinate their contact with each Manufacturer in requesting its Consent to the Contemplated Transactions. The Sellers shall initiate obtaining the Consent from each Manufacturer by providing written notification of the Contemplated Transactions to each Manufacturer promptly after execution of this Agreement. The Sellers shall either procure the franchise approval application from the Manufacturers, or direct the Manufacturers to dispatch said application directly to the Buyer. With respect to Buyer’s efforts to obtain applicable Permits, Sellers shall afford Buyer reasonable access to the Real Estate Properties prior to the Closing in order for Buyer to be able to have such inspections, reviews or on-site evaluations conducted as required by the applicable Government Authority with respect to a Permit and applications related to the same; provided, that such access shall be coordinated with the Sellers and not impact or disrupt the operations of the Dealerships.
Section 11.09Non-Competition; Non-Solicitation.
(a)As a material inducement to the Buyer’s execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions during the period commencing on the Closing Date and ending three (3) years after the Closing Date, none of the Sellers nor the Principals (the “Restricted Parties”) will, directly or indirectly, alone or as a lender, investor, landlord, partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor, stockholder or otherwise of any company or business, own, operate or invest in any Restricted Business anywhere within a 75 mile radius of any of the Dealerships or the Collision Center; provided, that the forgoing shall not apply to any activities performed by the Sellers and Principals with respect to the First Ring Fleet Business.
(b)As a material inducement to the Buyer’s execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, each of the Restricted Parties agree, for the period from the Signing Date until three (3) years after the Closing Date, not to (i) employ or engage, solicit for employment or engagement, or encourage to leave their employment or engagement, any individual who is employed or was employed during the one year period prior to such employment, solicitation, or encouragement as an officer or employee of a Company (for the benefit of any Dealership or the Collision Center) or by the Buyer or its Affiliate; (ii) in any way interfere with the relationship between the Buyer and any officer or employee of the Buyer; (iii) induce or attempt to induce any customer, supplier, licensee, or business relation of the Business (as conducted by the Buyer) or the Buyer to cease doing, or reduce the amount of, business with the Business (as conducted by the Buyer) or the Buyer, or in any way interfere with the relationship between any customer, supplier, licensee, or business relationship of the Business (as conducted by the Buyer) or the Buyer; or (iv) solicit the business of any

Person known to any of the Restricted Parties to be a customer of the Business (as conducted by the Buyer) or the Buyer.
(c)After the Closing Date, no Restricted Party may use or disclose any information contained in the customer list or records sold to the Buyer. Further, after Closing, no Restricted Party (nor any of their Affiliates or other entities controlled by them) shall use, and none of them will allow the use of, directly or indirectly, the name “Hennessy” for any Restricted Business.
(d)Each of the Restricted Parties acknowledge that the restrictions contained in this Section 11.09 are reasonable and necessary to protect the legitimate interests of the Buyer, and that any violation of this Section 11.09 will result in irreparable injury to the Buyer and that money damages would not provide an adequate remedy to the Buyer, and, therefore, the Buyer shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation against the breaching Seller, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled against such breaching Restricted Party. If any portion of the covenants or agreements contained in this Section 11.09 or the application thereof is held to be invalid or unenforceable, then the other portions of such covenants or agreements or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form. If a Restricted Party violates any of the restrictions set forth in this Section 11.09, the restrictive period shall not run in favor of such Restricted Party from the time of the commencement of such violation(s) and until such time as such violation(s) shall be cured by such Restricted Party to the sole satisfaction of the Buyer.
(e)Nothing in this Section 11.09 shall prohibit or otherwise restrict the Restricted Parties from selling or otherwise disposing of any Excluded Asset, including any and all Service Loaners or Other Vehicles excluded, and such sale or disposition of such Service Loaners or Other Vehicles by the Restricted Parties shall not be considered to be Restricted Business.
Section 11.10Due Bills; Assumed Purchase Orders. The Buyer will perform all obligations accruing and incurred after the Effective Time with respect to “due bills” listed on Schedule 5.01(b) that are Assumed Liabilities; provided, however, that the Buyer will receive a credit towards the payment of the Operations Purchase Price for the amount of the actual cost as determined by the Buyer to perform such obligations (such obligations are the “Due Bills”). If a customer has made a deposit under an Assumed Purchase Order, the Buyer will receive a credit towards the payment of the Operations Purchase Price for an amount equal to any and all such deposits.
Section 11.11Removal of Abandoned Vehicles. Prior to the Closing, the Sellers shall remove from the Real Estate Properties all vehicles that have been abandoned at the Real Estate Properties.
Section 11.12Relinquishment of License. If requested by the Sellers, at the end of the interim period provided in the Interim Use Letter, if such letter is in place, the Buyer shall file the applicable affidavit, or other customary documentation, on behalf of the respective Dealership Company to relinquish such Dealership Company’s motor vehicle dealer license that are the subject of such Interim Use Letter and the Sellers shall provide commercially reasonable efforts to cooperate with the Buyer with respect to such filing..
Section 11.13Run out of Books; Post Closing Seller Computer Access.

(a)The Buyer will cooperate with the Sellers’ Representative in the maintenance of the Sellers’ accounting records for a period of six months after the Closing (the “Run Out Period”). To reasonably ensure the Sellers’ accounting records are accurately stated for the Run Out Period, the Buyer will turn over to the Sellers all payments, mail, invoices, general correspondence, and any other business-related items (“Residual Transactions”) related to the Sellers’ business operations prior to the Closing Date received by the Buyer. The Buyer and the Sellers will also work closely to ensure that all Residual Transactions between the Buyer and the Sellers will be reconciled, reviewed, and settled on a weekly basis for the first month, on a bi-weekly basis for months two through six, and thereafter on a monthly basis. The Buyer’s obligations under this Section 11.13 shall be a courtesy to the Sellers, and any costs incurred by the Buyer in compliance shall be de minimis in nature, and the Sellers shall not request that the Buyer provide substantial time and effort to Sellers under this Section 11.13, unless the Buyer and Sellers enter into an alternative arrangement, including Sellers providing for compensation for any extraordinary time used at their request.
(b)The Sellers agree to deliver to Buyer on the Closing Date the Books and Records in their “as-is” condition. To the extent the Books and Records are in a digital form, the Buyer and the Sellers acknowledge and understand that the transfer of a copy of a digital form of the Books and Records involves a joint and collaborative effort of the parties along with the Sellers’ DMS (Dealership Management System) vendor and requires the cooperation of the parties and such vendor. The Sellers agree to contact their DMS vendor and arrange for the transfer of a copy of the Books and Records that are in digital form on its DMS to the Buyer on the Closing, through transfer of a copy of the Books and Records to a location of the Buyer’s choice, it being contemplated that the Buyer shall have all necessary access to these Books and Records immediately after the Closing. Sellers shall pay the cost chargeable to Sellers by their DMS vendor for transfer of the Books and Records.
Section 11.14Access to Records. Each party covenants and agree to maintain the books and records related to the Dealerships’ pre-closing operations for a period of seven (7) years after the Closing, and that each party shall be provided access to such records at such times as is reasonably requested by the other party. For clarity purposes, for the Sellers this relates to access to the Books and Records that are part of the Operating Assets, and for the Buyer this relates to access to the books and records of the Dealership Companies such as deal jackets that are not part of the acquired Books and Records.
Section 11.15Accounts Receivable Cooperation. The Buyer shall pay over to Sellers’ Representative any and all monies received by the Buyer which are attributable to pre-Closing business of the Dealerships.
(a)Seller’s Receivables. Following the Closing, Buyer, on Sellers’ behalf and as Sellers’ agent, shall forward payment of Sellers’ accounts receivable and Manufacturer payments arising out of the operation of the Dealerships prior to Closing for a period of six (6) months. On a weekly basis for the first month, on a bi-weekly basis during months two through six, and thereafter on a monthly basis during said period Buyer shall turn over to Sellers’ Representative all of the monies so accepted on said accounts receivable. At the end of said 6-month period, Buyer shall no longer be obligated to accept payments of such accounts receivable. If Buyer does accept payment of any of Sellers’ accounts receivable after expiration of the 6-month period, Buyer shall hold same in trust for Sellers and promptly pay same over to Sellers’ Representative. It is understood that Buyer’s responsibility, so far as such collection is concerned, is only to accept monies paid on such accounts receivable and shall not include any obligation to attempt to enforce payment thereof, or to send out bills or statements therefore. No adjustment shall be made in any of such accounts receivable without the written permission of Sellers’ Representative. Sellers reserve the right to pursue legal remedies of collection upon default by the customer with respect to any receivables owed to Sellers. Notwithstanding anything herein to the contrary, Buyer and Sellers agree that Buyer shall not deposit any funds into its operating bank accounts but shall only forward checks and other payments to such Seller’s attention.
(b)Manufacturer Payments. The parties shall work together and use their commercially reasonable efforts to ensure that (i) amounts due to Sellers but collected by Buyer (e.g., Manufacturer receivables, Manufacturer credits relating to items such as warranty claims or other claims, credit card payments, etc.) arising out of or in connection with the operation of any Dealership prior to Closing shall be paid over to Sellers’ Representative promptly, (ii) amounts due to Buyer but collected by Sellers arising out of or in connection with the operation of any Dealership on or following the Closing or as provided in this Agreement shall be paid over to Buyer promptly, (iii) amounts paid by Sellers but owed by Buyer as a result of a Manufacturer erroneously billing a Seller for items arising out of or in connection with the operation of the Dealership following Closing shall be paid over to Sellers’ Representative promptly, and (iv) amounts paid by Buyer but owed by Sellers as a result of a Manufacturer erroneously billing Buyer for items arising out of or in connection with the operation of any Dealership prior to Closing shall be paid over to Buyer promptly.
Nothing in this Section 11.15 or elsewhere in this Agreement shall create an obligation for Buyer to expend effort or other resources to pursue collection of such Sellers’ funds.
Section 11.16Tax Matters.
(a)Reserved.
(b)Transfer Taxes. All transfer, documentary, sales, use, stamp, goods and services, registration, excise, property, value added, recording Taxes and other such Taxes and fees (including any penalties, additions to Tax and interest) incurred in connection with the transactions contemplated by this Agreement or any Purchase Documents (“Transfer Taxes”) shall be borne and timely paid, on the one hand, fifty percent (50%) by the Sellers, and on the other hand, fifty percent (50%) by the Buyer when due, and all necessary Tax Returns and other documentation with respect to such Transfer Taxes shall be prepared and filed by the party required to file such Tax Returns under Applicable Laws.
(c)Cooperation. Buyer and Sellers shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns and any audit, litigation or other proceeding with respect to Taxes with respect to the Business, the Dealership Properties or the Operating Assets for any taxable period (or portion thereof) ending on or prior to the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d)Allocation of Purchase Price.
(i)The parties hereto agree that (i) the Operations Purchase Price (including any Assumed Liabilities in connection with the Operating Assets and other amounts, to the extent such liabilities and other amounts should be included in the purchase price for federal income Tax purposes) shall be allocated among the Operating Assets and (ii) the Real Estate Purchase Price (including any Assumed Liabilities in connection with the Dealership Properties and other amounts, to the extent such liabilities and other amounts should be included in the purchase price for federal income Tax purposes) shall be allocated among the Dealership Properties, in each case, in accordance with Sections 2.01 and 3.02(a), (and to the extent not specifically addressed in such Sections consistent with the Closing Memorandum), in accordance with the methodologies set forth on Schedule 11.16(d), and in a manner consistent with Section 1060 of the Code and the regulations thereunder.
(ii)Within sixty (60) days after the final determination of Purchase Price in accordance with Section 2.04, the Buyer shall deliver to the Sellers a draft schedule (the “Allocation Schedule”) allocating the Purchase Price in accordance with this Section 11.16(d) for Sellers’ review. On or prior to the thirtieth (30th) calendar day after delivery to the Sellers of the Allocation Schedule, the Sellers may deliver to the Buyer a written objection to the Allocation Schedule delivered by the Buyer (an “Allocation Objection”). If the Sellers fail to deliver an Allocation Objection within such thirty (30)-day period, then the Allocation Schedule shall be deemed to have been irrevocably accepted by the Seller and will be final, conclusive and binding on the parties hereto. If the Sellers deliver an Allocation Objection within such thirty (30)-day period, the Buyer and the Sellers shall negotiate in good faith to resolve all matters disputed in the Allocation Objection. If the Buyer and the Sellers are unable to resolve such all such disputes within thirty (30) days following the Buyer’s receipt of the Allocation Objection, any remaining disputed issues shall be submitted to the Accountant for resolution in accordance with the procedures set forth below. The parties hereto shall report, act, and file all Returns and information reports consistently with the final Allocation Schedule as finally determined under this Section 11.16(d) (the “Final Allocation Schedule”) and shall not take any position for Tax purposes, including during the course of any audit or other proceeding, that is inconsistent with such Final Allocation Schedule, unless required to do so by Applicable Laws. The parties hereto shall make appropriate adjustments to the Final Allocation Schedule to reflect applicable adjustments made pursuant to this Agreement in accordance with this Section 11.16(d). The parties hereto shall promptly inform one another of any challenge by any Governmental Authority to any Final Allocation Schedule and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.
(e)Adjustments. Any adjustments pursuant to Section 2.04 or this Section 11.16 shall constitute adjustments to the Operations Purchase Price, for Tax purposes, and be reflected in the Allocation Schedule as finally determined pursuant to Section 11.16(d)(ii) hereof, unless otherwise required by Applicable Laws. Any payments made pursuant to Article XIII shall constitute adjustments to the Operations Purchase Price and the Real Estate Purchase Price, as applicable, for Tax purposes, unless otherwise required by Applicable Laws.
(f)Disputes. If the parties have not resolved all Allocation Objections, either party may engage the Accountant and thereafter the parties will submit any remaining disputed items to the Accountant for final resolution.  The Accountant shall act as an expert (and not as an arbitrator) to resolve such disputed items.  The Accountant’s final determination of the remaining disputed items with respect to Allocation Objection(s) shall be solely based on (i) the definitions and other applicable provisions of this Agreement, (ii) a single written presentation submitted by each party (which the Accountant shall be instructed to distribute to the parties upon receipt of both such presentations), (iii) a single written response of each party to each such presentation so submitted (which the Accountant shall be instructed to distribute to the parties upon receipt of such responses), and (iv) the information contained in the applicable Allocation Objection (as originally delivered).  Any disputed item not specifically disputed in the applicable Allocation Objection shall be deemed final and binding on the parties and shall not be modified by the Accountant.  The parties shall use their respective commercially reasonable efforts to cause the Accountant to finally resolve all disputed items as soon as practicable, but in any event within

30 days after the date the disputed items are first submitted to the Accountant.  With respect to each disputed item, the Accountant may not assign a value to any disputed item greater than the greatest value claimed for such disputed item by either party or lower than the lowest value claimed for such disputed item by either party.  Absent manifest error by the Accountant, the written determination of the disputed items by the Accountant shall be final and binding on the parties.  The fees and expenses of the Accountant shall be split 50% by the Buyer and 50% by the Sellers.
Section 11.17Gramm-Leach-Bliley Act. The Buyer will comply with the Gramm-Leach-Bliley Act (“GLB Act”) on and after the Closing Date, as applicable, with respect to the Contemplated Transactions and the customer information received from the Sellers, including, if applicable, responsibility for providing any notice required, and shall implement and maintain privacy practices consistent with Applicable Law to protect any financial information of the Sellers’ customers transferred by the Sellers to the Buyer.  On and after the Closing Date, as applicable, the Buyer shall bear full responsibility for providing any notice required under the GLB Act with respect to the Contemplated Transactions.
Section 11.18F&I Product Terminations. For a period of two (2) years after the Closing Date applicable to a given Seller, the Buyer agrees that it will not, and will cause its Affiliates not to, solicit any customers to replace, substitute, cancel, or sell any finance or insurance (“F&I”) product previously sold to such Seller’s pre-Closing customers that would result in such Seller suffering a chargeback or other Liability to a third party F&I product provider, unless (i) the Buyer’s sale of such F&I product is directly in conjunction with the Buyer’s simultaneous acquisition from any such customer(s) of the motor vehicle that was the subject of such Sellers’ origination and sale of the F&I product to such customer, or (ii) in connection with a customer initiated request to replace, substitute or cancel such F&I product.
Section 11.19Network & DMS Extractions. Upon reasonable prior notice and coordination with the Sellers to avoid any disruption or impact on the ongoing business operations, and no earlier than forty-five (45) days prior to the Closing Date, unless otherwise agreed, the Sellers shall give the Buyer and its employees and subcontractors reasonable access to the Dealerships and the Collision Center before the Closing for the purpose of installing communications lines, circuits, cabling, wireless infrastructure, firewalls, switches and other network equipment (collectively, the “New Communications Lines”) which in the Buyer’s reasonable judgment are necessary to allow the Buyer, immediately after Closing, to connect those premises and the computer systems, telephone systems, networks and data bases in them to the Buyer’s computer systems, telephone systems, networks and data bases; provided, however, that such access shall be subject to the Sellers’ Representative’s prior approval of the schedule, scope, vendors, insurance and security protocols.
(a)The Buyer shall not use the New Communications Lines before the Closing, other than for testing purposes, without the consent of the Sellers’ Representative and the Buyer shall use commercially reasonable efforts to minimize Business disruptions.  Buyer shall reimburse the Sellers for all out-of-pocket costs, vendor charges and incremental employee time incurred in connection with Buyer’s access, installation, testing, training, extraction, conversion or removal activities under this Section 11.19. If this Agreement is terminated for any reason, the Buyer shall promptly, but in no event later than fifteen (15) days after such termination, remove the New Communications Lines and restore the affected premises to their pre-installation condition.  The Buyer’s installation and, if applicable, removal of the New Communications Lines will be done in a manner that does not unreasonably interfere with Sellers’ operation of the Business and that does not materially damage the Real Estate Properties. In no event sooner than the Buyer’s receipt of the conditional approvals of all the Manufacturers to the Contemplated Transactions, the Sellers shall sign the documents necessary to authorize the Buyer’s DMS vendor to transfer the Sellers’ DMS data to the Buyer’s DMS vendor so as to allow a test pull of the information at least fourteen (14) days prior to the Closing; it being understood and agreed that the final data release itself will not take place until two (2) days prior to the Closing Date (e.g., Saturday after close of business before a Monday Closing Date), and once the Sellers’ DMS vendor’s conditions are met (e.g., termination paperwork and payments and data authorization forms).  No more than one week before the Closing Date, the Sellers shall provide the Buyer with digital access to such Sellers’ vehicle inventory.  The Buyer may also arrange for such Sellers’ employees to attend DMS and other training prior to Closing so long as such training does not interfere with such employee’s work duties to such Sellers and is coordinated through the Sellers’ Representative. In addition to the transfer of the Sellers’ DMS data described above, the Sellers agree to deliver to the Buyer all CRM Data in connection with the Closing. To the extent the CRM Data is hosted on or maintained through any third-party or cloud-based customer relationship management, lead management, or marketing automation vendor separate from the Sellers’ DMS, the Sellers shall, no sooner than the Buyer's receipt of the conditional approvals of all the Manufacturers to the Contemplated Transactions, contact such vendor and arrange for the export and transfer of a complete copy of the CRM Data to a location of the Buyer's choice, coordinated to occur on the same schedule as the DMS data transfer described above, it being contemplated that the Buyer shall have all necessary access to the CRM Data immediately after the Closing. To the extent any CRM Data is maintained within the Sellers' DMS rather than a separate vendor system, such CRM Data shall be transferred as part of the DMS data transfer described above. Sellers shall pay the cost chargeable to Sellers by such vendor for the export and transfer of the CRM Data, but solely if such costs are incurred by Sellers for such transfer and not waivable by the vendor.
(b) Without limiting the foregoing, the Sellers shall permit Buyer, beginning no earlier than thirty (30) days prior to the Closing Date, to install and maintain a separate and isolated Buyer network infrastructure at the Dealerships and Collision Center, including communications circuits, firewalls, switches, wireless access points and associated cabling, provided that such infrastructure does not interfere with the operation of the Sellers’ business or connect to the Sellers’ production network without Sellers’ prior consent. Buyer may conduct testing of the New Communications Lines and such separate network infrastructure prior to Closing; provided that any such testing is conducted in a manner designed to avoid disruption of the Sellers’ operations and does not involve use of the Sellers’ production systems except as expressly authorized by the Sellers. During the seven (7) days immediately preceding the anticipated Closing Date, the Sellers shall provide Buyer and its designated vendors reasonable access to the Dealerships during normal business hours and during the weekend immediately preceding Closing for the purpose of staging, configuring and preparing equipment and systems necessary to facilitate Buyer’s assumption of operations immediately following Closing; provided, that no staging, configuring or preparing interferes with Sellers’ Business until after the Sellers’ close for business on the Saturday prior to Closing.
Section 11.20Porsche Service Center. The parties acknowledge that Woodhaven Partners, LLC, holds an indirect interest in a service center known as the Porsche Service Center Atlanta South (the “Porsche Service Center”) through its membership interest in Atlanta PSC Partners, LLC (“PSC Partners Membership Interest”). Woodhaven Partners, LLC and Jim Ellis Automotive Holdings, Inc. (“JV Partner”) are the members of Atlanta PSC Partners, LLC. After the Signing Date, Woodhaven Partners, LLC will provide notice to the JV Partner of the existence of this Agreement and the transactions contemplated hereby. If the JV Partner does not buy the Seller’s PSC Partners Membership Interest, the Sellers and Buyer shall enter into good faith negotiations for the Buyer to purchase the entire Porsche Service Center. The parties acknowledge that after the Closing Date Woodhaven Partners, LLC will not be permitted by Porsche to continue ownership or operation of the Porsche Service Center. Should Buyer acquire the Porsche Service Center from the Sellers, that parties will enter into a separate agreement governing such purchase which shall provide for indemnification for Buyer for any and all Damages arising out of or relating to Sellers’ operation, use or ownership of the Porsche Service Center prior to the effective time of Buyer’s acquisition of the same.

Section 11.21Email Addresses. For a period of six (6) months after Closing, Buyer shall forward and setup an automatic response from certain individual email accounts as identified and requested by the Sellers.
ARTICLE XII
RISK OF LOSS
Section 12.01The Sellers to Bear Risk. The risk of loss or damage to the Operating Assets or the Sellers’ Properties by fire, casualty, or otherwise (except condemnation, which is provided for in Section 12.02) prior to the Closing is assumed by the Sellers.  If such damage does occur to the Operating Assets or the Sellers’ Properties (such affected Operating Assets or Sellers’ Properties, the “Damaged Property”) and such damage constitutes a Material Casualty (as defined herein) as to such Damaged Property, Buyer shall elect, in its reasonable discretion, by written notice to Sellers’ Representative no later than ten (10) days following the date upon which the Sellers’ Representative has provided Buyer written notice of the occurrence of such fire or other casualty (such 10-day period being herein called the “Buyer’s Casualty Election Period”), any one of the following with respect to each such Material Casualty: (i) accept title to the affected Damaged Property at the Closing subject to the Material Casualty which remains uncured without an adjustment in the Purchase Price, but Buyer will be entitled to the insurance proceeds as provided in this Section 12.01, or (ii) terminate this Agreement by written notice to Sellers within Buyer’s Casualty Election Period. As used herein, the term “Material Casualty” means any damage or destruction caused by fire or other casualty to any Operating Asset or Real Estate Property that is reasonably expected to (A) cost in excess of $5,000,000.00 to repair, or (B) causes the Sellers’ Properties to fail to meet applicable standards for the applicable Manufacturer governing such Sellers’ Properties, (C) causes the Sellers’ Properties to fail to meet any Applicable Laws after repair or restoration, (D) causes permanent or long-term (more than 30 days) removal of access to the Sellers’ Properties, or (E) require more than 120 days, measured from the date of the casualty, to repair and restore fully, in each case as reasonably estimated by a reputable contractor selected by the Buyer and reasonably approved by the Sellers’ Representative.
If any such fire or other casualty does not constitute a Material Casualty or Buyer elects to proceed with the Closing after a Material Casualty, Buyer agrees to accept any Operating Asset or Sellers’ Property damaged by reason thereof without the repair or restoration thereof and without any reduction in the Purchase Price. However, the applicable Seller shall, at the Closing, assign and turn over, and Buyer shall be entitled to receive and keep, all insurance proceeds paid or payable to the applicable Seller with respect to such damage or destruction (less any portions thereof which may have been expended by such Seller in order to obtain the proceeds and for repair and restoration of the Operating Asset or Sellers’ Property), and such Seller shall pay over to Buyer an amount equal to the deductible amount unless already paid by such Seller (less an amount equal to the amount of such Seller’s own funds applied to obtaining the proceeds and for repair and restoration) and any required co-insurance payment with respect to the insurance and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price. For a Material Casualty, Buyer shall have the right to reasonably participate in any adjustment of the insurance claim, and the applicable Seller shall not adjust or settle any such claim without Buyer’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 12.02Risk of Loss by Condemnation. All risk of condemnation of the Sellers’ Properties, or any Improvements thereon, and the loss therefrom, prior to the Closing is assumed by the Sellers. If, prior to the Closing, any portion of any Sellers’ Property is taken by any governmental authority under power of eminent domain or otherwise, or a conveyance is made under threat thereof (“Taking”), or if the Sellers’ Property becomes subject to a pending, threatened or contemplated Taking which has not been consummated (a “Pending Taking”), the applicable Seller shall promptly notify Buyer of such fact.
If any such Taking or Pending Taking is a Material Taking (as defined herein) as to any Sellers’ Property, then the following shall apply: Buyer shall elect, in its reasonable discretion, by written notice to the Sellers’ Representative no later than ten (10) days following the date upon which the applicable Seller has provided Buyer written notice of the Taking or Pending Taking (such 10-day period being herein called the “Buyer’s Condemnation Election Period”), any one of the following with respect to each such Material Taking:  (i) accept title to the affected Sellers’ Property at the Closing subject to the Material Taking which remains uncured without an adjustment in the Purchase Price, but Buyer will be entitled to condemnation proceeds as provided in this Section 12.02, or (ii) elect to terminate this Agreement by written notice to the Sellers’ Representative within Buyer’s Condemnation Election Period. For purposes of this Section 12.02, “Material Taking” means any taking or condemnation notice or proceeding that would result in (A) no ingress or egress to or from the affected Sellers’ Property, or (B) more than fifteen percent (15%) of the land or parking area of the Sellers’ Property affected thereby is taken or condemned, or (C) regardless of the percentage of the land or parking of the Sellers’ Property affected thereby, the inability for the Seller’s Property to comply with the applicable Manufacturer’s written requirements for such Sellers’ Property.
    If such Taking or Pending Taking is not a Material Taking as to the Sellers’ Property affected thereby or Buyer elects to proceed to the Closing after a Material Taking, Buyer agrees to accept each portion of the Sellers’ Property that is subject to a Pending Taking (except that as to any Taking where title to any of the Land has been conveyed to the condemnor, such affected land shall no longer be considered part of the “Sellers’ Property” for purposes of this Agreement). In such event, upon the Closing, the applicable Seller shall assign and turn over, and Buyer shall be entitled to receive and keep, all awards or rights to awards attributable to any such Taking which accrue to or have been paid to such Seller (less any portions thereof which may have been expended by such Seller in order to obtain the proceeds and in repair of the Sellers’ Property), and the parties shall proceed to such Closing pursuant to terms hereof, and there shall be no reduction in the Purchase Price. The applicable Seller shall take no action with respect to the settlement of any Taking or Pending Taking without the prior written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.
ARTICLE XIII
INDEMNIFICATION
Section 13.01Sellers’ Indemnification. The Sellers and the Principals hereby jointly and severally agree to defend, indemnify, and hold the Buyer, its Affiliates and their respective officers, directors, employees, shareholders, members, agents, and their respective successors and assigns (the “Sellers’ Indemnitees”) harmless against any and all Damages incurred or sustained by the Sellers’ Indemnitee arising out, or as a result, of:
(a)Any breach or inaccuracy of any representation or warranty of a Seller contained in this Agreement or the Purchase Documents;
(b)Any breach of any covenant or agreement of a Seller contained in this Agreement or the Purchase Documents; or
(c)Any Excluded Liabilities and any other Liabilities (other than the Assumed Liabilities) arising out of or relating to the operation, use or ownership of the Business, the Real Estate Properties and/or the Operating Assets prior to the Effective Time or any other pre-Closing action or omission of any Seller.

Section 13.02Buyer’s Indemnification. The Buyer hereby agrees to defend, indemnify, and hold the Sellers, their Affiliates and their respective officers, directors, employees, shareholders, members, agents and their respective successors and assigns (the “Buyer’s Indemnitees”) harmless against any and all Damages incurred or sustained by the Buyer’s Indemnitees as a result of:
(a)Any breach or inaccuracy of any representation or warranty of the Buyer contained in this Agreement or the Purchase Documents;
(b)Any breach of any covenant or agreement of the Buyer contained in this Agreement or the Purchase Documents; or
(c)The Buyer’s failure to pay or perform the Assumed Liabilities from and after the Effective Time in accordance with the terms and subject to the conditions of this Agreement.
Section 13.03Third Party Claims.
(a)A party seeking indemnification pursuant to this Article XIII or otherwise pursuant to this Agreement (an “Indemnified Party”) shall give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any lawsuit or claim by a third party (a “Claim”) in respect of which indemnity may be sought hereunder; provided, that failure to give such notification shall not affect such Indemnified Party’s right to indemnification hereunder and shall not relieve the Indemnifying Party from any of its obligations under this Article XIII except to the extent the Indemnifying Party is actually prejudiced by such failure. Any notice of a Claim shall state specifically the representations, warranty, covenant or agreement with the alleged basis for the Claim, and the amount of liability asserted against the other Party by reason of the Claim. In the event that a Claim is brought against an Indemnified Party and such Indemnified Party has notified the Indemnifying Party of the commencement thereof pursuant to this Section 13.03, the Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense (unless otherwise agreed to in writing by the Indemnified Party) if (a) the Claim relates primarily to any criminal Proceeding, indictment, allegation or investigation, (b) the Claim primarily seeks an injunction or equitable relief against the Indemnified Party, (c) the Damages relating to the Claim are reasonably likely to exceed the maximum amount that the Indemnified Party would then be entitled to recover from the Indemnifying Party under the applicable provisions of this Agreement, or (d) the Indemnifying Party is also a party or has an interest in such claim, which interest conflicts with the interests of the Indemnified Party. The Indemnifying Party and the Indemnified Party agree to cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Claim. If the Indemnifying Party elects to assume the defense of a Claim as contemplated hereunder, the Indemnified Party shall have the right to participate in (but not control) the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of an action, no settlement or compromise thereof may be effected (i) by the Indemnifying Party without the written consent of the Indemnified Party unless (A) the settlement seeks only monetary relief and all such relief provided is paid or satisfied in full by the Indemnifying Party, (B) the settlement or compromise provides for a full release by the party of the Indemnified Party with respect to the claim(s) being settled and (C) the settlement or compromise does not contain any admission of finding or wrongdoing on behalf of the Indemnified Party or (ii) by the Indemnified Party without the consent of the Indemnifying Party. If the Indemnifying Party does not assume or is not permitted to assume the defense of an action, no settlement or compromise thereof may be effected without the Indemnifying Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed).
(b)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any and all Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.
(c)Notwithstanding anything to the contrary in this Agreement, it is specifically understood and agreed among the parties that the Buyer shall not be responsible for any Product or Service Warranty, or any Dealer Add-On Item, given, sold or provided by a Seller to a customer prior to the Closing Date. Further, should any customer make a claim upon any Product or Service Warranty, or any Dealer Add-On Item, given, sold or provided by a Seller with respect to the Business prior to the Closing (“Seller Covered Claim”), then, in that event, the Buyer may resolve any such Seller Covered Claim if it is minor, provided that Buyer gives Sellers’ Representative prompt written notice, uses commercially reasonable efforts to minimize the cost of resolution, does not admit fault on behalf of any Seller, and provides reasonable supporting documentation for the costs incurred. If the Seller Covered Claim is not minor, then the Third Party Claim procedure above in this Section 13.03 shall govern. A Seller Covered Claim is minor if the cost to address the claim is under $10,000 per claim; provided, that the aggregate amount of all minor Seller Covered Claims shall not exceed $100,000 without the written consent of the Sellers’ Representative. If the Buyer makes the election to resolve a minor Seller Covered Claim, the Sellers shall continue to have Liability to the Buyer under this Agreement with respect to such minor Seller Covered Claim, subject to the other limitations set forth in this Article XIII.
Section 13.04Survivability. The Sellers’ representations and warranties shall survive the Closing for a period of 18 months, and any claim for indemnification by the Sellers’ Indemnitees under Section 13.01(a) with respect to a breach of any representation or warranty must be made within such 18 month period, except that (i) a claim made for a breach of Sections 7.10, 7.13 or 7.16, shall survive for the applicable statute of limitations, and (ii) a claim made for a breach of any Fundamental Representation (except Section 7.16) or a claim under Section 13.01(a) for Fraud, shall survive indefinitely.  Notwithstanding anything to the contrary above, the survival period for any claim for breach of a representation or warranty otherwise limited by this subsection shall be extended automatically to include any time period necessary to resolve such claim if such claim was made before the expiration of the survival period but not resolved prior to its expiration, and any such extension shall apply only as to the claim asserted and not so resolved within such survival period.  Liability for such item shall continue until such claim shall have been finally settled, decided or adjudicated. It is the express intent of the parties to modify the applicable statute of limitations with respect to claims relating to a breach of such representations and warranties or to claims for Fraud (and the remedies hereunder with respect thereto) to the applicable date provided in this Section 13.04.
Section 13.05Limitations on Indemnification.
(a)The Sellers and the Principals shall not be liable to any Sellers’ Indemnitee for indemnification claims under Section 13.01(a) until the sum of all Damages incurred by the Sellers’ Indemnitees in the aggregate exceeds $2,500,000 (the “Indemnification Threshold”), in which case the Sellers’ Indemnitees shall be entitled to recover Damages they sustain in excess of the Indemnification Threshold. Notwithstanding the foregoing, the Indemnification Threshold shall not apply to claims for indemnification (i) under Section 13.01(a) with respect to a breach of a Fundamental Representation, (ii) for any Excluded Liability or (iii) based on Fraud of a Seller. With respect to any claim as to which the Sellers’ Indemnitees may be entitled to indemnification under Section 13.01(a), the Sellers shall not be liable for any individual or series of related Damages which do not exceed $5,000 (which Damages shall not be counted towards the other limits in this Section 13.05); provided that this limitation shall not apply to claims for indemnification (i) under Section 13.01(a) with respect to a breach of a Fundamental Representation, (ii) for any Excluded Liability or (iii) based on Fraud of a Seller.

(b)The Sellers’ Indemnitees shall not be entitled to any indemnification pursuant to Section 13.01(a) in excess of $150,000,000.00 (the “Cap”). Notwithstanding the foregoing, the Cap shall not apply to claims for indemnification (i) under Section 13.01(a). with respect to a breach of any Fundamental Representation, (ii) for any Excluded Liability or (iii) based on Fraud of a Seller. Except for Damages arising from Fraud of a Seller, with respect to any claims for indemnification with respect to breaches of Fundamental Representations or Excluded Liabilities, the Sellers’ Indemnitees shall not be entitled to any indemnification in excess of the Value of Blue Sky.
(c)Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether or not a representation or warranty has been breached and for purposes of calculating the amount of Damages of any Sellers’ Indemnitee, each representation and warranty of any Seller shall be read without regard and without giving effect to any materiality or Material Adverse Change or similar standard or qualification contained therein (as if such standard or qualification were deleted from such representation or warranty). For the avoidance of doubt, materiality, Material Adverse Change and similar standards or qualifications shall be given effect for purposes of determining whether a breach or inaccuracy has occurred.
(d)The amount of any indemnification payable under this Article XIII will be determined net of the actual receipt of any insurance proceeds paid to the Indemnified Party under any policies of insurance covering the Damages giving rise to the claim. If, at any time subsequent to the Indemnified Party receiving an indemnity payment for a claim under this Article XIII, the Indemnified Party receives payment in respect of the Damages underlying such claim through recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against another Person, the amount of such payment, less any costs, expenses or premiums incurred in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party.
Section 13.06Reserved.
Section 13.07Exclusive Remedy. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from Fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XIII. EXCEPT FOR INDEMNIFICATION OBLIGATIONS TO THIRD PARTIES, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES THAT ARE NOT REASONABLY FORESEEABLE WITH RESPECT TO THE BREACH, MISREPRESENTATION, ACT OR OMISSION IN QUESTION, OR PUNITIVE DAMAGES OR EXEMPLARY DAMAGES LOSSES OF ANY KIND THAT MAY BE SUFFERED BY THE OTHER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT.
Section 13.08Disbursement of Indemnity Escrow Amount. On the three (3) month anniversary of the Closing Date, the Buyer and the Sellers’ Representative shall promptly, but in any event within five Business Days after such date, jointly instruct the Escrow Agent to disburse to the Sellers’ Representative an amount equal to 25% of the Indemnity Escrow Amount (net of any unresolved and/or unpaid Claims pursuant to the terms of this Article XIII) by wire transfer of immediately available funds to the account designated by the Sellers’ Representative. On the nine (9) month anniversary of the Closing Date, the Buyer and the Sellers’ Representative shall promptly, but in any event within five Business Days after such date, jointly instruct the Escrow Agent to disburse to the Sellers’ Representative an amount equal to 25% of the Indemnity Escrow Amount (net of any unresolved and/or unpaid Claims pursuant to the terms of this Article XIII) by wire transfer of immediately available funds to the account designated by the Sellers’ Representative. On the eighteen (18) month anniversary of the Closing Date, the Buyer and Sellers’ Representative shall promptly, but in any event within five Business Days after such date, jointly instruct the Escrow Agent to disburse to the Sellers’ Representative an amount equal to the remaining portion of the Indemnity Escrow Amount (net of any unresolved and/or unpaid Claims pursuant to the terms of this Article XIII) by wire transfer of immediately available funds to the account designated by the Sellers’ Representative. For the avoidance of doubt, any separate escrow established pursuant to Section 3.03(a) shall be governed by the Holdback Escrow Agreement and shall be released in accordance with Section 3.03(a) and the terms of such Holdback Escrow Agreement.
Section 13.09Recovery.
(a)Subject to the limitations in this Article XIII, and except in the case of Fraud, Damages that are the Sellers’ and Principals’ obligations hereunder, shall be satisfied: (i) for all claims under Section 13.01(a), from the Indemnity Escrow Amount until the Indemnity Escrow Amount has been reduced to zero and then directly from the Sellers and the Principals, jointly and severally; and (ii) for all claims not described in (i), and for claims described in (i) for which Damages have not been entirely satisfied, directly from the Sellers and the Principals, jointly and severally.
(b)Should an Indemnifying Party not make full payment of any its obligations under this Article XIII within such ten (10) Business Day period after such claim has been fully adjudicated and the Parties are in agreement on the amount due, any amount payable shall accrue interest from and including the date payment thereof was due hereunder to but excluding the date such payment is actually made in full at a rate per annum equal to the prime rate as quoted in the Money Rates Section of The Wall Street Journal on such date that payment was due hereunder. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.
ARTICLE XIV
TERMINATION
Section 14.01Grounds for Termination. This Agreement may not be terminated, except as follows:
(a)By the Buyer if any condition in Article IX has not been satisfied within 160 days after the Signing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement);
(b)By the Sellers if any condition in Article X has not been satisfied within 160 days after the Signing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement); provided, however, that if the Buyer is in compliance, in all respects, with its obligations in this Agreement and Closing has not occurred solely due to a missing Manufacturer’s Consent as set forth in Section 9.03(b), the 160 day timeline will be extended to 190 days for purposes of this termination provision;
(c)By the non-breaching party upon the breach of a material representation, warranty or covenant set forth in this Agreement, the Purchase Documents or both, which breach is not cured within 10 days after receipt of notice of such breach by the breaching party;
(d)By the Buyer consistent with Section 3.03, Section 4.03 or Article XII; provided, however, that any termination right under Section 3.03 based on environmental diligence matters shall expire as provided in Section 3.03 and shall not apply to environmental matters addressed through the Holdback Escrow Agreement under Section 3.03(a); or

(e)By an agreement in writing signed by the Buyer and the Sellers.
Section 14.02Effect of Termination. Each party’s right of termination under Section 14.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies except as provided below.
(a)If this Agreement is terminated pursuant to Section 14.01, all obligations of the parties under this Agreement will terminate, except that the obligations that by the express language of this Agreement survive termination and the obligations of the parties in this Section 14.02 and Sections 11.03, 11.06, 15.02 through 15.10 and the definitions and rules of construction in Appendix 1 will survive; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the nonterminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired, including the indemnity rights under Article XIII with respect to such breach or failure to comply.
(b)Notwithstanding anything else herein to the contrary, in the event that Sellers terminate this Agreement in accordance with Section 14.01(b) or (c) due to a breach or default by Buyer and at the time of such termination all conditions to Closing set forth in Articles IX and X have been satisfied or waived in writing by the Buyer or the Sellers, as applicable, (in each case, except those conditions that by their nature are to be satisfied at the Closing, and which conditions would be capable of being satisfied at the time of such notice of termination), then Buyer shall forfeit all right, title, and interest in and to the Deposit and the parties shall cause the Escrow Agent to deliver the Deposit, together with all accrued interest thereon, to Sellers as full and complete liquidated damages in full release and discharge of any and all obligations of Buyer hereunder.  Upon such termination by Sellers, and receipt of the Deposit, notwithstanding anything in this Agreement to the contrary, Sellers explicitly waive (i) any rights to a claim of, and they agree that they will not seek any relief based on, the alleged, bad faith of the Buyer or the failure to act in good faith by any of them in refusing or failing to consummate the Closing hereunder, and (ii) any rights to, and agree that they will not seek, specific performance, an injunction or any other form of equitable relief to cause the Buyer to complete the Closing.
(c)Notwithstanding the foregoing, in the event that Buyer has grounds to terminate this Agreement pursuant to Section 14.01(a) or (c) due to a breach or default by any Seller under any of its express covenants and obligations hereunder, then Buyer may elect to either (i) terminate this Agreement and have the Escrow Agent return the Deposit to Buyer and recover all of its reasonable out of pocket expenses and costs incurred with respect to the Contemplated Transactions, which shall not exceed $5,000,000 as its sole and exclusive remedy, or (ii) not terminate this Agreement and instead seek specific performance of such Seller’s obligations hereunder as the Buyer’s sole and exclusive remedy.
(d)In the event that Buyer has grounds to terminate this Agreement pursuant to Section 14.01 (d), then Buyer and the Sellers’ Representative shall instruct the Escrow Agent to deliver the Deposit, together with all accrued interest thereon, to the Buyer.
(e)If this Agreement is terminated pursuant to Section 14.01(e), then the Buyer and the Sellers’ Representative shall instruct the Escrow Agent to deliver the Deposit, together with all accrued interest thereon, to the Sellers.
(f)THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY THE

SELLERS AS A RESULT OF THE BUYER’S FAILURE, VIOLATION, BREACH OR FRAUD HEREUNDER, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH THE SELLERS WILL INCUR AS A RESULT OF SUCH FAILURE.  THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE SELLERS.
ARTICLE XV
MISCELLANEOUS
Section 15.01Survival. All covenants and agreements of the parties set forth in this Agreement and the Purchase Documents shall survive the Closing. The representations and warranties in this Agreement and the Purchase Documents shall survive the Closing and consummation of the Contemplated Transactions (subject to the express limitations provided herein). The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
Section 15.02Entire Agreement; Amendment; Third Party Beneficiaries. This Agreement and the Purchase Documents contain the entire agreement of the parties hereto with respect to the Contemplated Transactions, and nothing which alters, modifies, limits or adds to the terms or conditions of this Agreement or the Purchase Documents shall have any force or effect unless it is in writing and executed by the Buyer and the Sellers. This Agreement may only be amended by a writing signed by the Buyer and the Sellers. For the avoidance of doubt, and notwithstanding the foregoing, this Section 15.02, and Section 15.14 (and any provision of this Agreement and definitions of the defined terms used herein (including the definition of “Financing Sources”) to the extent a modification, waiver or termination of such provision would modify the substance of Section 15.14) may not be modified, waived or terminated in a manner that is adverse to any Financing Sources without the prior written consent of the Financing Sources, and the Financing Sources shall be deemed third-party beneficiaries of the provisions set forth in Section 15.02 and Section 15.14, each of which shall be enforceable by each Financing Source.
Section 15.03Assignment; Time is of the Essence. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, the parties hereto and their respective successors and permitted assigns. Except as provided in Section 15.14, the Sellers shall not assign their rights or obligations under this Agreement in whole or in part without the prior written consent of the Buyer, which consent shall be in the Buyer’s sole discretion; provided, however, no such assignment shall relieve the Sellers of their obligations hereunder. The Buyer may, without the consent of the Sellers, assign its respective rights and obligations under this Agreement in whole or in part to any one or more of its respective Affiliates or any entity that acquires a substantial part of its assets or a successor by merger, consolidation or other corporate restructuring; provided, however, no such assignment shall relieve the Buyer of its obligations hereunder. With regard to all dates and time periods set forth in this Agreement, time is of the essence. Should any period of time specified herein end on a Saturday, Sunday, or legal holiday, the period of time shall automatically be extended to 5:00 p.m. of the next full Business Day.

Section 15.04Notices. All notices, requests, demands, waivers, consents, approvals, payments or other communications which are required by or permitted hereunder shall be in writing and be deemed delivered (a) upon receipt, if by hand delivery, (b) upon transmission, if sent by email with confirmation of receipt provided, that if the communicating party provides notice by email and the receiving party does not confirm receipt, the communicating party shall submit such notice in writing to the receiving party in accordance with either of clause (a) or (b) of this Section 15.04 within two days following the date of such electronic mail’s distribution in order for the email to have been duly given and made under this Section 15.04, or (c) the next day, if sent by overnight mail, addressed as follows:

If to the Buyer: c/o Group 1 Automotive, Inc. 730 Town & Country Blvd., Suite 500 Houston, TX 77024 Attention: Legal Department Email: ghobson@group1auto.com legalnotices@group1auto.com	With the Buyer’s copies to: Hill, Ward & Henderson, P.A. 101 E. Kennedy Boulevard, Suite 3700 Tampa, Florida 33602 Attention: Daniel E. Johns Email: daniel.johns@hwhlaw.com
If to the Sellers:
Hennessy Automobile Companies
3040 Piedmont Rd NE,
Atlanta, GA 30305
Attention: Peter Hennessy and Benne Hutson
Email: phennessy@hennessyauto.com
            bhutson@hennessyauto.com

If to Sellers’ Representative:
Hennessy Automobile Companies
3040 Piedmont Rd NE
Atlanta, GA 30305
Attention: Peter Hennessy
Email: phennessy@hennessyauto.com

With the Sellers’ copies to:

Holland & Knight LLP
1801 California Street, Suite 5000
Denver, Colorado 80202
Attention: Stephen Dietrich and Brooke Sizer
Email: stephen.dietrich@hklaw.com
             brooke.sizer@hklaw.com

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 15.05Execution in Counterparts. This Agreement may be executed in any number of counterparts (whether facsimile, as attachments to email or original), each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
Section 15.06Provisions Several. The provisions of this Agreement are independent of and several from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 15.07Enforcement. Subject in all respects to Article XIII and Article XIV, Buyer’s right to seek specific performance or injunctive relief shall be limited to enforcing Sellers’ obligation to consummate the Closing if all conditions to Sellers’ obligation to close have been satisfied or waived and Buyer is not then in material breach of this Agreement. Buyer shall not be entitled to specific performance, injunctive relief, or any other equitable remedy after the Closing for any breach of a representation, warranty, covenant, agreement, or obligation, except to the extent expressly provided in Article XIII. Nothing in this Section 15.07 shall expand or supplement Buyer’s remedies, or limit any threshold, cap, survival period, damages exclusion, knowledge limitation, or exclusive-remedy provision set forth in Article XIII or Article XIV. The remedies expressly provided in Article XIII and Article XIV are exclusive to the extent stated therein and are not cumulative.
Section 15.08Prevailing Party. If any arbitration, suit, or action is instituted to interpret or enforce the provisions of this Agreement, or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover, in addition to its costs, its attorney and paralegal fees incurred prior to and at trial or arbitration as determined by the arbitrator or trial court, and if any appeal is taken from such decision, attorney and paralegal fees as determined on appeal and any petition for review. Notwithstanding anything contained herein to the contrary: “attorneys’ fees” and the phrases “reasonable attorneys’ fees,” “legal fees,” “counsel fees” and “reasonable legal fees” or words of similar import shall refer reasonable attorneys’ fees actually incurred, and not, for the avoidance of doubt, attorneys’ fees calculated by reference to any statutory formula including O.C.G.A. §13-1-11.
Section 15.09Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement and/or the transactions and obligations contemplated hereby, shall first be submitted to non-binding mediation administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Mediation Procedures. The mediator shall be selected by mutual agreement of the parties or, failing such agreement, in accordance with the AAA Rules. The parties shall participate in good faith in the mediation, which shall take place in Atlanta, Georgia. The parties shall share the costs of mediation equally. If the parties are unable to resolve the dispute through mediation within sixty (60) days of the notice of dispute (or such longer period as the parties may agree), either party may pursue any and all remedies available at law or in equity in any court of competent jurisdiction, subject to the jurisdiction and venue provisions set forth in Section 15.10 below. To the extent necessary to allow for such mediation, any applicable statute of limitations or contractual limitations period with respect to the dispute that is the subject of the mediation shall be tolled from the date a party delivers written notice initiating mediation until the earlier of (a) the date the mediation concludes by written agreement of the parties, (b) the date the mediator declares an impasse in writing, or (c) the expiration of the sixty (60)-day mediation period (or any agreed extension thereof). Each party reserves all rights and remedies available at law or in equity during any such tolling period.
Section 15.10Governing Law; Consent to Jurisdiction and Venue. Except for the limited purposes set forth in Section 15.14(b), this Agreement and all questions relating to its validity, interpretation, performance, and enforcement shall be governed by and construed, interpreted, and enforced in accordance with the laws of the State of Delaware, notwithstanding any choice of law or conflict of law rules or provisions to the contrary. Except for the limited purposes set forth in Section 15.14(b), each party hereby: (A) irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the state and federal courts located in Fulton County, Georgia for purposes of resolving any dispute arising out of or relating to this Agreement and/or the transactions and obligations contemplated hereby; (B) consents to service of process by any means permitted by applicable law; and (C) waives and agrees not to assert by way of motion, as a defense, counterclaim or otherwise any claim that Fulton County, Georgia is an inconvenient forum.
Nothing in this Section shall be construed to waive or limit the mediation requirements set forth in Section 15.09, which shall be construed as a condition precedent to initiating any lawsuit asserting claims arising out of or relating to this Agreement and/or the transactions and obligations contemplated hereby, with the limited exception of any claim for emergency, interim, or temporary injunctive or other preliminary relief that cannot under the circumstances await the completion of the mediation process
Section 15.11JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY TO THIS AGREEMENT OF THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.
Section 15.12Sellers’ Representative. Each Seller hereby, for itself, himself or herself, and its, his or her respective successors and assigns, irrevocably constitutes and appoints Peter Hennessy as “Sellers’ Representative”, acting as hereinafter provided, as its, his or her representative, attorney-in-fact and agent, with full power of substitution and re-substitution to act in its name, place and stead in connection with this Agreement, and acknowledges that such appointment is coupled with an interest and shall survive the death, incompetency, bankruptcy or liquidation of such Seller. By executing this Agreement, Peter Hennessy hereby (i) accepts his/her appointment and authorization to act as Sellers’ Representative and agent, proxy and attorney-in-fact on behalf of the Sellers in accordance with the terms of this Agreement, and (ii) agrees to perform his/her obligations under, and to otherwise comply with this Section 15.11. For the sake of clarity, it is acknowledged and agreed by the parties that Sellers’ Representative may, in his sole discretion, delegate certain of his duties and responsibilities.
Section 15.13Sellers’ Post-Closing Reorganization. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, the Sellers and the Principals shall have the right, without the prior written consent of the Buyer, to effect any customary post-closing reorganization of the Sellers and their Affiliates (a “Post-Closing Reorganization”), including the dissolution, liquidation, winding up, merger, consolidation, conversion or other restructuring of any one or more of the Companies or their Affiliates, and the transfer, assignment or consolidation of all or any portion of the assets, liabilities, rights and obligations of any one or more of the Companies or their Affiliates to or with any other Company, Affiliate or successor entity; provided, however, that
(a)the Post-Closing Reorganization does not involve Persons that are not a party to this Agreement;
(b)does not negatively impact the financial condition or creditworthiness of parties to this Agreement (or their survivors);
(c)no Post-Closing Reorganization shall relieve any Seller, Principal or their respective successors or assigns of any of their respective obligations, liabilities or duties under this Agreement or the Purchase Documents, including the obligations set forth in Section 11.07, Section 11.09 and Article XIII;
(d) prior to or simultaneously with the effectiveness of any Post-Closing Reorganization, the Sellers shall cause any surviving, successor or transferee entity to expressly assume,

in writing, all of the obligations and liabilities of the dissolving, merging or transferring entity under this Agreement and the Purchase Documents, and shall deliver a copy of such assumption agreement to the Buyer promptly following execution thereof;
(e)no Post-Closing Reorganization shall impair, diminish or otherwise adversely affect the rights or remedies of the Buyer or any Sellers’ Indemnitee under this Agreement or the Purchase Documents, including any right to indemnification, any right to the Indemnity Escrow Amount or any other escrow or holdback amount, or any other right or remedy that survives the Closing; and
(f)the Sellers’ Representative shall provide the Buyer with written notice of any Post-Closing Reorganization within thirty (30) days following the effectiveness thereof, which notice shall identify the entities involved, the nature of the reorganization, and the surviving or successor entity or entities, if any, that have assumed obligations under this Agreement.
For the avoidance of doubt, the Buyer’s consent shall not be required for any Post-Closing Reorganization that satisfies the conditions set forth in clauses (a) through (d) above, and no such Post-Closing Reorganization shall constitute a breach of any representation, warranty, covenant or agreement of the Sellers or the Principals under this Agreement or the Purchase Documents. Notwithstanding anything to the contrary in this Section 15.13, nothing herein shall be deemed to be, or otherwise operate as, a waiver of any and all rights that Buyer may have as such relate to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, or (b) general equitable principles.
Section 15.14No Recourse Against Nonparty Affiliates.
(a)Claims, causes of action or Liabilities (whether in Contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any Purchase Document, or the negotiation, execution, or performance of this Agreement or any Purchase Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Purchase Document), may be made only against (and are those solely of) the entities that are expressly identified as parties to this Agreement on the signature pages hereto or in the applicable Purchase Document (“Contracting Parties”), and then only with respect to the specific obligations set forth herein (with respect to the parties identified on the signature pages to this Agreement) or therein (with respect to the parties to such Purchase Document). No Person who is not a Contracting Party, including any director, manager, officer, employee, incorporator, member, limited or general partner, unitholder, stockholder, affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any Contracting Party (“Nonparty Affiliates”), shall have any Liability (whether in Contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or such Purchase Document, as applicable, or based on, in respect of, or by reason of this Agreement or such Purchase Document, as applicable, or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such claims, causes of action and Liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by applicable Law, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available in law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (ii) each Contracting Party disclaims any reliance upon any

Nonparty Affiliates with respect to the performance of this Agreement or any Purchase Document or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any Purchase Document. Notwithstanding anything in this Agreement to the contrary, none of the Sellers’ Representative, the Companies, nor any of their equityholders (including the Principals), subsidiaries or their respective officers, employees or Representatives, on behalf of themselves and each of their respective Affiliates (each a “Seller Related Party”) (A) will have any rights or claims against any Financing Source (solely in their respective capacities as Financing Sources) in connection with this Agreement or any Purchase Document, the Debt Financing or any of the agreements (including any commitment letters) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of services thereunder or related thereto, (B) will seek to enforce this Agreement against any Financing Source (solely in their respective capacities as Financing Sources) or (C) will bring any claim or cause of action against any Financing Source (solely in their respective capacities as Financing Sources) under this Agreement or any Purchase Document or otherwise in respect of the Contemplated Transactions, including any commitments by the Financing Sources in respect of financing the transactions contemplated by this Agreement. In addition, notwithstanding anything in this Agreement to the contrary, in no event will any Financing Source (solely in their respective capacities as Financing Sources) be liable for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature in connection with this Agreement or any Purchase Document, the Debt Financing or any of the agreements (including any commitment letters) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of services thereunder or related thereto. For the avoidance of doubt, nothing herein shall be construed to prohibit Buyer or its Affiliates from enforcing their rights against the Financing Sources pursuant to the Debt Commitment Letter or any other agreement or definitive documentation entered into with respect to the Debt Financing.
(b)Notwithstanding anything herein to the contrary, each Seller Related Party acknowledges and irrevocably agrees (i) that any Proceeding, whether involving claims in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated by this Agreement and the Purchase Documents, the Debt Financing or any of the agreements (including any commitment letters) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of services thereunder or related thereto shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court, (ii) not to bring or support, or permit any Seller Related Party or anyone else in bringing or supporting any such proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any of the Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 15.04 shall be effective service of process against them for any such proceeding brought in any such court, (iv) to irrevocably waive and hereby waive, to the fullest extent permitted by applicable legal requirements, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such proceeding in any such court, (v) to irrevocably, knowingly, intentionally and voluntarily waive to the fullest extent permitted by applicable law any right to trial by jury in respect of any such proceeding brought against any Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable legal requirements, (vii) that any such proceedings (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, (viii) that none of the Financing Sources will have any liability to any Seller Related Party relating to or arising out of this Agreement, the Debt Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (ix) that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 15.14, and that such provisions (and any other provision of this Agreement, including the definition of “Financing Sources”, to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 15.14) shall not be amended in any way adverse to the Financing Sources without the prior written consent of the Financing Sources.

[Signature Page Follows]

The parties have executed and delivered this Agreement on the date first above written.
SELLERS:

MANAGEMENT COMPANY: Hennessy Automobile Companies, Inc. By: /s/ Peter R. Hennessy Name: Peter R. Hennessy Title: Chief Executive Officer	COLLISION CENTER COMPANY: Telalee Partners, Inc. By: /s/ Peter R. Hennessy Name: Peter R. Hennessy Title: President
DEALERSHIP COMPANIES:

Woodhaven Partners, LLC

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Manager

Woodhaven Partners II, Inc.

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: President

Hennessy Cadillac, Inc.

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Vice President

Tuxedo Partners, Inc.

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: President

Valley Partners, Inc.

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: President

Berwyn Partners, Inc.

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Vice President

REAL ESTATE COMPANIES:

Hennessy Cadillac, Inc.

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Vice President

Tuxedo Real Estate Partners, LLC

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Manager

Tuxedo Real Estate Partners II, LLC

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Manager

Honda Parking, LLC

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Manager

5849 Peachtree Road, LLC

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Manager

Valley Partners Real Estate, LLC

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Manager

Woodhaven Partners Real Estate, LLC

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Manager

2501 Windy Hill Rd, LLC

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Manager

Woodhaven Partners Real Estate II, LLC

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Manager

Gwinnett Parking, LLC

By: /s/ Peter R. Hennessy
Name: Peter R. Hennessy
Title: Manager

PRINCIPAL 1: /s/ Peter R. Hennessy Peter R. Hennessy PRINCIPAL 2: /s/ Mark W. Hennessy Mark W. Hennessy PRINCIPAL 3: /s/ Stephen R. Hennessy Stephen R. Hennessy	BUYER: Group 1 Automotive, Inc. By: /s/ Daryl Kenningham Daryl Kenningham President and Chief Executive Officer

APPENDIX, SCHEDULES AND EXHIBIT LIST
APPENDIX

Number	Title
Appendix 1	Definitions

EXHIBITS

Number	Title
A-1	Dealership Properties – Fee Lands
A-2	Third Party Leases
A-3	Leases to Third Parties
B	Form of Seller Lease for JLR Buckhead
C	Form of Seller Lease for Hennessy Collision Center
D	Schedule B-1 Requirements

SCHEDULES

Number	Title
2.01(a)(ii)	Assumed Contracts
2.01(a)(iv)	Purchased Permits
2.01(a)(v)	Purchased Intellectual Property
2.01(a)(vi)	Telephone, Facsimile, Email
2.01(b)	Fixed Assets
2.02	Certain Excluded Assets
3.02	Allocation to Specific Property
5.01(b)	Work-in-Process; Assumed Purchase Orders; Due Bills
7.01	Organization and Good Standing
7.05	No Undisclosed Liabilities
7.06	Permits and Licenses
7.07	Notices from Manufacturer
7.08	Legal Matters
7.09	Employees
7.10	Employee Benefit Matters
7.11	Dealership Property
7.13	Environmental Matters
7.14	Intellectual Property
7.15	Contracts, etc.
7.16	Taxes
7.17	Fixed Assets and Inventories
7.19	Absence of Certain Business Practices
7.20	Compliance with Laws
7.21	Affiliate Transactions
7.22	Product Liabilities and Warranties
8.05	Manufacturer Consents
9.09	Closing Consents
11.05(h)(i)	COBRA Qualified Beneficiaries
11.16(d)	Allocation of Purchase Price

APPENDIX 1: DEFINITIONS
“Accountant” means Baker Tilley US, LLP or other Person as mutually agreed between Buyer and the Sellers’ Representative.
“Accounts Receivable” has the meaning set forth in Section 2.02.
“Affiliate” of a Person means a Person that, through one or more intermediaries, controls, is controlled by or is under control with the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. The term “Affiliates” also includes, all trustees, executors, administrators, heirs, successors and assigns, and any trusts for the benefit of any such person or the relatives or descendants of any such person
“Agreement” has the meaning set forth in the Preamble.
“Antitrust Division” has the meaning set forth in Section 11.04(b).
“Antitrust Filings” has the meaning set forth in Section 11.04(b).
“Antitrust Laws” means the HSR Act and any other applicable competition, merger control, antitrust, or similar Applicable Laws of the United States, states in the United States, and any foreign countries that have jurisdiction over the Contemplated Transactions.
“Applicable Laws” means all federal, state, local, or foreign statutes, codes, laws, rules, regulations, ordinances or orders of any Governmental Authority (including, all applicable laws, building codes, common law, zoning codes, Environmental Laws, employee safety laws and other statutes, judgments, injunctions, orders, decisions, permits, requirements, guidelines, decrees or consents of or agreements with any Governmental Authority) applicable to the Sellers, the Business, the Operating Assets, the Real Estate Properties, the Benefit Plans or the Employees.
“Assumed Contracts” has the meaning set forth in Section 5.01.
“Assumed Liabilities” has the meaning set forth in Section 5.01.
“Assumed Purchase Orders” means the outstanding customer purchase orders for vehicles ordered but not delivered prior to the Closing Date that are set forth on Schedule 5.01(b) and are on terms and conditions consistent with industry practices and the historical operations of the Dealership Companies.
“Audit” shall mean that audit of the combined financial statements (as defined in the engagement letter) of Hennessy Automobile Companies, Inc. and affiliates to be performed by Armanino LLP, as further described in that certain engagement letter dated July 13, 2026, by and between the Company and Armanino LLP.
“Benefit Plans” means any and all written and unwritten (i) employment, pension, retirement, profit-sharing, savings, thrift savings, compensation, deferred compensation, stock purchase, stock option, phantom stock and other equity or equity-based compensation, employee stock ownership, severance, termination, retention, change in control, vacation, educational assistance, bonus and other
            (i)

incentive plan, program, policy or arrangement (ii) medical, vision, dental and other health plan and retiree or post-retirement health and welfare; (iii) life insurance, disability benefit plan or other insurance plan; (iv) every other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA whether or not subject to ERISA, (v) every cafeteria plan and flexible spending arrangement in each case (A) currently maintained by, sponsored in whole or in part by, contributed to, or required to be contributed to by a Dealership Company (including any predecessor to a Dealership Company) for the benefit of any Employee, or any former employees, retirees, directors, and independent contractors of a Dealership Company, and spouses, dependents and beneficiaries of any of the foregoing, or (B) with respect to which a Dealership Company has or would reasonably be expected to have Liability (including through a Controlled Group member).
“Blue Sky” has the meaning set forth in Section 2.01(a).
“Books and Records” means all books and records pertaining to the Operating Assets or the Business, including product manuals, brochures, operating manuals, service manuals, service records, records relating to customer and trade accounts and similar data, whether in electronic, computer, paper or other form.
“Business” means the operation of the “Hennessy” branded new and used automobile dealerships, fleet centers, body shops and collision centers with respect to the sale of New Vehicles and Used Vehicles, vehicle maintenance and repair services, replacement part and accessory sales, extended warranty sales, vehicle financing, receivables management, collections, insurance, automobile dealer management and services and such other activities related to the operation of an automotive franchise.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Fulton County, Georgia are authorized or required by Applicable Law to be closed for business.
“Business IP” has the meaning set forth in Section 7.14(b).
“Buyer” means either Group 1 Automotive, Inc. or any Person or Persons to which it assigns, in whole or in part, its rights under this Agreement, as the case may be.
“Buyer’s Flexible Account Plan” has the meaning set forth in Section 11.05(l).
“Buyer’s Indemnitees” has the meaning set forth in Section 13.02.
“Buyer’s Notice” has the meaning set forth in Section 4.03.
“Buyer’s Welfare Plans” has the meaning set forth in Section 11.05(j).
“Cap” has the meaning set forth in Section 13.05(b).
“Claim” has the meaning set forth in Section 13.03.
“Closing” has the meaning set forth in Section 6.01.
“Closing Consents” has the meaning set forth in Section 9.09.
“Closing Date” has the meaning set forth in Section 6.01.
            (ii)

“Collision Center Company” means Telalee Partners, Inc., a Georgia corporation.
“COBRA” means Code Section 4980B (as well as its predecessor provision, Code Section 162(k)) and ERISA Sections 601 through 608, inclusive.
“COBRA Continuation Coverage” means that group health coverage offered to a former employee by his or her employer as described in section 4980B(f) of the Code.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” means the Management Company, the Collision Center Company, a Dealership Company or a Real Estate Company, as the case may be, and together they are the “Companies”.
“Company Data” means all customer, employee, vendor or business partner data used, Processed, and/or hosted by or on behalf of the Business, whether provided by the Dealership Companies or any other Person.
“Competing Transaction” has the meaning set forth in Section 11.07.
“Consents” means any waiver, authorization, or approval from, or notification requirement to, any Person.
“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Purchase Documents and the consummation of the same.
“Contracts” means any agreement, contract, lease, consensual obligation, promise, commitment or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
“Controlled Group” has the meaning set forth in Section 7.10(d).
“CRM Data” means all data, records, and content stored in, generated by, or exported from any customer relationship management, lead management, marketing automation, or equivalent system used in the Business, including customer and prospect contact information, lead and sales pipeline data, communication and interaction histories, service and follow-up records, marketing campaign records, and customer/prospect consent and opt-in records, together with all associated metadata, in each case whether hosted on the Sellers' premises or by a third-party or cloud vendor, and subject to Applicable Law.
“Cure Period” has the meaning set forth in Section 4.03.
“Damages” means any claim, Liability, Tax, loss, diminution of value, damage, assessment, judgment, cost or expense of any kind or character, including costs of investigation, defense and reasonable attorneys’ and paralegals’ fees and costs, whenever incurred.
“Dealer Add-On Items” means those hard dealer add-ons to vehicles that include GPS tracking capabilities.
“Dealership Company” means Woodhaven Partners, LLC, a Georgia limited liability company, Woodhaven Partners II, Inc., a Georgia corporation, Hennessy Cadillac, Inc., a Georgia corporation, Tuxedo Partners, Inc., a Georgia corporation, Valley Partners, Inc., a Georgia corporation or Berwyn
            (iii)

Partners, Inc., a Georgia corporation, as the case may be, and collectively, they are the “Dealership Companies”.
“Dealerships” means the automobile dealerships and related business operations conducted by the Dealership Companies as identified below at the current addresses for those operations:

Dealership Name	Dealership Company	Location
Porsche North Atlanta	Woodhaven Partners, LLC	990 Mansell Rd., Roswell, GA 30076
Porsche Atlanta Northwest	Woodhaven Partners II, Inc.	2501 Windy Hill Rd. SE, Marietta, GA 30067
Lexus of Gwinnett	Tuxedo Partners, Inc.	3383 Satellite Blvd., Duluth, GA 30096
Lexus of Atlanta	Tuxedo Partners, Inc.	5955 Peachtree Industrial Blvd., Atlanta, GA 30341
Jaguar Land Rover Buckhead	Hennessy Cadillac, Inc.	3040 Piedmont Rd NE, Atlanta, GA 30305
Land Rover North Atlanta	Hennessy Cadillac, Inc.	1505 Mansell Rd., Alpharetta, GA 30009
Land Rover Gwinnett	Hennessy Cadillac, Inc.	3423 Old Norcross Rd., Duluth, GA 30096
Honda of Woodstock	Valley Partners, Inc.	8931 Highway 92, Woodstock, GA 30189
Hennessy Cadillac	Hennessy Cadillac, Inc.	3377 Satellite Blvd., Duluth, GA 30096
Hennessy Ford Lincoln	Berwyn Partners, Inc.	5675 Peachtree Blvd., Atlanta, GA 30341
Hennessy Collision Center	—	5849 Peachtree Rd., Atlanta, GA 30341
Accounting Office	—	3393 Old Norcross Rd., Duluth, GA 30096

“Dealership Properties” has the meaning set forth in Section 3.01.
“Debt Financing” means any debt financing incurred or intended to be incurred by the Buyer or any of its subsidiaries in order to finance all or a portion of the Operations Purchase Price, the Real Estate Purchase Price and the other amounts required to be paid by the Buyer to consummate the Contemplated Transactions, including but not limited to the debt financing contemplated by the Debt Commitment Letter.
“Demo” means all non-registered, untitled, unreported 2026 and newer model year automobiles which are undamaged or have been repaired (or have unrepaired damage) and damage is not reportable to customers under Applicable Law, none of which is frame damage, for each such automobile, used as demonstrator vehicles having at least 500 miles, but less than 4,000 miles on the odometer.
“Deposit” has the meaning set forth in Section 2.06.
“Due Bills” has the meaning set forth in Section 11.10.
            (iv)

“Easements” has the meaning set forth in Section 7.11(a).
“Effective Time” has the meaning set forth in Section 6.01.
“Employee” or “Employees” has the meaning set forth in Section 7.09.
“Environmental Laws” means all present Applicable Laws, as amended of the Closing Date, that relate to the protection of the environment, natural resources, human health and safety of employees or the public, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release, or transportation of Hazardous Materials, including, all requirements pertaining to reporting, licensing, permitting, investigation, mitigation or remediation of emissions, discharges, Release or threatened Release of Hazardous Materials into the air, surface water, ground water, or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §  1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, the Georgia Hazardous Site Response Act, O.C.G.A. § 12-8-90 et seq., the Georgia Brownfield Act, O.C.G.A. § 12-8-200 et seq., the Georgia Voluntary Remediation Program Act, O.C.G.A. § 12-8-100 et seq., and any law requiring the filing of reports and notices relating to Hazardous Materials, environmental laws administered by the Environmental Protection Agency or Georgia Environmental Protection Division.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“Escrow Agent” means JPMorgan Chase Bank, N.A. or other Person as mutually agreed between Buyer and the Sellers’ Representative.
“Escrow Agreement” means the Escrow Agreement to be entered as of the Signing Date among Buyer, the Sellers’ Representative and the Escrow Agent.
“Estimated Closing Statement” has the meaning set forth in Section 2.04.
“Estimated Operations Purchase Price” has the meaning set forth in Section 2.04.
“Estimated Operations Purchase Price Closing Payment” has the meaning set forth in Section 6.03(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.04.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Liabilities” has the meaning set forth in Section 5.02.
“Financial Statements” has the meaning set forth in Section 7.04.
            (v)

“Financing Sources” means the actual or potential entities or Persons who have provided, provide or will provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including any Persons named in any debt commitment letters, joinder agreements, indentures or credit agreements or similar agreements entered into in connection therewith or relating thereto and each such Persons’ Affiliates, Representatives, officers, directors, employees and representatives, advisors, counsels and consultants and their successors and assigns.
“Fixed Assets” means all machinery, service equipment, fixtures, furniture, equipment, tooling, tools, special tools, office equipment, furnishings, signs, and other items of personal property owned by each Dealership Company that are required by the Manufacturers for or used in connection with the Business (specifically excluding any real estate, leasehold improvements on the Real Estate Properties, Improvements, and any non-inventory Dealership Company owned vehicles that are not Service Loaners).
“Fleet Ring Business” means that certain commercial fleet sales, leasing and management business located in the greater Atlanta, Georgia area.
“Flex Plan Amount” has the meaning set forth in Section 11.05(g).
“Fraud” means, with respect to any representation or warranty expressly set forth in this Agreement, an actual and intentional misrepresentation of a material existing fact by any Seller in such representation or warranty, made by a Seller with actual knowledge of its falsity, upon which Buyer actually and justifiably relied, and as a direct result of which Buyer suffered actual damages. “Fraud” shall not include any claim based on constructive fraud, equitable fraud, negligent misrepresentation, recklessness, gross negligence, promissory fraud, fraud by omission or concealment, imputed or constructive knowledge, or any extra-contractual statement, projection, forecast, opinion, or other matter not expressly set forth in a representation or warranty in this Agreement.
“FTC” has the meaning set forth in Section 11.05(b).
“Fundamental Representations” means the representations and warranties in Sections 7.01, 7.02, 7.03, 7.16, the first sentence of 7.23 and 7.24.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental Authority” means any applicable federal, state, local, municipal, foreign, or other entity or organization exercising executive, legislative, judicial, regulatory or administrative functions, including, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, foreign jurisdiction or any political subdivision thereof, any tribunal or arbitration body of competent jurisdiction, and any self-regulatory organization.
“Hazardous Condition” refers to the presence on, in or about any of the Real Estate Properties (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristics of which exceed applicable regulatory standards under applicable Environmental Laws.
“Hazardous Materials” means any substance that (a) is or contains asbestos, urea formaldehyde foam insulation, PCBs, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (b) requires investigation, removal or remediation under any Environmental Laws, or is defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “infectious waste,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,”
            (vi)

“toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any Environmental Law, (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any Governmental Authority or Environmental Laws or other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (d) is any petroleum and drilling fluids, produced waters, or other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (e) is any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance which is regulated under Environmental Laws whose presence could be detrimental to the Real Estate Properties or hazardous to health or the environment.
“Hennessy IP” means the marks, including trademarks, word marks, copyrights, service marks, logos, domain names, or tradenames that are not Operating Assets, including the name “Hennessy” and reasonable derivatives thereto, including any stylized formats of the foregoing and trade dress, copyrights and/or artwork related thereto.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Filings” has the meaning set forth in Section 11.05(b).
“Improvements” means all buildings and other improvements situated, constructed or to be constructed on the Real Estate Properties, as applicable, including, but not limited to, any fixtures or building materials located thereon.
“Incentives” has the meaning set forth in Section 2.01(c).
“Indebtedness” means, without duplication of any categories of “Indebtedness” set forth in this definition all debts, Liabilities, obligations, expenses and costs of the applicable Company: (a) for borrowed money; (b) evidenced by bonds, debentures, notes or other similar instruments; (c) for obligations in respect of letters of credit or bankers’ acceptances issued for the account of such Company to the extent drawn on and outstanding; (d) created under any purchase, sale, conditional purchase or sale or other title retention agreement or for the deferred purchase price of property, products, or services (including “earnouts”, holdbacks, make-whole, indemnity seller notes or any other similar form of contingent payment obligation), with respect to which the applicable Company is liable, contingently or otherwise, as obligor or otherwise; (e) secured by (or which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Company whether or not the obligations secured thereby have been assumed; (f) under leases required to be accounted for as capital leases under GAAP; (g) for or in connection with any hedges, swaps, caps, collars, flows, options, forwards, cross rights, derivatives or similar agreements or instruments; (h) for guarantees of any of the obligations described in the preceding clauses (a) through (g), and (i) for any accrued and unpaid interest, fees and other expenses owed by the applicable Company with respect to the foregoing, including prepayment penalties.
“Indemnification Threshold” has the meaning set forth in Section 13.05(a).
“Indemnified Party” has the meaning set forth in Section 13.03.
“Indemnifying Party” has the meaning set forth in Section 13.03.
            (vii)

“Indemnity Escrow Account” has the meaning set forth in Section 2.03.
“Indemnity Escrow Agreement” means the escrow agreement to be entered as of the Closing Date among Buyer, the Sellers’ Representative and the Escrow Agent (or replacement escrow agent).
“Indemnity Escrow Amount” has the meaning set forth in Section 2.03.
“Intangible Rights” means any and all intangible assets, and rights, privileges, credits, claims, demands, causes in action, prepayments, deposits made by or on behalf of the Dealership Companies, refunds, claims in bankruptcy, indemnification agreements with (and indemnification rights against) third parties and offsets with respect to the other Operating Assets (or the Business).
“Intellectual Property” means all intellectual property rights, whether registered or unregistered, recognized under the Applicable Laws of any jurisdiction anywhere in the world, including all rights in and to: (a) trade names, registered and unregistered trademarks, service marks and applications (and foreign counterparts, thereof), corporate names, fictitious names and doing-business names, symbols, business or product designations, logos and any combination thereof that functions as an identifier of source of origin, whether or not registered, all applications for registration of any of the foregoing, all registrations of any of the foregoing, and any and all goodwill associated with any of the foregoing (together, “Trademarks”), (b) publicity and privacy, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials (c) all patents, and inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all letters patent and pending applications for patents of the United States and all countries foreign thereto and all reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof, (d) all registered and unregistered copyrights, copyright applications and copyright registrations (and foreign counterparts thereof), whether published or unpublished, (e) all licenses and permits, third party warranties relating to the Operating Assets, (f) confidential information or proprietary information, customer lists, prospective customer lists, improvements, formulae, practices, processes, methods, technology and know-how and similar proprietary rights and related licenses and other agreements, including any and all information which may qualify as a trade secret under Applicable Law (“Trade Secrets”), (g) all computer software, firmware, programs, source disks, internet domain names, internet domain name registrations, world wide web sites or pages, social media accounts and names, program documentation, tapes, manuals, forms, guides and other materials with respect thereto used or held for use and (h) all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing.
“Interim Use Letter” has the meaning set forth in Section 6.02(l).
“Investigation Period” has the meaning set forth in Section 3.03.
“Knowledge of Sellers” or “Sellers’ Knowledge” or similar terms used in this Agreement means the actual knowledge of the Principals, and that knowledge that any such Person would reasonably be expected to discover after reasonable inquiry of their direct reports, Stephanie Frink (President) and Peter Hennessy (CEO), into such fact or matter.
“Leases to Third Parties” has the meaning set forth in Section 3.01.
“Lender Title/Survey Objection” has the meaning set forth in Section 4.03.
            (viii)

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Liens” means debts, mortgages, security interests, rights of first refusal, pledges, liens, assessments, and charges of every kind or nature.
“Management Company” means Hennessy Automobile Companies, Inc., a Georgia corporation.

“Mandatory Title Cure Matters” means, with respect to any parcel of Material Third Party Lease Site or Sellers’ Property, (A) the effects of any voluntary conveyances, transfers, or encumbrances of interests in such Material Third Party Lease Site or Sellers’ Property made by the applicable Seller after the Signing Date except to the extent approved by Buyer in Buyer’s reasonable discretion, (B) deed of trust liens, mortgages, liens for past due ad valorem taxes or assessments, judgment liens, federal tax liens, and any other liens (other than inchoate liens for ad valorem taxes) for any Dealership Property (but not a Material Third Party Lease site) that secure payment of a specific sum of money caused or permitted by the applicable Seller (excluding, however, any such liens arising by, through or under the Buyer), (C) mechanic’s or materialman’s lien claims (excluding, however, any such liens arising by, through or under the Buyer or a landlord of a Material Third Party Lease), (D) the termination of any leases other than the Third Party Leases or as otherwise requested by the Buyer related to any lease(s) of the Sellers’ Property made by and between the Real Estate Companies and any other Affiliate, and (E) all of the Schedule B-1 requirements on Exhibit D.
“Manufacturer” means Porsche Cars North America, Inc., Toyota Motor Sales, U.S.A., Inc., Jaguar Land Rover North America, LLC, Ford Motor Company, General Motors Corporation (Cadillac Motor Cars Division) or American Honda Motor Co., Inc. or their respective Affiliates, as the case may be, and collectively they are the “Manufacturers”.
“Material Adverse Change” means any circumstance, condition, event, development, or change that individually or in the aggregate has had, or could reasonably be expected to have, a material adverse change on the assets, properties, Liabilities or condition (whether financial or otherwise), prospects or results of operations of the Business, taken as a whole; provided, however that no change, event, circumstance, condition, occurrence, or effect arising out of or resulting from any of the following shall constitute, or be taken into account in determining whether there has been, a “Material Adverse Change”: (a) general economic, financial, credit, or capital market conditions; (b) conditions generally affecting the automotive retail industry, franchised dealerships, or the geographic markets in which the Dealerships operate; (c) changes in interest rates, inflation, consumer demand, vehicle pricing, vehicle availability, manufacturer allocation, incentive programs, warranty programs, holdbacks, floorplan financing costs, or inventory supply; (d) changes in law, regulation, accounting principles, or manufacturer policies applicable generally to similarly situated dealerships; (e) acts of war, terrorism, civil unrest, natural disasters, pandemics, epidemics, labor shortages, supply chain disruptions, or other force majeure events; (f) the announcement, pendency, negotiation, or consummation of the transactions contemplated by this Agreement, including any impact on employees, customers, vendors, lenders, manufacturers, or other business relationships; or (g) any action taken, or omitted to be taken, by Sellers at the written request or with the written consent of Buyer; provided, however, that with respect to items (a) and (e), such event, change, circumstance, condition or occurrence may be taken into consideration where it has a material
            (ix)

and demonstrable disproportionate impact as compared to other businesses of similar size and operations as the Business.
“Material Title/Survey Objection” has the meaning set forth in Section 4.03.
“Miscellaneous Supplies” means all new, unused, and undamaged other automotive materials and supplies of a Dealership in inventory as of the Closing Date, including gasoline, oil, grease, paint and body materials, undercoat materials, chemicals, nuts, bolts and screws.
“MSO” has the meaning set forth in Section 6.02(m).
“Multiemployer Plan” has the meaning set forth in Section 7.10(d).
“New Vehicles” means (a) all new, non-registered, untitled, unreported 2026 and newer model year automobiles which are undamaged, or have been repaired (or have unrepaired damage) and the damage is not reportable by the customer under Applicable Law, none of which is frame damage, for each such automobile which (i) are in a Dealership Company’s inventory on the Closing Date (or in-transit to a Dealership Company), and (ii) have less than 500 miles on the odometer and (b) all Demos; provided that, each applicable New Vehicle shall have 2 key fobs, one (1) instruction manual and the original Monroney sticker; and provided further, for clarification, that, any vehicle with 4,000 or more miles on the odometer, or that has been titled or “retail delivered,” or that is a 2025 or older model year, shall be treated as an Other Vehicle for purposes of this Agreement.
“Noninvasive Studies” has the meaning set forth in Section 3.03.
“OEM Parts and Accessories” means all new, unused, undamaged, unopened (in original packaging), non-obsolete, saleable and returnable Manufacturer replacement automobile and truck parts and accessories in a Dealership’s inventory on the Closing Date, provided that (a) a part will be deemed obsolete if it (i) is not on the applicable Manufacturer’s current parts list, (ii) has not been the subject of a sale by such Dealership in the twelve (12) month period immediately prior to the Closing, or (iii) is damaged and not returnable, and (b) a part will be deemed returnable if it is eligible for return, at not less than the price provided in the current price list, by the Buyer after the Closing in accordance with the respective Manufacturer’s then current policies and procedures including with respect to condition and packaging.
“Operating Assets” has the meaning set forth in Section 2.01
“Operations Purchase Price” has the meaning set forth in Section 2.01.
“Order” means any award, injunction, judgment, decree, ruling, subpoena, verdict, or other decision issued, promulgated or entered by any Governmental Authority of competent jurisdiction.
“Other Parts and Accessories” means all new, unused, undamaged, unopened and non-obsolete automobile and truck parts and accessories in a Dealership’s inventory on the Closing Date that are neither OEM Parts and Accessories nor Miscellaneous Supplies, provided that an Other Part or Accessory shall be deemed obsolete if such Other Part or Accessory has not been the subject of a sale by such Dealership Company in the twelve (12) month period immediately prior to the Closing.
“Other Vehicles” means all (i) non-inventory company owned vehicles that are not Service Loaners, and (ii) automobiles in a Dealership Company’s inventory on the Closing Date which: (a) are
            (x)

not New Vehicles or Service Loaners and which are held for sale to a Dealership Company’s customers and (b) do not have “rebuilt title,” “lemon law title,” “salvage title” or any other title which might be required as a result of total loss or lemon law compliance matters.
“Out-License” has the meaning set forth in Section 7.14(c).
“Payment Card Industry Data Security Standards” means the payment card industry data security standard and the related payment application data security standard, in each case developed by the founding payment brands of the PCI Security Standards Council, currently in effect and applicable to organizations that handle payment or Personal Information.
“PCBs” has the meaning set forth in Section 7.13(d).
“Permits” means franchises, rights, licenses, permits, consents, orders, registrations, approvals, waivers and other authorizations that are necessary for the operation of the Business.
“Permitted Exceptions” has the meaning set forth in Section 4.04.
“Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity (foreign or domestic).
“Personal Information” means (a) any information about an individual that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding the individual; or (b) any information that is considered “personal data”, “personal information, “protected health information,” or the like under Privacy Law.
“Privacy Law” means all applicable common laws of any state or other jurisdiction, or any provision of any foreign, federal, state or local laws, statutes, codes, rules, regulations, orders, permits, judgments, injunctions, Payment Card Industry Data Security Standards, decrees or other decisions of any court or other tribunal or Governmental Authority legally binding on the relevant Person or its properties related to data privacy, data protection, data security, or marketing.
“Privacy Policy” means any written notices, policies, disclosures or representations by the Dealership Companies applicable to Personal Information used, Processed, and/or hosted in connection with the Business that is externally-facing to customers, website visitors, employees, or contractors, or any other Person.
“Process” means any operation or set of operations which is performed upon information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction.
“Product or Service Warranty” means a promise, guarantee or other obligation of a Seller to a customer with respect to a product or service provided by such Seller, including a warranty that a product or the service will work or that the repair will be sufficient for a specific time, or offering repair, replacement or a refund if the product or service fails, whether made in writing or not, and whether express or implied; provided, that if the item is not made in writing, there is reasonable evidence that such promise, guarantee or other obligation was actually made.
“Property Taxes” has the meaning set forth in Section 4.05(a).
            (xi)

“Principal” means Principal 1, Principal 2, Principal 3, as the case may be, and collectively they are the “Principals”.
“Principal 1” has the meaning set forth in the Preamble.
“Principal 2” has the meaning set forth in the Preamble.
“Principal 3” has the meaning set forth in the Preamble.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit, claim or counterclaim, complaint (whether civil, criminal, administrative, judicial or investigative) or other proceeding or governmental investigation.
“Purchase Documents” means all agreements, documents or instruments to be executed or delivered in connection with the Contemplated Transactions, other than this Agreement.
“Purchase Price” means collectively the Operations Purchase Price and the Real Estate Purchase Price.
“Purchased IP” has the meaning set forth in Section 2.01(a).
“Purchased Registered IP” has the meaning set forth in Section 7.14(a).
“Real Estate Company” means Hennessy Cadillac, Inc., a Georgia corporation, Tuxedo Real Estate Partners, LLC, a Georgia limited liability company, Gwinnett Parking, LLC, a Georgia limited liability company, Tuxedo Real Estate Partners II, LLC, a Georgia limited liability company, Honda Parking, LLC, a Georgia limited liability company, Valley Partners Real Estate, LLC, a Georgia limited liability company, Woodhaven Partners Real Estate, LLC, a Georgia limited liability company, 2501 Windy Hill Rd, LLC, a Georgia limited liability company, Woodhaven Partners Real Estate II, LLC, a Georgia limited liability company, or 5849 Peachtree Road, LLC, a Georgia limited liability company, as the case may be, and collectively, they are the “Real Estate Companies”; provided, however, for purposes of this Agreement, Gwinnett Parking, LLC is not a party that is selling any Dealership Properties as part of the transactions at Closing.
“Real Estate Properties” has the meaning set forth in Section 7.11(a).
“Real Estate Purchase Price” has the meaning set forth in Section 3.02.
“Related Party Leases” has the meaning set forth in Section 7.11(e).
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching, migration, transporting, placing and the like, including, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.
“Remediation” means any action required or undertaken to investigate, monitor, clean up, remove, treat, abate, mitigate or otherwise address actual or potential Hazardous Materials or pollutants in the environment, including any such action required under applicable Environmental Law or by any Governmental Authority, and including any removal, response, remedial, corrective, or closure action, any deed restrictions or institutional or engineering controls intended to achieve risk reductions
            (xii)

appropriate to a specific land use, any activity to decommission, decontaminate, or restore a site to conditions appropriate for its intended use, and any related monitoring, investigation, assessment, treatment, or containment activities.
“Representatives” means a Person’s directors, managers, general partner, officers, trustees, fiduciaries, employees, attorneys, consultants, financial advisers, agents, auditors or accountants.
“Required Consent Contract” has the meaning set forth in Section 5.03(a).
“Required Financial Statements” means (i) the audited combined balance sheets and related combined statements of income, members’ equity and cash flows of the Business for the two most recently completed fiscal years ended prior to the Closing Date and (ii) the unaudited reviewed combined balance sheet and related unaudited combined statements of operations, members’ equity and cash flows for the interim period from the date of the most recent reviewed balance sheet through the end of the most recent quarterly period that has ended prior to the Closing Date (including the unaudited combined balance sheet and related unaudited combined statements of operations, members’ equity and cash flows for the corresponding interim period of the prior fiscal year).
“Residual Transactions” has the meaning set forth in Section 11.13.
“Restricted Business” means the operation of any new or used automobile dealerships, fleet centers, body shops and collision centers with respect to the sale of New Vehicles and Used Vehicles, vehicle maintenance and repair services, replacement part and accessory sales, extended warranty sales, vehicle financing, receivables management, collections, insurance, automobile dealer management and services and such other activities related to the operation of an automotive franchise.
“Restricted Stock Grants” means those grants to restricted shares of Buyer which will be granted to certain members of senior leadership and management.
“Returns” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Run Out Period” has the meaning set forth in Section 11.13.
“Security Breach” has the meaning set forth in Section 7.14(i).
“Seller” or “Sellers” has the meaning set forth in the Preamble.
“Seller Leases” has the meaning set forth in Section 3.06.
“Seller Related Party” has the meaning set forth in Section 15.14.
“Sellers’ Flexible Account Plan” has the meaning set forth in Section 11.05(l).
“Sellers’ Indemnitees” has the meaning set forth in Section 13.01.
“Sellers’ Properties” means the Dealership Properties and the premises that are the subject of the Seller Leases.
“Sellers’ Welfare Plans” has the meaning set forth in Section 11.05(j).
            (xiii)

“Service Loaners” means all titled service loaner vehicles in a Dealership Company’s inventory on the Closing Date, or those service loaner vehicles leased by the Dealership Company from the applicable Manufacturer.
“Signing Date” has the meaning set forth in the Preamble.
“Specific Property” means each parcel of land described on Exhibit A-1.
“Survey” has the meaning set forth in Section 4.02.
“Tax” or “Taxes” means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including, but not limited to, taxes under section 59A of the Code), real property, personal property, inventory, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, excise, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof in each case in the nature of a tax, including, but not limited to, all interest and penalties thereon and additions thereto whether disputed or not.
“Third Party Leases” means those real estate leases with third-party landlords for the Dealerships listed on Exhibit A-2.
“Title Commitment” has the meaning set forth in Section 4.01.
“Title Company” has the meaning set forth in Section 4.01.
“Title Policy” has the meaning set forth in Section 4.03..
“Total Objection” has the meaning set forth in Section 4.03.
“Trademark License Agreement” means that certain Trademark License Agreement by and between the Principals and the Seller, on one hand, as licensors, and Buyer (and its Affiliates), on the other hand, as licensees, which provides for a royalty-free, two-year exclusive license of the Hennessy IP to the licensees thereunder solely for use in connection with the Dealerships.
“Transferred Employee” has the meaning set forth in Section 11.05(j).
“USTs” has the meaning set forth in Section 7.13(d).
“Valuation Firm” means a neutral, independent valuation firm agreed upon by both the Sellers’ Representative and the Buyer. In case of disagreement, each party shall appoint one valuation firm and these two firms shall agree upon a third, neutral valuation firm.
“Value” has the meaning set forth in Section 2.01.
“WARN Act” means the Worker Adjustment and Retraining Notification Act or any similar state or local Applicable Law.
            (xiv)

“Work-in-Process” means the vehicle repair and maintenance services (whether customer, warranty or insurance) for customers of the Dealerships which have been commenced but are not completed as of the Closing Date, which have been opened for no more than 45 days, including sublet repairs and prepaid expenses, which are all on customary terms and conditions and consistent with industry and historical practices of the Dealerships.
Rules of Construction:
In addition, in this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (f) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from but excluding” and “to” means “to and including”; (i) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto and (j) references to “automobiles” and “vehicles” include cars, trucks, sport utility vehicles, and crossovers.
            (xv)